UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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FLEXTRONICS INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on October 4, 2006
To our shareholders:
      You are cordially invited to attend, and NOTICE IS HEREBY GIVEN, of the Annual General Meeting of Shareholders of FLEXTRONICS INTERNATIONAL LTD., which will be held at our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A., at 10:00 a.m., Pacific Daylight Time (PDT), on October 4, 2006, for the following purposes:

•	To re-elect the following Directors: Michael E. Marks, Richard L. Sharp, Michael M. McNamara, H. Raymond Bingham, Ajay B. Shah and Rockwell A. Schnabel (Proposals 1 and 2);

•	To approve the re-appointment of Deloitte & Touche LLP as our independent auditors for the 2007 fiscal year (Proposal 3);

•	To approve the authorization for the Directors of the Company to allot and issue ordinary shares (Proposal 4);

•	To approve the cash compensation payable to our non-employee Directors (Proposal 5);

•	To approve the Company’s Amended and Restated Articles of Association (Proposal 6);

•	To approve the renewal of the Share Purchase Mandate relating to acquisitions by the Company of its own issued ordinary shares (Proposal 7); and

•	To approve amendments to our 2001 Equity Incentive Plan relating to: (a) the elimination of the sub-limit on outstanding stock bonus awards; (b) modification of the automatic option grants to non-employee Directors; and (c) a 5,000,000-share increase in the share reserve (Proposals 8, 9 and 10).

      The full text of the resolutions proposed for adoption by our shareholders is as follows:
As Ordinary Business
      1. To re-elect each of the following Directors, who will retire by rotation pursuant to Article 95 of our Articles of Association, to the Board of Directors:

(a) Mr. Michael E. Marks; and

(b) Mr. Richard L. Sharp.
      2. To re-elect the following Directors, who will cease to hold office pursuant to Article 101 of our Articles of Association, to the Board of Directors:

(a) Mr. Michael M. McNamara;

(b) Mr. H. Raymond Bingham;

(c) Mr. Ajay B. Shah; and

(d) Mr. Rockwell A. Schnabel.

      3. To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2007 and to authorize the Board of Directors to fix their remuneration.
As Special Business
      4. To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, and notwithstanding the provisions of Article 46 of our Articles of Association but subject otherwise to the provisions of that Act and our Articles of Association, authority be and is hereby given to our Directors to:

(a) (i) allot and issue ordinary shares in our capital; and/or

(ii) make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued, whether after the expiration of this authority or otherwise (including but not limited to the creation and issue of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Articles of Association; and

(b) (notwithstanding the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next Annual General Meeting or the expiration of the period within which our next Annual General Meeting is required by law to be held, whichever is the earlier.”
      5. To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, approval be and is hereby given for us to provide:

(a) Annual cash compensation of $40,000 to each of our non-employee Directors for services rendered as a director;

(b) Additional annual cash compensation of $10,000 to the Chairman of the Audit Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee; and

(c) Additional annual cash compensation of $5,000 to each of our non-employee Directors for their participation on each standing committee of the Board of Directors on which such Director serves.”
      6. To pass the following resolution as a Special Resolution:

“RESOLVED THAT:

The document attached as Annex B to the proxy statement as attached hereto be and hereby is adopted as the Articles of Association of the Company, in substitution for and to the exclusion of the existing Articles of Association of the Company.

      7. To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

(a) for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50 (the “Companies Act”), the exercise by our Directors of all our powers to purchase or otherwise acquire issued ordinary shares in the capital of the Company, not exceeding in aggregate the number of issued ordinary shares representing 10% of the total number of issued ordinary shares in the capital of the Company as at the date of the passing of this resolution (excluding any ordinary shares which are held as treasury shares as at that date), at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(i) market purchases on the NASDAQ Global Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii) off-market purchases (if effected other than on the NASDAQ Global Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Companies Act, and otherwise in accordance with all other laws and regulations and rules of the NASDAQ Global Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally;

(b) unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i) the date on which our next Annual General Meeting is held; or

(ii) the date by which our next Annual General Meeting is required by law to be held;

(c) the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i) in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Market at the time the purchase is effected; and

(ii) in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price;

and for the above purposes, the term Prior Day Close Price means the closing price of our ordinary shares as quoted on the NASDAQ Global Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d) our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.”

      8. To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

Approval be and is hereby given for the amendment to our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan, to eliminate the 2 million share sub-limit on the number of ordinary shares subject to stock bonus awards that may be outstanding at any point during the term of the 2001 Plan.”
      9. To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

Approval be and is hereby given to amend the 2001 Plan to provide that the automatic option grant to non-employee directors of 12,500 options following each Annual General Meeting will not be pro-rated based on the service of the director during the prior 12 months.”
      10. To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

Approval be and is hereby given to amend the 2001 Plan to increase the maximum number of ordinary shares authorized for issuance under the 2001 Plan from 27,000,000 ordinary shares to 32,000,000 ordinary shares (not including shares available under plans consolidated into the 2001 Plan, which shall continue to be available) and that an additional 5,000,000 ordinary shares be reserved for issuance under the 2001 Plan, and that such ordinary shares, when issued and paid for in accordance with the terms of the 2001 Plan, shall be validly issued, fully-paid and non-assessable ordinary shares in our capital.”
      11. To transact any other business as may properly be transacted at any Annual General Meeting.

Notes
      Singapore Financial Statements. At the 2006 Annual General Meeting, our shareholders shall have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited accounts for the fiscal year ended March 31, 2006, together with the reports of the Directors and Auditors thereon, in compliance with Singapore law. Shareholder approval of our audited accounts is not being sought by this Proxy Statement and will not be sought at the 2006 Annual General Meeting.
      Eligibility to Vote at Annual General Meeting; Receipt of Notice. The Board of Directors has fixed the close of business on August 11, 2006 as the record date for determining those shareholders who will be entitled to receive copies of this Notice and accompanying proxy statement. However, all shareholders of record on October 4, 2006 will be entitled to vote at the 2006 Annual General Meeting.
      Quorum. Representation of at least 33 1/3% of all outstanding ordinary shares of Flextronics International Ltd. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2006 Annual General Meeting.
      Proxies. A shareholder entitled to attend and vote at the 2006 Annual General Meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received by us c/o Proxy Services, c/o Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067 not less than 48 hours before the time appointed for holding the 2006 Annual General Meeting. You may revoke your proxy at any time prior to the time it is voted.
      Disclosure regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore will be used for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in Proposal No. 7. We intend to use our internal sources of funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as of the date of this Notice, as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired and whether the ordinary shares purchased or acquired are held in treasury or cancelled. Our net tangible assets and the consolidated net tangible assets of us and our subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated results of operations, financial condition and cash flows.
      Amendments to Articles of Association. The text of Annex B is marked to show changes to the existing Articles of Association of the Company, with proposed deletions shown by strikethrough text and proposed additions shown by underlined text. When adopted by shareholders, the text of the Articles of Association will exclude these editorial functions.
      By Order of the Board of Directors,

Bernard Liew Jin Yang	Yap Lune Teng

Joint Secretary	Joint Secretary
Singapore
July 31, 2006
You should read this entire proxy statement
carefully prior to returning your proxy cards.

v

      The information contained under the captions “Compensation Committee Report on Executive Compensation”, “Audit Committee Report” and “Stock Price Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, which we refer to as the SEC, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

PROXY STATEMENT FOR
THE 2006 ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF
FLEXTRONICS INTERNATIONAL LTD.
To Be Held on October 4, 2006
10:00 a.m. (Pacific Daylight Time)
at our principal U.S. offices
2090 Fortune Drive
San Jose, California, 95131, U.S.A.
      We are furnishing this Proxy Statement in connection with the solicitation by the Board of Directors of Flextronics International Ltd. of proxies to be voted at the 2006 Annual General Meeting, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting.
      Proxy Mailing. This Proxy Statement and the enclosed proxy card were first mailed on or about August 17, 2006 to shareholders of record as of August 11, 2006.
      Costs of Solicitation. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, e-mail, fax or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse such holders for their reasonable expenses if they ask us to do so. We have retained Georgeson Shareholder Services, an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $10,000.00, plus reimbursement of reasonable expenses.
      Our Registered Office. The mailing address of our registered office is One Marina Boulevard, #28-00, Singapore 018989.
VOTING RIGHTS AND SOLICITATION OF PROXIES
      The close of business on August 11, 2006 is the record date for shareholders entitled to notice of the 2006 Annual General Meeting. All of the ordinary shares issued and outstanding on October 4, 2006 are entitled to be voted at the 2006 Annual General Meeting, and shareholders of record on October 4, 2006 and entitled to vote at the meeting will, on a poll, have one vote for each ordinary share so held on the matters to be voted upon. As of July 28, 2006, we had 578,775,915 ordinary shares issued and outstanding.
      Proxies. Ordinary shares represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2006 Annual General Meeting in accordance with the shareholders’ instructions.
      Quorum. Representation of at least 33 1/3% of all issued and outstanding ordinary shares is required to constitute a quorum.
      Voting Rights.

•	The affirmative vote by a show of hands of at least a majority of the shareholders present and voting at the 2006 Annual General Meeting, or, if a poll is demanded by the chair or by holders of at least 10% of our outstanding shares in accordance with our Articles of Association, a simple majority of the shares voting at the 2006 Annual General Meeting, is required to re-elect the Directors nominated pursuant to Proposals Nos. 1 and 2, to re-appoint Deloitte & Touche LLP as our independent auditors and to approve the ordinary resolutions contained in Proposals Nos. 4, 5, and 7.

•	The affirmative vote by a show of hands of at least three-fourths of the shareholders present and voting at the 2006 Annual General Meeting, or, if a poll is demanded in the manner previously described, at least three-fourths of the shares voting at the 2006 Annual General Meeting, is required to approve our Amended and Restated Articles of Association as set forth in Proposal No. 6.

•	The affirmative vote of the holders of a majority of all issued and outstanding shares voting in person or by proxy at the 2006 Annual General Meeting is required to approve Proposals Nos. 8, 9 and 10.

      Abstentions and Broker Non-Votes. If a shareholder abstains from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to be voted at the 2006 Annual General Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders. If a shareholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain “routine” matters, including all of the proposals to be voted on at the 2006 Annual General Meeting, other than Proposals Nos. 8, 9 and 10. If a broker or nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders.
      In the absence of contrary instructions, shares represented by proxies will be voted FOR the Board nominees in Proposals Nos. 1 and 2 and FOR Proposals Nos. 3 through 10. Management does not know of any matters to be presented at the 2006 Annual General Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement, nor have we received notice of any matter by the deadline prescribed by Rule 14a-4(c). If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.
      Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the 2006 Annual General Meeting by (i) submitting a subsequently dated proxy or (ii) by attending the meeting and voting in person.
      We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are enclosed with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.
PROPOSALS NOS. 1 AND 2:
RE-ELECTION OF DIRECTORS
      Article 95 of our Articles of Association requires that at each Annual General Meeting at least one-third of the Directors (or, if their number is not a multiple of three, then the number nearest to but not less than one-third of the Directors), are required to retire from office. The Directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected Directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Retiring Directors are eligible for re-election. Mr. Marks and Mr. Sharp are the members of the Board of Directors who will retire by rotation at our 2006 Annual General Meeting. They are both eligible for re-election and have been nominated to stand for re-election at the 2006 Annual General Meeting.
      Article 101 of our Articles of Association requires that any person appointed as a Director of the Company by the Board of Directors shall hold office only until the next Annual General Meeting of the Company, and will then be eligible for re-election. Messrs. Bingham, McNamara, and Shah, who were appointed to the Board of Directors on October 14, 2005, and Mr. Schnabel, who was appointed to the Board of Directors on February 7, 2006, are each eligible for re-election and have been nominated to stand for re-election at the 2006 Annual General Meeting.
      The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for Directors listed below. In the event that any nominee is unable or declines to serve as a director at the time of the 2006 Annual General Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors, in accordance with Article 100 of our Articles of Association, to fill the vacancy.

As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.
Nominees to Our Board of Directors
      Richard L. Sharp (age 59) — Mr. Sharp has served as a member of our Board of Directors since July 1993, and served as Chairman of our Board from January 2003 until January 2006. Mr. Sharp is currently the Chairman of the Board of CarMax, Inc. Mr. Sharp served in various positions with Circuit City Stores, Inc., a consumer electronics and personal computer retailer, from 1982 to 2002, most recently as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002. Mr. Sharp also serves on the board of Crocs, Inc.
      Michael E. Marks (age 55) — Mr. Marks has served as our Chairman of the Board since January 1, 2006, when he retired from his position as Chief Executive Officer, a position he had held since January 1994. Mr. Marks has been a member of our Board of Directors since 1991, and previously served as Chairman from July 1993 to January 2003. Mr. Marks is currently a member of Kohlberg Kravis Roberts & Co. Mr. Marks also serves on the boards of Crocs, Inc., SanDisk Corporation and Schlumberger Limited.
      H. Raymond Bingham (age 60) — Mr. Bingham has served as a member of our Board of Directors since October 2005. Mr. Bingham served in various positions with Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from 1997 through 2005, most recently as its Executive Chairman from May 2004 to July 2005, Director from November 1997 to April 2004, President and Chief Executive Officer from April 1999 to May 2004, and Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves on the boards of Freescale Semiconductor, Inc., KLA-Tencor Corporation, and Oracle Corporation.
      Michael M. McNamara (age 49) — Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 through January 2006 and as President, Americas Operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997.
      Ajay B. Shah (age 46) — Mr. Shah has served as a member of our Board of Directors since October 2005. Mr. Shah is the Managing Partner of Shah Capital Partners, a technology focused private equity firm. Previously, he served as a director of Solectron Corporation from 2002 through 2003 and as its Executive Vice President and President and Chief Executive Officer of its Technology Solutions business from 1999 until March 2002. Mr. Shah also serves on the board of Moser Baer India.
      Rockwell A. Schnabel (age 69) — Mr. Schnabel has served as a member of our Board of Directors since February 2006. Mr. Schnabel is a partner and co-founder of Trident Capital. From 2001 to 2005, Mr. Schnabel served as the U.S. Representative to the European Union. Prior to that time, he served at the U.S. Department of Commerce as Undersecretary, Deputy Secretary and Acting Secretary of Commerce in the administration of President George H.W. Bush, and under President Reagan as U.S. Ambassador to Finland.
Directors Not Standing for Re-election
      James A. Davidson (age 47) — Mr. Davidson has served as a member of our Board of Directors since March 2003. He is a co-founder and managing director of Silver Lake Partners, a private equity investment firm. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist, most recently serving as Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer with Pillsbury, Madison & Sutro. Mr. Davidson also serves on the board of Seagate Technology.
      Lip-Bu Tan (age 46) — Mr. Tan has served as a member of our Board of Directors since April 2003. In 1987, he founded and since that time has served as Chairman of Walden International, a venture capital fund. Mr. Tan also serves on the boards of Cadence Design Systems, Inc., Centillium Communications, Inc.,

Creative Technology Ltd., Integrated Silicon Solution, Inc., Leadis Technology, Inc., Semiconductor Manufacturing International Corporation and SINA Corporation.
      The Board recommends a vote FOR
the re-election of Messrs. Bingham, Marks, McNamara, Schnabel, Shah and Sharp
to the Board of Directors.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
      We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and our Directors. The Code is available on our website at http://www.flextronics.com/ Investors/ corporateGovernance.asp. Any amendment (other than technical, administrative or other non-substantive amendments) to or material waiver (as defined by the SEC) of a provision of the Code that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and relates to elements of the Code specified in the rules of the SEC will be posted on our website.
Director Retirement Age
      Under Section 153(2) of the Singapore Companies Act, Cap. 50, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the annual general meeting commencing next after such director attains the age of 70 years, and any re-appointment of such director must be approved by our shareholders by ordinary resolution.
Shareholder Communications With Our Board
      Our shareholders may communicate with our Board by sending an e-mail to Board@flextronics.com. All e-mails received will be sent to our Chairman of the Board and Chief Financial Officer and/or Senior Vice President, Finance. The e-mail correspondence is regularly reviewed and summaries are provided to our Board.
Shareholder Nominations to Our Board
      Shareholders can recommend qualified candidates for our Board to the Nominating and Corporate Governance Committee by submitting recommendations to our corporate secretary at Flextronics International Ltd., One Marina Boulevard, #28-00, Singapore 018989. Submissions that are received and meet the criteria outlined below under “Board Committees — Nominating and Corporate Governance Committee” will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. Shareholder recommendations for our 2007 Annual General Meeting should be made not later than May 17, 2007 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee.
Board of Directors
      Our Articles of Association give our Board of Directors general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.
      The Board has determined that each of our Directors is an independent director as defined by the applicable rules of the NASDAQ Global Market other than Mr. McNamara, who currently serves as our Chief Executive Officer, and Mr. Marks, who served as our Chief Executive Officer until January 1, 2006.

      Our Board of Directors held a total of 21 meetings during fiscal year 2006, of which six were regularly scheduled meetings and 15 were administrative meetings. During the period for which each current director was a director or a committee member, all Directors attended at least 75% of the aggregate of the total number of regularly scheduled meetings of our Board together with the total number of meetings held by all committees of our Board on which he served. Only Mr. Marks and Mr. McNamara attended 75% of the total number of administrative meetings of our Board (for Mr. McNamara, counting only those meetings during which he was a member of our Board). During fiscal year 2006, our non-employee Directors met at regularly scheduled executive sessions without management participation.
      Our Board has adopted a policy that encourages each Director to attend the Annual General Meeting, but attendance is not required. Mr. Marks attended the 2005 Annual General Meeting.
Board Committees
      The standing committees of our Board of Directors are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Finance Committee. The table below provides current membership for each of these committees.

Nominating and
Corporate
	Audit	Compensation	Governance	Finance
Name	Committee	Committee	Committee	Committee

H. Raymond Bingham		X	X
James A. Davidson	X
Michael E. Marks				X
Michael M. McNamara
Rockwell A. Schnabel
Ajay B. Shah	X			X
Richard L. Sharp		X
Lip-Bu Tan	X		X

Audit Committee
      The Audit Committee is currently composed of Mr. Davidson, Mr. Tan and Mr. Shah, each of whom the Board has determined to be an independent director and meets the financial experience requirements under both the rules of the SEC and the NASDAQ Global Market listing standards. The Board has also determined that Mr. Davidson is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of the NASDAQ Global Market. The Audit Committee held four meetings during fiscal year 2006. The Audit Committee’s principal functions are to:

•	monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent auditors;

•	be directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including resolution of any disagreements between our management and the auditors regarding financial reporting); and

•	facilitate communication among our independent auditors, our financial and senior management and our Board.
Our Board has adopted an Audit Committee Charter that is available on our website at http://www.flextronics.com/ Investors/corporateGovernance.asp. A copy of the Charter is also included as Annex A to this proxy statement.

Compensation Committee
      The Compensation Committee is currently composed of Mr. Bingham and Mr. Sharp, each of whom our Board has determined to be an independent director under applicable NASDAQ Global Market listing standards. The Compensation Committee recommends compensation for our key employees to our Board and administers our stock option plans. The Compensation Committee held nine meetings during fiscal year 2006. Our Board has adopted a Compensation Committee Charter that is available on our website at http://www.flextronics.com/ Investors/corporateGovernance.asp.
      Compensation Committee Interlocks and Insider Participation. None of our executive officers serves on the Compensation Committee. None of our Directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 402(j) of Regulation S-K.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee currently is currently composed of Mr. Bingham and Mr. Tan each of whom our Board has determined to be an independent director under applicable NASDAQ Global Market listing standards. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2006. The Nominating and Corporate Governance Committee recruits, evaluates and recommends candidates for appointment or election as members of our Board and recommends corporate governance guidelines to the Board. Our Board has adopted a Nominating and Corporate Governance Committee Charter that is available on our website at http://www.flextronics.com/ Investors/corporateGovernance.asp.
      The goal of the Nominating and Corporate Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. To this end, the Nominating and Corporate Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Corporate Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Nominating and Corporate Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our Directors and management or by our shareholders.
      The Nominating and Corporate Governance Committee generally recruits, evaluates and recommends nominees for our Board based upon recommendations by our Directors, management and shareholders. The Nominating and Corporate Governance Committee will also consider recommendations submitted by our shareholders. To date, we have not received any such recommendations from our shareholders.

Finance Committee
      The Finance Committee is currently composed of Mr. Marks and Mr. Shah. The Finance Committee reviews and approves various financial matters that are not reserved for approval by our Board.
Director Compensation
      Under Singapore law, shareholders must approve all compensation paid to our non-employee Directors. In addition to the compensation provided to our non-employee directors detailed below, each non-employee Director receives reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board of Directors and Board Committees as well as reimbursement of fees incurred for attendance at continuing education courses for directors. No Director who is our employee receives compensation for services rendered as a director.

      Initial Option Grants. Each individual who first becomes a non-employee Director is granted stock options to purchase 25,000 ordinary shares under the automatic option grant provisions of our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan. These options vest and are exercisable as to 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. During fiscal year 2006, Messrs. Bingham, Schnabel and Shah each received stock options to purchase 25,000 ordinary shares under this program.
      Yearly Option Grants. Under the terms of the automatic option grant provisions of the 2001 Plan, on the date of each Annual General Meeting, each individual who is at that time serving as a non-employee Director receives stock options to purchase 12,500 ordinary shares. We are proposing an amendment to our 2001 Plan that would eliminate a provision that pro-rates the yearly grant based on the service of the director during the prior 12 months. See “Proposals Nos. 8, 9 and 10: Ordinary Resolutions to Approve Amendments to our 2001 Equity Incentive Plan.” These options vest and are exercisable as to 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. During fiscal year 2006, Mr. Sharp, Mr. Davidson and Mr. Tan each received stock options to purchase 12,500 ordinary shares under this program.
      Yearly Stock Bonus Awards. Under the terms of the discretionary stock bonus grant provisions of the 2001 Plan and as approved by the Compensation Committee, each non-employee Director receives a yearly stock bonus consisting of such number of shares having an aggregate fair market value of US$100,000 on the date of grant. Under this program, during fiscal year 2006 Mr. Davidson and Mr. Tan each received a stock bonus of 7,898 shares, and Mr. Sharp received a stock bonus of 9,596 shares.
      Discretionary Grants. Under the terms of the discretionary option grant provisions of the 2001 Plan, non-employee Directors are eligible to receive stock options granted at the discretion of the Compensation Committee. Pursuant to these provisions, during fiscal year 2006, Mr. Davidson and Mr. Tan each received stock options to purchase 25,000 ordinary shares and Mr. Sharp received stock options to purchase 100,000 ordinary shares. The maximum number of ordinary shares that may be subject to awards granted to each non-employee Director under the 2001 Plan is 100,000 ordinary shares in each calendar year.
      Cash Compensation. For the 12-month period since the 2005 Annual General Meeting, each non-employee Director except Mr. Marks was eligible to receive:

•	annual cash compensation of $40,000, payable quarterly in arrears to each non-employee Director, for services rendered as a director; and

•	additional annual cash compensation of $10,000, payable quarterly in arrears to the Chairman of the Audit Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee; and

•	additional annual cash compensation of $5,000, payable quarterly in arrears to each non-employee Director for his or her participation on each standing committee of the Board of Directors on which he or she serves.

      Under the terms of the Agreement entered into between the Company and Michael E. Marks on November 30, 2005, pursuant to which, among other things, Mr. Marks agreed to serve as Chairman of our Board of Directors effective January 1, 2006, Mr. Marks is entitled to receive any cash compensation paid to non-employee directors until October 4, 2006, the date of our Annual General Meeting. After the 2006 Annual General Meeting, Mr. Marks also will be eligible to receive any equity compensation paid to non-employee directors.

PROPOSAL NO. 3:
RE-APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2007 AND
AUTHORIZATION OF OUR BOARD TO FIX THEIR REMUNERATION
      The Audit Committee has recommended to the Board of Directors the re-appointment of Deloitte & Touche LLP as independent auditors to audit our accounts and records for the fiscal year ending March 31, 2007, and to perform other appropriate services. We expect that a representative from Deloitte & Touche LLP will be present at the 2006 Annual General Meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
Principal Accountant Fees and Services
      Set forth below are the aggregate fees paid for the services performed by the Company’s principal accounting firm, Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) during fiscal years 2006 and 2005. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year	Fiscal Year
	2006	2005

	(In millions)
Audit Fees	$7.0	$7.6
Audit-Related Fees	2.2	—
Tax Fees	1.1	2.6
All Other Fees	—	—

Total:	$10.3	$10.2

      Audit Fees consist of fees for professional services rendered by our independent auditors for the audit of our annual financial statements included in our Annual Report on Form 10-K (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and review of documents filed with the SEC.
      Audit-Related Fees consist of fees for assurance and related services by our auditors that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees. In fiscal year 2006, these fees related primarily to assurance services performed in conjunction with the divestitures of our Network Services division, Semiconductor division and our pending divestiture of our Software Development and Solutions business.
      Tax Fees consist of fees for professional services rendered by our independent auditors for tax compliance, tax advice, tax consultation and tax planning services.
      All Other Fees consist of fees for professional services rendered by our independent auditors for permissible non-audit services, if any. We did not incur fees under this category during fiscal years 2006 and 2005.
Audit Committee Pre-Approval Policy
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
      The Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the Audit Committee believes it important that independence be maintained. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.
      The Board recommends a vote FOR the re-appointment of Deloitte & Touche LLP, upon the recommendation of the Audit Committee, as independent auditors for fiscal year 2007 and authorization of the Board, upon the recommendation of the Audit Committee, to fix their remuneration.
PROPOSAL NO. 4:
ORDINARY RESOLUTION TO AUTHORIZE
ORDINARY SHARE ISSUANCES
      We are incorporated in the Republic of Singapore. Under Singapore law, our Directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issuance of ordinary shares, with the prior approval from our shareholders. If this proposal is approved, the authorization would be effective from the date of the 2006 Annual General Meeting until the earlier of (i) the conclusion of the 2007 Annual General Meeting or (ii) the expiration of the period within which the 2007 Annual General Meeting is required by law to be held. The 2007 Annual General Meeting is required to be held no later than 15 months after the date of the 2006 Annual General Meeting and no later than six months after the date of our 2007 fiscal year end (Singapore law allows for a one-time application for an extension of up to a maximum of three months to be made with the Singapore Accounting and Corporate Regulatory Authority).
      The Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the Directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the past, the Board has issued shares or made agreements that would require the issuance of new ordinary shares in the following situations:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares; and

•	in connection with our equity compensation plans and arrangements.
      Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of the NASDAQ Global Market, such as where we propose to issue ordinary shares that will result in a change in control of the company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.
      The Board expects that we will continue to issue ordinary shares and grant options and stock bonus awards in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, the Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares.
      As of March 31, 2006:

•	578,621,330 ordinary shares were issued and outstanding;

•	55,524,248 ordinary shares were reserved for issuance upon the exercise of outstanding options and pursuant to other awards under our equity compensation plans;

•	22,537,149 ordinary shares were available for grant under our equity compensation plans; and

•	50,777,547 shares were reserved for issuance upon conversion of our outstanding convertible notes.

      If this proposal is approved, our Directors would be authorized to issue, during the period described above, ordinary shares subject to applicable Singapore laws and the rules of the NASDAQ Global Market. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the NASDAQ Global Market.
      We are submitting this proposal because we are required to do so under Singapore law before we can issue any ordinary shares in connection with strategic transactions, public and private offerings and in connection with our equity compensation plans. We are not submitting this proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of our company, we could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to remove an incumbent Director and replace him with a new Director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.
      The Board recommends a vote FOR the resolution
to authorize ordinary share issuances.
PROPOSAL NO. 5:
ORDINARY RESOLUTION TO APPROVE DIRECTOR
CASH COMPENSATION AND CASH COMPENSATION FOR THE CHAIRMAN OF
THE AUDIT COMMITTEE (IF APPOINTED) AND FOR COMMITTEE PARTICIPATION
      Under Singapore law, we may only provide cash compensation to our Directors for services rendered in their capacity as directors with the prior approval from our shareholders at a general meeting. We believe that it is advisable and in the best interests of our shareholders for our shareholders to authorize us to provide the following annual cash compensation to our Directors:

•	annual cash compensation of $40,000, payable quarterly in arrears, to each of our non-employee Directors for services rendered as a director;

•	additional annual cash compensation of $10,000, payable quarterly in arrears to the Chairman of the Audit Committee (if appointed) of the Board of Directors for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee and

•	additional annual cash compensation of $5,000, payable quarterly in arrears to each non-employee Director for his or her participation on each standing committee of the Board of Directors on which he or she serves.

      Our standing committees of the Board of Directors are currently the Audit, Compensation, Nominating and Corporate Governance and Finance Committees.
      We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board of Directors and to continue to provide leadership for our company.
      The cash compensation for our non-employee directors is unchanged from the amounts approved by our shareholders at the 2005 Annual General Meeting.
      The Board recommends a vote FOR the resolution
to approve Directors’ cash compensation and cash compensation for the Chairman of the Audit Committee (if appointed) and for committee participation.
PROPOSAL NO. 6:
SPECIAL RESOLUTION TO APPROVE THE AMENDED AND RESTATED
ARTICLES OF ASSOCIATION OF THE COMPANY
Background
      Our shareholders are being asked to approve the amendment and restatement of the Company’s Articles of Association.
      The Singapore Companies (Amendment) Act 2005, which became effective on January 30, 2006, introduced key changes to the Singapore Companies Act, Cap. 50 that included, among other things:

•	eliminating the concepts of par value and authorized share capital, pursuant to which the ordinary shares of the Company no longer have any par or nominal value;

•	eliminating the corresponding concepts of share premium and the issuance of shares at a discount;

•	enabling a company to repurchase shares out of its capital, as well as from distributable profits; and

•	allowing ordinary shares that are the subject of a share repurchase by a company to be held as treasury shares instead of being cancelled, as previously required.
      Our Articles of Association need to be amended as a result of certain changes made by the Singapore Companies (Amendment) Act 2005, including the elimination of the concepts of par value, share premium, shares issued at a discount and authorized share capital. In addition, we are proposing that our shareholders approve amendments to provide for the holding of treasury shares and to modernize and streamline certain provisions to be more consistent with, and take greater advantage of, the Singapore Companies Act, as amended. Finally, the proposed amendment and restatement of our Articles of Association includes the re-wording of a number of provisions in order to improve clarity and readability.
      The full text of the Articles of Association, as amended, is set forth as Annex B to this proxy statement. This text is marked to show changes from our existing Articles of Association of the Company. You are urged to read the text of Annex B in its entirety.
Proposal
      The following information summarizes the material modifications to our Articles of Association relating to (i) the changes made by the Singapore Companies (Amendment) Act 2005 and (ii) other modifications consisting of a more general nature.

Changes Relating to the Singapore Companies (Amendment) Act 2005
      The proposed changes to our Articles of Association relating to the changes made by the Singapore Companies (Amendment) Act 2005 include:

•	modification of Article 2 (Interpretation) to clarify that the term “Members” and references to “holders” of shares or a class of shares shall generally not include the Company in its holding of treasury shares;

•	modification of or deletion of existing provisions to reflect the elimination of the concepts of authorized share capital, share premium, par or nominal value and shares issued at a discount, in Articles 5, 7, 29, 32, 34, 44, 48 through 52, 59, 64(iv), 115, 123, and 133;

•	addition of a new provision in Article 5 and modification of existing provisions in Articles 6(b), 64(iv), 70 and 73 to provide for the holding of treasury shares or to specify that the Company may not deal with its treasury shares in any matter that is not authorized by or prescribed pursuant to the Singapore Companies Act;

•	modification of Article 11 (Power to Pay Commission and Brokerage) to address a repeal of the Singapore Companies Act provision relating to the powers to pay certain commissions by providing that the Company may pay commissions or brokerage on any issuance of shares at such rate or amount and in such manner as the Directors may deem fit (Article 11 currently allows for the payment of such commissions, but includes certain limitations on amounts and other requirements intended to conform to the repealed provision of the Singapore Companies Act);

•	modification of Article 49 (Power to Reduce Capital) to explain the effect of share buy backs on the share capital of the Company when made out of the share capital of the Company;

•	modification of Articles 133 (Power to Capitalize Profits) and 134 (Implementation of Resolution to Capitalize Profits) to delete the references to the share premium account and the capital redemption reserve fund because, under the Singapore Companies (Amendment) Act 2005, any amounts standing to the credit of the Company’s share premium account and the capital redemption reserve became part of its share capital; and

•	modification of Articles 133 and 134 to permit the Company, by an Ordinary Resolution of the Shareholders and recommendation of the Board, to issue bonus shares to all of our shareholders on a pro-rata basis without receiving any consideration for such shares. The elimination of the concept of par value pursuant to the Singapore Companies (Amendment) Act 2005 made the issuance of such bonus shares permissible and is in addition to the Company’s current ability to issue bonus shares by capitalizing our reserve accounts or any sum standing to our profit and loss account to our shareholders and applying such sum in paying up in full the bonus shares to be issued.

Other Substantive Changes
      Other proposed changes to our Articles of Association include:

•	modification of Article 2 (Interpretation) to clarify that any reference in the Articles of Association to any “enactment” is a reference to that enactment as amended or re-enacted from time to time;

•	modification of Article 19 (New Certificates may be Issued) to delete the references to stamp duty payable on share certificates since, under current law, no stamp duty is payable on share certificates;

•	modification of Article 22 to provide that the Directors may refuse to register any instrument of transfer of shares unless such instrument is accompanied by a certificate of payment of stamp duty (if any) since registering such an instrument may be an offence under Section 66 of the Singapore Stamp Duties Act, Cap. 312;

•	deletion of Article 46 (Issue of New Shares to Members), which provides a form of pre-emptive rights to our shareholders, in order to provide our Board with greater flexibility in capital-raising activities;

•	modification of Article 49 (Power to Reduce Capital) to clarify that the Company may reduce its share capital by a Special Resolution of our shareholders, which is a restatement of the Company’s power to reduce its share capital under the Singapore Companies Act;

•	modification of Article 58(ii) (Routine Business) to delete the reference to the term “adopting” and replacing it with the term “laying” so as to clarify that the provision is limited to providing shareholders the opportunity at the Annual General Meeting to read and ask questions in connection with the presentation of the balance sheet, the reports of the Directors and Auditors, and other accounts and documents required to be annexed to the balance sheet;

•	modification of Article 63 (Adjournment) to clarify that an Annual General Meeting may be adjourned without specifying a particular day for reconvening;

•	modification of Article 64(ii) (Method of Voting) to clarify that each of the three members required to demand a poll must be entitled to vote at the meeting at which the resolution is put to the vote;

•	modification of Article 79 (Form of Proxies) to clarify that, as a procedural matter, an appointed proxy shall be deemed to have the right to move any resolution and to speak at the Annual General Meeting;

•	deletion of Article 83 (Directors), which identifies the first directors of the Company, and which is no longer required under the Singapore Companies Act;

•	modification of Articles 90 through 93 and 95 to replace the term “Managing Director” with a broadened reference to the Chief Executive Officer (or any person holding an equivalent position) in order to clarify what is meant by the term “Managing Director”, which the Articles permit the Board to appoint from time to time;

•	modification of Articles 91 and 95 to provide that the Board may decide whether or not to exempt the position currently referred to as the “Managing Director” from retirement by rotation (Articles 91 and 95 currently provide that such position is automatically exempt from retirement by rotation);

•	modification of Article 95 to provide that the number of directors subject to retirement by rotation at each Annual General Meeting, if the number of directors taken into account is not a multiple of three, shall be rounded down to the number closest to, but not more than, one-third of the total number of directors that are taken into account (Article 95 currently provides that, if such number of directors is not a multiple of three, the number of directors subject to retirement by rotation shall be rounded up so that not less than one-third of the directors taken into account must retire);

•	modification of Article 100 (Notice of Intention to Appoint Director) to change the date prior to which shareholders must notify the Company of their intent to nominate a person to be a Director from 10 days before the Annual General Meeting to 45 days prior to the date on which the previous years’ proxy statement was first mailed and to specify what information is required in such notice;

•	modification of Articles 103 (Meetings of Directors) and 108 (Resolutions in Writing) to expand the permitted use of electronic communications for meetings of the Board and written resolutions of the Board, respectively, and to clarify the requirements of such electronic communications;

•	modification of Article 112 (General Powers of Directors to Manage Company’s Business) to conform with Section 157A of the Singapore Companies Act, which provides that the powers of management of the Company reside with the Directors of the Company, except for those powers which the Singapore Companies Act or the Company’s Memorandum of Association or Articles of Association specify are to be exercised by the Company in General Meeting;

•	modification of Article 115 (Directors’ Borrowing Powers) to clarify that in borrowing or raising money the Directors shall comply with any applicable provisions of the Singapore Companies Act and every other applicable statute, and the Articles of Association; and

•	modification of Articles 145 (Service of Notice) and 149 (When Service Effected) to permit the Company to use electronic communications to give, send or serve on members, auditors and officers any notice to be given by the Company.
      Although the proposed modification to Article 95 to provide that the number of directors subject to retirement by rotation at each Annual General Meeting shall be rounded down from one-third of the total number of directors that are taken into account (instead of rounded up) could, under certain circumstances, be construed as having an anti-takeover effect (for example, by making it more difficult for a person or group to obtain a majority of the Board), the Board is not proposing the modification in response to any effort known to them to obtain control of the Company.
      The Board recommends a vote FOR
the approval of the amendment and restatement of the Company’s Articles of Association.
PROPOSAL NO. 7:
ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE
      Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Companies Act, the applicable listing rules of the NASDAQ Global Market and such other laws and regulations as may from time to time be applicable.
      Singapore law requires us to obtain shareholder approval of a “general and unconditional share purchase mandate” given to our directors if we wish to purchase or otherwise acquire our ordinary shares. We refer to this general and unconditional mandate as the Share Purchase Mandate, and it allows our directors to exercise all of our powers to purchase or otherwise acquire our own shares. Although our shareholders approved a renewal of the Share Purchase Mandate at the 2005 Annual General Meeting, our Directors have not exercised any of our powers to purchase or otherwise acquire any of our ordinary shares pursuant to the 2005 renewal of the Share Purchase Mandate. The Share Purchase Mandate renewed at the 2005 Annual General Meeting will expire on the date of the 2006 Annual General Meeting. Accordingly, we are submitting this proposal to seek approval from our shareholders at the 2006 Annual General Meeting for another renewal of the Share Purchase Mandate. This resolution will be proposed as an Ordinary Resolution pursuant to which the Share Purchase Mandate will be given to our Directors to exercise all powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.
      If renewed by shareholders at the 2006 Annual General Meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2007 Annual General Meeting or the date by which the 2007 Annual General Meeting is required by law to be held.
      The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2006 Annual General Meeting, are summarized below:
Limit on Allowed Purchases
      We may purchase or acquire only ordinary shares that are issued and fully paid up. We may not purchase or acquire more than 10% of the total number of issued ordinary shares outstanding at the date of the 2006 Annual General Meeting. Any of our ordinary shares which are held as treasury shares will be disregarded for purposes of computing this 10% limit.
      Purely for illustrative purposes, on the basis of 578,775,915 issued ordinary shares outstanding as of July 28, 2006, and assuming that no additional ordinary shares are issued on or prior to the 2006 Annual General Meeting, and that no ordinary shares are held as treasury shares, pursuant to the proposed Share Purchase Mandate, we would be able to purchase not more than 57,877,591 issued ordinary shares.

Duration of Share Purchase Mandate
      Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

•	the date on which our next Annual General Meeting is held or required by law to be held; or

•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied.
Manner of Purchases or Acquisitions of Ordinary Shares
      Purchases or acquisitions of ordinary shares may be made by way of:

•	market purchases on the NASDAQ Global Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•	off-market purchases (if effected other than on the NASDAQ Global Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme as prescribed by the Companies Act.
      If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our Directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable listing rules of the NASDAQ Global Market, the rules of the Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•	offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•	all of those persons must be given a reasonable opportunity to accept the offers made; and

•	the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).
Purchase Price
      The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for an ordinary share will be determined by our Directors. The maximum purchase price to be paid for the ordinary shares as determined by our Directors must not exceed:

•	in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Market at the time the purchase is effected; and

•	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares.
      For the above purposes, the term Prior Day Close Price means the closing price of an ordinary share as quoted on the NASDAQ Global Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Treasury Shares
      Under the Companies Act, as amended by the Companies (Amendment) Act 2005 of Singapore (effective January 30, 2006), which we refer to as the “Amendment Act,” ordinary shares purchased or acquired by us may be held as treasury shares. Some of the provisions on treasury shares under the Companies Act, as amended by the Amendment Act, are summarized below:
      Maximum Holdings. The number of ordinary shares held as treasury shares may not at any time exceed 10% of the total number of issued ordinary shares.
      Voting and Other Rights. We may not exercise any right in respect of treasury shares. In particular, we may not exercise any right to attend or vote at meetings and for the purposes of the Companies Act, we shall be treated as having no right to vote and the treasury shares shall be treated as having no voting rights. In addition, no dividend may be paid, and no other distribution of our assets may be made, to us in respect of treasury shares. However, the allotment of ordinary shares as fully paid bonus shares in respect of treasury shares is allowed. A subdivision or consolidation of any treasury share into treasury shares of a smaller amount is also allowed so long as the total value of the treasury shares after the subdivision or consolidation is the same as before.
      Disposal and Cancellation. Where ordinary shares are held as treasury shares, we may at any time:

•	sell the treasury shares for cash;

•	transfer the treasury shares for the purposes of or pursuant to an employees’ share scheme;

•	transfer the treasury shares as consideration for the acquisition of shares in or assets of another company or assets of a person;

•	cancel the treasury shares; or

•	sell, transfer or otherwise use the treasury shares for such other purposes as may be prescribed by the Minister for Finance of Singapore.
Sources of Funds
      Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore shall be used. We intend to use our internal sources of funds to finance any purchase or acquisition of our ordinary shares. We do not intend to borrow money to finance any purchase or acquisition of our ordinary shares. Our Directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.
      Previously, any payment made by us in consideration of the purchase or acquisition of ordinary shares was required to be made out of our distributable profits. The Amendment Act now permits us to purchase and acquire our ordinary shares out of our capital or profits. Acquisitions or purchases made out of capital are permissible only so long as the company is solvent for the purposes of section 76F(4) of the Companies Act. A company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of the payment; and (b) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).
Status of Purchased or Acquired Ordinary Shares
      Any ordinary share that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to the ordinary share will expire on cancellation (unless such ordinary share is held by us as treasury shares). The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us and which are not held by us as treasury shares.

      We will cancel and destroy certificates in respect of purchased or acquired ordinary shares not held by us as treasury shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.
Financial Effects
      Our net tangible assets and the consolidated net tangible assets of our subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled or held as treasury stock. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated results of operations, financial condition and cash flows.
      The financial effects on us and our group (including our subsidiaries) arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, the price paid for the ordinary shares and whether the ordinary shares purchased or acquired are held in treasury or cancelled.
      Under the Companies Act, as amended by the Amendment Act, purchases or acquisitions of ordinary shares by us may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage, commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced.
Rationale for the Share Purchase Mandate
      We believe that a renewal of the Share Purchase Mandate at the 2006 Annual General Meeting will benefit our shareholders by providing our Directors with appropriate flexibility to repurchase ordinary shares if our Directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.
Take-Over Implications
      If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of our company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for our company under Rule 14 of The Singapore Code on Take-overs and Mergers.
      The circumstances under which shareholders (including Directors or a group of shareholders acting together) will incur an obligation to make a take-over offer under Rule 14 of The Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders would increase to 30% or more, or if such shareholders hold between 30% and 50% of our voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

      The Board recommends a vote FOR the resolution
to approve the proposed renewal of the Share Purchase Mandate.
PROPOSALS NOS. 8, 9 AND 10:
ORDINARY RESOLUTIONS TO APPROVE AMENDMENTS TO OUR 2001
EQUITY INCENTIVE PLAN
Overview of Amendments
      Our shareholders are being asked to approve amendments to our 2001 Equity Incentive Plan, which we refer to below as the 2001 Plan. The principal features of the 2001 Plan are summarized below. However, this summary is not a complete description of all of the provisions of the 2001 Plan. The full text of the 2001 Plan as proposed to be amended is attached to this proxy statement as Annex C.
      The amendments to the 2001 Plan provide for:

(a) elimination of the two million share limit on the number of ordinary shares subject to stock bonus awards that may be outstanding at any time during the term of the 2001 Plan so that stock bonus awards will be subject only to the existing limitation that we may not issue more than an aggregate of 10 million shares under stock bonuses;

(b) modification of the automatic option grant to non-employee directors of 12,500 options following each Annual General Meeting to non-employee directors so that the option grant will not be pro-rated based on the service of the director during the prior 12 months; and

(c) an increase of the share reserve by 5,000,000 ordinary shares to an aggregate of 32,000,000 ordinary shares (not including shares available under plans consolidated into the 2001 Plan).

Reasons for Amendments
      The Board believes these amendments are necessary for us to continue to attract and retain the services of well-qualified employees (including officers) and directors who will contribute to the Company’s success by their ability, ingenuity and industry knowledge, and to provide incentives to such personnel and Board members that are linked directly to increases in shareholder value, and will therefore inure to the benefit of all shareholders of the Company.
      When our shareholders approved the addition of stock bonus awards — either an outright stock bonus or a type of contingent stock award sometimes referred to as restricted stock units — as a form of award under the 2001 Plan in 2004, we included two limitations on the award of stock bonuses. One limitation is that we may not issue more than an aggregate of 10 million shares under stock bonuses. The second limitation, which we are proposing to eliminate, provides that there may not be outstanding at any time, stock bonuses for more than 2 million shares. We are proposing that the 2 million share limitation be eliminated so that we may continue to award stock bonuses to attract and retain employees and directors, subject only to the aggregate 10 million share limitation on stock bonuses. As of July 19, 2006, there were outstanding stock bonus awards under the 2001 Plan covering 1,971,188 shares. Accordingly, unless our shareholders approve the elimination of the 2 million share limitation, we will be significantly limited in our ability to make stock bonus awards.
      The second amendment proposes that the automatic annual grants of options for 12,500 shares received by our non-employee director will no longer be pro-rated based on the prior service of the non-employee director. We are proposing this modification to the automatic option grants, which vest over a period of 4 years from the date of the grant, in order to better reflect the intention of the grants as awards for future (and not prior) service to the Company.
      As of July 19, 2006, there were 16,463,399 ordinary shares available for issuance pursuant to additional options and stock bonus awards under the 2001 Plan. If Proposal No. 10 is passed, 21,463,399 ordinary shares will be available for issuance pursuant to additional options and stock bonus awards under the 2001 Plan. We have used and intend to continue using stock option and stock bonus awards as incentives to attract, retain and motivate our directors and employees. With the growing worldwide demand for talent, the appropriate use of equity awards remains an essential component of our overall compensation philosophy. Consequently, we believe the approval of the increase in the 2001 Plan share reserve is important to our continued growth and success.
2001 Plan History
      The Board of Directors adopted the 2001 Plan in August 2001 and our shareholders approved our Board’s adoption of the 2001 Plan in September 2001 with an initial reserve of 7,000,000 ordinary shares. On June 29, 2004, our Board adopted amendments to the 2001 Plan that were approved by our shareholders in September of 2004. Those amendments increased the share reserve by 20,000,000 ordinary shares to 27,000,000 ordinary shares and added stock bonus awards as a type of award under the 2001 Plan. In addition, the 2001 Plan consolidates ordinary shares that were available for issuance under prior company plans and certain assumed plans, and any ordinary shares that were issuable upon exercise of options or other awards granted under those plans that expire or become unexercisable for any reason without having been exercised in full become available for grant under the 2001 Plan.
Ordinary Shares Subject to the 2001 Plan
      As of July 19, 2006, there were 40,952,931 ordinary shares subject to outstanding options and other awards granted under our 2001 Plan, which includes shares subject to outstanding options and other awards that were previously granted under our 1993 Share Option Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, and all assumed plans. If Proposal No. 10 is passed, 21,463,399 ordinary shares will be available for issuance pursuant to additional options and stock bonus awards under the 2001 Plan. In addition, shares that are subject to issuance under outstanding awards that cease to be subject to such awards for any reason other than exercise or vesting of such awards, as well as shares that cease to be subject to awards under prior and assumed plans that were consolidated into the 2001 Plan, will be available for grant under the 2001 Plan.
      In the event any change is made to our outstanding ordinary shares by reason of any recapitalization, bonus issue, stock split, combination of shares, exchange of shares, spinoff or other changes affecting the outstanding shares as a class, appropriate adjustments will be made to the maximum number and/or class of securities issuable under the 2001 Plan, the maximum number and/or class of securities for which any participant may be granted awards under the terms of the 2001 Plan or that may be granted generally under the terms of the 2001 Plan, the number and/or class of securities and price per share in effect under each outstanding award, and the number and/or class of securities for which automatic option grants are to be subsequently made to newly-elected or continuing non-employee directors.
Administration
      The 2001 Plan contains two separate equity incentive programs: a discretionary stock option/stock bonus program, and an automatic stock option grant program. The discretionary program is administered by the Compensation Committee with respect to executive officers and directors and by our Chief Executive Officer, Mr. Michael McNamara, with respect to all other employees. The Compensation Committee and Mr. McNamara are referred to in this section as the Plan Administrator. The Plan Administrator has complete discretion, subject to the provisions of the 2001 Plan, to authorize option grants and awards of stock bonuses under the 2001 Plan (provided, however, that any grants to our executive officers or directors must be approved by the Compensation Committee). All grants under the automatic option grant program must be made in strict compliance with the provisions of that program, and no administrative discretion may be exercised by the Plan Administrator with respect to the automatic grants.
Eligibility
      Our executive officers, members of our Board of Directors, and all of our employees and those of our subsidiaries are eligible to participate in the discretionary program. Non-employee directors are also eligible to participate in the automatic option grant program. Non-employee directors may not participate in the automatic option grant program if such participation is prohibited or restricted, either absolutely or subject to various securities requirements, whether legal or administrative, then being complied with in the jurisdiction in which such director is a resident. Non-employee directors may not receive awards in excess of an aggregate of 100,000 ordinary shares per calendar year. In no event may any one participant in the 2001 Plan receive awards for more than 4,000,000 ordinary shares in the aggregate per calendar year under the 2001 Plan.
      As of March 31, 2006, five executive officers, six non-employee directors and approximately 5,000 employees were eligible to participate in the 2001 Plan, and six non-employee directors were eligible to participate in the automatic option grant program. (Pursuant to his agreement with us, Michael E. Marks is not eligible to receive equity compensation for his board service until after the 2006 Annual General Meeting.)
Transferability
      In general, awards granted under the 2001 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution. Awards may be transferred to family members through a gift or domestic relations order. Subject to applicable laws, certain optionees who reside outside of the United States and Singapore may assign their award to a financial institution located outside of the United States and Singapore.
Equity Incentive Programs

Discretionary Stock Option/ Stock Bonus Program
      Options may be granted under the discretionary program at an exercise price per share not less than 100% of the fair market value per ordinary share on the option grant date. Each option granted under this program generally is exercisable as determined by the Plan Administrator. Options will not be exercisable more than 10 years after the date of grant, and options granted to non-employees will not be exercisable more than five years after the date of grant.
      Options granted under the 2001 Plan generally may be exercised as to vested shares for a period of time after the termination of the option holder’s service to us or a subsidiary. Generally, the Plan Administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.
      Singapore law prevents us from granting restricted stock. As a result, we expanded our compensation program in 2004 by adding stock bonus awards — either an outright stock bonus or a type of contingent stock award sometimes referred to as restricted stock units — as a type of award under the 2001 Plan. Stock bonuses may be granted outright or contingent upon satisfaction of conditions determined by the Plan Administrator and communicated to the potential recipient in advance. As the conditions to issuance of shares must be met in advance, the shares when issued are not subject to vesting and no additional payment is required (satisfaction of the condition(s) being viewed as a form of payment). The condition(s) to issuances of shares under a stock bonus could be a single requirement, such as remaining in our service for a period of time, or many requirements, such as meeting individual or company-wide performance goals.

Automatic Option Grant Program
      Under the automatic option grant program, each individual who initially becomes a non-employee director will automatically be granted at that time options to purchase 25,000 ordinary shares. In addition, on the date of each Annual General Meeting, continuing non-employee directors automatically will be granted options to purchase 12,500 ordinary shares.
      Each option granted under this program must have an exercise price per share equal to 100% of the fair market value per ordinary share on the grant date and a maximum term of five years. Each option becomes exercisable as to 25% of the total shares one year after the date of grant and as to 1/48 of the total shares each month thereafter.
      Each automatic option grant will automatically accelerate upon an acquisition of us by merger or asset sale or a hostile change in control of us. In addition, upon the successful completion of a hostile take-over, each automatic option grant which has been outstanding for at least six months may be surrendered to us for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.
Valuation
      The fair market value per ordinary share on any relevant date under the 2001 Plan is the closing sales price per share on that date on the Nasdaq Global Market. As of July 28, 2006, the closing price of our ordinary shares on the Nasdaq Global Market was $11.25 per share.
Acceleration
      Except for grants made under the automatic option grant program described above, in the event of a dissolution or liquidation or if we are acquired by merger or asset sale, each outstanding award under the discretionary program shall automatically accelerate so that each such award shall, immediately prior to the effective date of such transaction, become fully vested with respect to the total number of shares then subject to such award. However, subject to the specific terms of a given award, vesting shall not so accelerate if, and to the extent, such award is either to be assumed or replaced with a comparable right covering shares of the capital stock of the successor corporation or parent thereof, or is replaced with a cash incentive program of the successor corporation which preserves the inherent value existing at the time of such transaction or the acceleration of vesting of such award is subject to other limitations imposed by the Plan Administrator at the time of its grant.
      The acceleration of vesting in the event of a change in the ownership or control of us may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.
Payment for Shares
      The consideration for shares to be issued under the 2001 Plan may be paid in cash, by executing a same-day sale, by cancellation of indebtedness, by conversion of a convertible note issued by us or through waiver of compensation due.
Amendment and Termination
      The Board of Directors may at any time amend or modify the 2001 Plan in any or all respects, except that any such amendment or modification may not adversely affect the rights of any holder of an award previously granted under the 2001 Plan unless such holder consents. The Board may terminate the 2001 Plan at any time. In addition, the automatic option grant program may not be amended more frequently than once every six months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the Board may not, without the approval of our shareholders:

•	amend the 2001 Plan to materially increase the maximum number of ordinary shares issuable under the 2001 Plan, the number of ordinary shares for which options may be granted to newly-elected or continuing non- employee directors, or the maximum number of ordinary shares for which any one individual participating in the 2001 Plan may be granted awards;

•	materially modify the eligibility requirements for participation in the 2001 Plan; or

•	materially increase the benefits accruing to participants in the 2001 Plan.

Term of the 2001 Plan
      Unless terminated earlier, the 2001 Plan will continue until August 2011, 10 years after the date the 2001 Plan was adopted by the Board of Directors.
U.S. Federal Income Tax Consequences of Option Grants and Stock Bonus Awards
      The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to us and employees participating in the 2001 Plan. Federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the 2001 Plan. The following discussion does not purport to describe state or local income tax consequences in the United States, nor tax consequences for participants in other countries.
      Options granted under the 2001 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The United States federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised unless the optionee is subject to the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For United States federal tax purposes, dispositions are divided into either qualifying or disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. Upon a qualifying disposition, any gain or loss, measured by the difference between the option exercise price and amount realized on the sale of shares, will be treated as capital gain or loss. If either of these two holding periods is not satisfied, then a disqualifying disposition results. Upon a disqualifying disposition, any gain up to the difference between the option exercise price and the fair market value of the shares on the date of exercise, or, if less, the amount realized on the sale of shares, will be treated as ordinary income. Any additional gain will be capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we may be entitled to a deduction from our income taxed by the United States for the taxable year in which such disposition occurs, equal to the excess of the fair market value of such shares on the option exercise date over the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we will be entitled to a deduction with respect to, and be required to satisfy the tax withholding requirements applicable to, such income.

Stock Bonuses. Upon issuance of shares pursuant to a stock bonus, the employee will have ordinary income in the amount of the fair market value of the issued stock on the date of issuance. Any further gain or loss upon disposition of the stock will be short- or long-term capital gain or loss, depending on the employee’s holding period as measured from the date of issuance. We will generally have a withholding obligation, and be entitled to a deduction, in the amount the employee recognizes as ordinary income.

Section 162(m). Any United States income tax deductions that would otherwise be available to us are subject to a number of restrictions under the Internal Revenue Code, including Section 162(m), which can limit the deduction for compensation paid to our Chief Executive Officer and our other four most highly compensated executive officers.

New Plan Benefits Under 2001 Plan
      Under the automatic option grant program for non-employee directors described above, on the date of each Annual General Meeting, continuing non-employee directors automatically will be granted options to purchase 12,500 ordinary shares. The number of shares to be issued under the 2001 Plan to the individuals and groups listed below and the net values to be realized upon such issuances are discretionary, and therefore, not determinable:

•	our Chief Executive Officer;

•	each of our four other most highly compensated executive officers;

•	all current executive officers as a group; and

•	all employees, including all current officers who are not executive officers, as a group.
The Board recommends a vote FOR
the approval to amend the 2001 Equity Incentive Plan to eliminate the 2 million share limit on the number of ordinary shares subject to stock bonus awards that may be outstanding at any point during the term of the 2001 Plan.
The Board recommends a vote FOR
the approval to amend the 2001 Equity Incentive Plan to provide that the automatic option grant to non-employee directors of 12,500 options following each Annual General Meeting will not be pro-rated based on the service of the director during the prior 12 months.
The Board recommends a vote FOR
the approval of the increase in the number of ordinary shares authorized for issuance under the 2001 Equity Incentive Plan.
EXECUTIVE OFFICERS
      The names, ages and positions of our executive officers and directors as of June 30, 2006 are as follows:

Name	Age	Position

Michael M. McNamara	49	Chief Executive Officer
Thomas J. Smach	46	Chief Financial Officer
Nicholas Brathwaite	47	Chief Technology Officer
Peter Tan	57	President and Managing Director, Flextronics Asia
Werner Widmann	54	President, Multek
      Michael M. McNamara. Mr. McNamara has served as our Chief Executive Officer since January 2006, and as a member of our Board of Directors since October 2005. Prior to his promotion, Mr. McNamara served as our Chief Operating Officer from January 2002 through January 2006, as President, Americas Operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara received a B.S. from the University of Cincinnati and an M.B.A. from Santa Clara University.
      Thomas J. Smach. Mr. Smach has served as our Chief Financial Officer since December 2004. Prior to his promotion, he served as Senior Vice President, Finance from April 2000 to December 2004 following our acquisition of the Dii Group, Inc., a provider of electronics manufacturing services. From August 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of the Dii Group, Inc. Mr. Smach is a certified public accountant and he received a B.S. in Accounting from State University of New York at Binghamton.
      Nicholas Brathwaite. Mr. Brathwaite has served as our Chief Technology Officer since April 2002. Mr. Brathwaite joined Flextronics with the acquisition by Flextronics of nChip in 1995, where he held the position of Vice President and General Manager of Operations. Before joining nChip, Mr. Brathwaite spent six years with Intel Corporation in various engineering management positions in Technology Development and Manufacturing. He has a B.S. in Applied Chemistry, an M.S. in Polymer Engineering, a BSc (Hons) from McMaster University Canada and an MSc from the University of Waterloo, Canada.
      Peter Tan. Mr. Tan has served as President and Managing Director, Flextronics Asia since March 2006. Prior to his promotion, Mr. Tan served as Executive Vice President, Asia Operations, following our acquisition of JIT Electronics in August 2000, where he held the position of Executive Director. Prior to joining JIT Electronics in 1997, Mr. Tan served as Managing Director, Asia Pacific Operations for Apple Computer, and previously as General Manager and Managing Director at Molex Singapore for five years. Preceding Molex Singapore, Mr. Tan spent 18 years with National Semiconductor Asia Pacific, where he held various positions in manufacturing, materials management, operations and product lines planning. Mr. Tan received a Graduate Diploma in Management Studies from the University of Chicago Graduate School of Business and an M.B.A. from Golden Gate University, San Francisco.
      Werner Widmann. Mr. Widmann has served as President, Multek since January 2004. Prior to his promotion, he served as General Manager of Multek Germany beginning in October 2002. Prior to joining Multek, Mr. Widmann was Managing Director of Inboard from 1999 to 2002 and held various technical and managerial positions with STP, NPI, Siemens AG and IBM Sindelfingen throughout his 25 year-career in the PCB industry. Mr. Widmann received his degree in mechanical/electrical engineering from the University for Applied Sciences (Fachhochschule), Karlsruhe.
EXECUTIVE COMPENSATION
      The following table presents information concerning the compensation paid or accrued by us for services rendered during fiscal year 2006, fiscal year 2005 and fiscal year 2004 by (i) our Chief Executive Officer and (ii) each of our four other most highly compensated executive officers. The individuals listed in the following table are referred to in this Proxy Statement as the Named Executive Officers.
Summary Compensation Table

					Long Term
					Compensation
					Awards
		Annual Compensation
					Securities
	Fiscal				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Options	Compensation

Michael E. Marks(1)	2006	$738,750	$7,423,214	(2)	—	$1,565,859	(3)
Chief Executive Officer	2005	985,000	2,795,350		2,375,000	1,567,595	(4)
	2004	785,442	605,000		—	17,599	(5)
Michael M. McNamara(6)	2006	$850,000	$1,100,000	(7)	3,000,000	$4,510,108	(8)
Chief Executive Officer	2005	800,000	1,143,860		600,000	6,780	(9)
	2004	700,110	393,750		—	17,183	(10)
Thomas J. Smach(14)	2006	$530,000	$667,500	(11)	500,000	$2,709,407	(12)
Chief Financial Officer	2005	441,250	642,750		500,000	12,075	(13)
Nicholas E. Brathwaite(14)	2006	$530,000	$967,500	(15)	—	$2,409,832	(16)
Chief Technology Officer
Werner Widmann(14)	2006	$358,545	$298,394	(17)	—	$551,291	(18)
President, Multek
Peter Tan(14)	2006	$350,000	$163,013	(19)	250,000	$3,225,524	(20)
President and Managing Director, Flextronics Asia	2005	350,000	251,628		350,000	24,640	(21)

(1)	Mr. Marks retired from his position as Chief Executive Officer and was appointed to serve as Chairman of our Board of Directors beginning January 1, 2006.

(2)	Bonus payments to Mr. Marks for fiscal year 2006 consist of quarterly performance-based bonuses totaling $1,477,500 and an acceleration of the balance outstanding under Mr. Marks’s Contingent Share Award Agreement as of November 30, 2006, which totaled $5,945,714 and was deferred pursuant to such agreement.

(3)	Consists of 401(k) plan contributions of $4,076, life insurance premium payments of $600, disability insurance premium payments of $3,282, health insurance premium payments of $3,228 and imputed income for group term life insurance of $387. Also includes lump sum payment of $1,554,286 made on July 3, 2006 pursuant to the terms of Mr. Marks’s agreement with us dated November 30, 2005.

(4)	Consists of contributions to Mr. Marks’s Special Deferred Compensation Plan of $1,554,286, 401(k) plan contributions of $8,374, life insurance premium payments of $660, disability insurance premium payments of $3,939 and imputed income for group term life insurance of $336.

(5)	Consists of 401(k) plan contributions of $7,100, life insurance premium payments of $867, disability insurance premium payments of $5,985, imputed income for group term life insurance of $276 and a vehicle allowance of $3,371.

(6)	Mr. McNamara was appointed to the position of Chief Executive Officer on January 1, 2006.

(7)	Bonus payment to Mr. McNamara for fiscal year 2006 consists of quarterly performance-based bonuses totaling $600,000. Also includes $500,000, the portion of Mr. McNamara’s deferred long-term incentive bonus which vested on April 1, 2006 under the terms of the Flextronics International USA, Inc. Senior Executive Deferred Compensation Plan.

(8)	Consists of 401(k) plan contributions of $8,450, life insurance premium payments of $1,284, disability insurance premium payments of $194 and imputed income for group term life insurance of $180. Also includes $4,500,000, the unvested amount of Mr. McNamara’s deferred long-term incentive bonus awarded on July 7, 2005 and deferred under the terms of the Flextronics International USA, Inc. Senior Executive Deferred Compensation Plan.

(9)	Consists of 401(k) plan contributions of $6,600 and imputed income for group term life insurance of $180.

(10)	Consists of 401(k) plan contributions of $6,000, life insurance premium payments of $1,431, disability insurance premium payments of $2,047, imputed income for group term life insurance of $180, a vehicle allowance of $70 and personal use of the company jet of $7,455.

(11)	Bonus payment to Mr. Smach for fiscal year 2006 consists of quarterly performance-based bonuses totaling $367,500. Also includes $300,000, the portion of Mr. Smach’s deferred long-term incentive bonus which vested on April 1, 2006 under the terms of the Flextronics International USA, Inc. Senior Executive Deferred Compensation Plan.

(12)	Consists of 401(k) plan contributions of $8,313, life insurance premium payments of $720, disability insurance premium payments of $194 and imputed income for group term life insurance of $180. Also includes $2,700,000, the unvested amount of Mr. Smach’s deferred long-term incentive bonus awarded on July 7, 2005 and deferred under the terms of the Flextronics International USA, Inc. Senior Executive Deferred Compensation Plan.

(13)	Consists of 401(k) plan contributions of $6,188, life insurance premium payments of $852, imputed income for group term life insurance of $135 and a vehicle allowance of $4,900.

(14)	Mr. Brathwaite and Mr. Widmann were appointed as Executive Officers on February 7, 2006. Mr. Smach was appointed Chief Financial Officer during fiscal year 2005. Mr. Tan was appointed as an Executive Officer during fiscal year 2005.

(15)	Bonus payment to Mr. Brathwaite for fiscal year 2006 consists of quarterly performance-based bonuses totaling $367,500. Also includes $600,000, the portion of Mr. Brathwaite’s deferred long-term incentive bonus which vested on April 1, 2006 under the terms of the Flextronics International USA, Inc. Senior Executive Deferred Compensation Plan.

(16)	Consists of 401(k) plan contributions of $8,738, life insurance premium payments of $720, disability insurance premium payments of $194 and imputed income for group term life insurance of $180. Also includes $2,400,000, the unvested amount of Mr. Brathwaite’s deferred long-term incentive bonus awarded on July 7, 2005 and deferred under the terms of the Flextronics International USA, Inc. Senior Executive Deferred Compensation Plan.

(17)	Bonus payment to Mr. Widmann for fiscal year 2006 consists of quarterly performance-based bonuses totaling $298,394.

(18)	Consists of German pension payments of $13,873, health insurance premium payments of $3,917 and a vehicle allowance of $20,290. Also includes Mr. Widmann’s unvested long-term incentive bonuses of $400,000 and €93,750 paid on July 7, 2005 and deferred pursuant to Mr. Widmann’s Deferred Compensation Plan. For purposes of this table, the €93,750 payment was converted to US dollars based on the exchange rate on the payment date.

(19)	Bonus payment to Mr. Tan for fiscal year 2006 consists of quarterly performance-based bonuses totaling $163,013.

(20)	Consists of life insurance premium payments of $617, health insurance premium payments of $457 and a vehicle allowance of $24,450. Also includes Mr. Tan’s unvested long-term incentive bonus of $3,200,000, paid in July 2005 and deferred pursuant to Mr. Tan’s Deferred Compensation Plan.

(21)	Consists of health insurance premium payments of $330, disability insurance premium payments of $150 and a vehicle allowance of $24,160.

Option Grants During Fiscal Year 2006
      The following table presents information regarding option grants during fiscal year 2006 to each Named Executive Officer. Option grants to our Named Executive Officers during fiscal year 2006 were awarded pursuant to our existing equity compensation plans.
      As permitted by SEC rules, we have elected to calculate the Grant Date Present Value of the options set forth in this table using the Black-Scholes option-pricing model. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of stock price. The following assumptions are made for purposes of calculating the Grant Date Present Values: expected time to exercise of 4.0 years, volatility of 39.0%, a risk-free interest rate of 3.75% and an annual dividend of $0.00. The actual value of the options in this table will depend on the actual market value of our stock during the applicable term and on the date the options are exercised. The dollar amounts in the Grant Date Present Value column are not intended to forecast potential future appreciation, if any, of our shares.

Individual Grants

Percent of
Total
	Number of		Options
	Securities		Granted to
	Underlying		Employees	Exercise		Grant Date
	Options		in Fiscal	Price per	Expiration	Present
Name	Granted		Year 2006	Share	Date	Value($)

Michael E. Marks	—		—	—	—	—
Michael M. McNamara	3,000,000	(1)	25.98%	$12.37	05/13/2015	$11,772,300
Thomas J. Smach	500,000	(1)	4.33%	$12.37	05/13/2015	$1,962,050
Nicholas E. Brathwaite	—		—	—	—	—
Werner Widmann	—		—	—	—	—
Peter Tan	250,000	(1)	2.16%	$12.37	05/13/2015	$981,025

(1)	The vesting of these options was accelerated to February 7, 2006.
      The options shown in the table above were granted with an exercise price equal to the fair market value of our ordinary shares on the date of grant and are non-statutory stock options. Options granted to our executive officers expire 10 years from the date of grant.

      Our Compensation Committee has the discretion to provide for alternative vesting schedules to maximize the retention value of our equity compensation. See “Change in Control Arrangements” below for a description of the acceleration provisions of these options. The exercise price of each option may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares. We granted options to purchase an aggregate of 11,549,454 ordinary shares to our employees during fiscal year 2006.
Aggregated Option Exercises During Fiscal Year 2006
and Option Values at March 31, 2006
      The following table presents information concerning the exercise of options during fiscal year 2006 by each Named Executive Officer.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at March 31, 2006		March 31, 2006
	Acquired	Value
Name	on Exercise	Realized	Vested	Unvested	Vested	Unvested

Michael E. Marks	1,000,000	$5,513,300	3,975,000	3,000,000	$2,450,000	$7,350,000
Michael M. McNamara	—	—	5,279,167	1,320,833	2,866,000	2,940,000
Thomas J. Smach	—	—	2,067,917	327,083	1,580,250	61,250
Nicholas E. Brathwaite	250,625	1,360,126	1,996,465	29,167	172,010	71,459
Werner Widmann	5,000	34,130	206,959	96,041	7,508	6,832
Peter Tan	—	—	746,375	121,875	242,460	37,415
      The amounts set forth in the column entitled “Value Realized” represent the fair market value of the ordinary shares underlying the option on the date of exercise less the aggregate exercise price of the option.
      In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of March 31, 2006. Also reported are values of “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and $10.35 per share, which was the closing price per ordinary share as reported on the NASDAQ National Market on March 31, 2006, the last day of trading for fiscal year 2006. These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been realized.
      Effective February 7, 2006, we accelerated the vesting for all stock options outstanding as of that date with exercise prices at or above $12.37 per share.
Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

Agreement with Michael E. Marks
      On November 30, 2005, one of our U.S. subsidiaries, Flextronics International USA, Inc., entered into an agreement with Mr. Marks. The agreement generally provided for the transition from Mr. Marks’s position as Chief Executive Officer to his service in capacity as Chairman of the Board of Directors, which transition occurred on January 1, 2006. The agreement also outlined terms relating to Mr. Marks’s separation from us, including the following:

•	Acceleration of the balance outstanding under Mr. Marks’s Contingent Share Award Agreement as of November 30, 2005, which totaled $5,945,714 and which was deferred pursuant to such agreement;

•	Cash payment of $1,554,286, payable on July 3, 2006;

•	Eligibility to receive all cash compensation paid to non-employee directors from January 2, 2006 until the 2006 Annual General Meeting, at which time Mr. Marks will be eligible to receive all cash and equity compensation paid to non-employee directors;

•	Provision by the Company of medical and dental benefits for the remainder of Mr. Marks’s life for Mr. Marks and his spouse (reduced to the extent Mr. Marks receives comparable benefits from another employer);

•	Personal use of our corporate jets beginning on the termination date, subject to availability, and subject to Mr. Marks’s reimbursement of our variable cost as determined by Flextronics USA in its sole discretion; and

•	Certain provisions relating to options to purchase our ordinary shares held by Mr. Marks, including immediate vesting of all options with an exercise price of $11.53 per share; cancellation of an option to purchase 1,000,000 shares and extension of the post-termination exercise period for all outstanding options with an exercise price greater than $10.56 per share.

Supplemental Executive Retirement Plan for Michael E. Marks
      On May 18, 2004, we established a supplemental executive retirement plan for Mr. Marks under which potential cash payments are made based on the increase in value, if any, under a Contingent Share Award for 1,000,000 notional ordinary shares of Flextronics based on a price of $17.40 per share (a 10% premium above the $15.82 closing price of our ordinary shares on the NASDAQ Global Market on May 18, 2004). On August 17, 2004, we entered into an amendment to the supplemental retirement plan with Mr. Marks in which we granted him an additional Supplemental Deferred Contingent Stock Award for 500,000 notional shares with an exercise price equal to $11.00 per share ($0.06 above the closing price of our ordinary shares on the NASDAQ Global Market on August 17, 2004). Under Mr. Marks’s agreement, described above, the balance of the Total Award Amount of $7,500,000 was accelerated as of November 30, 2005 and a cash payment of $5,945,714 was made to a rabbi trust for the benefit of Mr. Marks. All amounts under this plan are fully vested and non-forfeitable.

Deferred Compensation Arrangements
      Senior Executive Plan. Messrs. McNamara, Smach and Brathwaite participate in the Flextronics International USA, Inc. 2006 Senior Executive Deferred Compensation Plan (the “Senior Executive Plan”). Under the Senior Executive Plan, a participant may defer all or a part of his or her compensation in accordance with the applicable deferral agreement executed by the participant. The deferred compensation is credited to a deferral account established for each participant under the Senior Executive Plan for recordkeeping purposes. Under the Senior Executive Plan, which is an unfunded plan, Flextronics USA established an irrevocable trust into which Flextronics USA is required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant’s deferral account, less any applicable taxes required to be withheld. Under the Senior Executive Plan, at the Compensation Committee’s discretion, awards for deferred long-term incentive bonuses may be awarded in return for services to be performed in the future. During fiscal 2006, the Compensation Committee approved deferred bonuses for Mr. McNamara of $5,000,000, Mr. Smach of $3,000,000 and Mr. Brathwaite of $3,000,000. The deferred bonuses for Mr. McNamara and Mr. Smach vest as follows: (i) 10% vested on April 1, 2006; (ii) an additional 15% will vest on April 1, 2007; (iii) an additional 20% will vest on April 1, 2008; (iv) an additional 25% will vest on April 1, 2009; and (v) an additional 30% will vest on April 1, 2010. The deferred bonus for Mr. Brathwaite vests 20% per year beginning on April 1, 2006. The deferred bonuses for Messrs. McNamara, Smach and Brathwaite will be 100% vested upon a change of control (as defined in the Senior Executive Plan) if they are employed at that time or if their employment is terminated as a result of death or disability.
      Peter Tan Arrangement. In fiscal 2006, the Compensation Committee approved a deferred bonus for Peter Tan of $3,200,000 in return for services to be performed in the future. The deferred bonus for Mr. Tan was credited to a brokerage account. The deferred bonus for Mr. Tan vests as follows: (i) 0% will be paid if Mr. Tan’s employment is terminated for any reason (other than death or disability) before April 1, 2008; (ii) 50% will be paid if Mr. Tan’s employment is terminated (other than as a result of death or disability) on or after April 1, 2008; and (iii) 100% will be paid if Mr. Tan’s employment is terminated on or after April 1, 2009. 100% of the deferred bonus will be paid to Mr. Tan if his employment is terminated as a result of death or disability.

      Werner Widmann Arrangement. In fiscal 2006, Mr. Widmann was awarded a deferred bonus in return for services to be performed in the future. The bonus equals 30% of Mr. Widmann’s base salary in effect on July 1st of each year. Before July 1 of each year, the Compensation Committee determines Mr. Widmann’s eligibility for the bonus, and the Compensation Committee may also make additional discretionary contributions to Mr. Widmann’s deferred compensation account. Any contributions are credited to a brokerage account. The deferred bonus for Mr. Widmann vests according to a formula based on age and years of service with the company, which results in vesting in three equal annual installments beginning on July 1, 2009, provided Mr. Widmann continues to be employed by the company. 100% of the deferred bonus will be paid to Mr. Widmann if his employment is terminated as a result of his death. In the event of a change of control of the company, the percentage of the deferred bonus to be paid for Mr. Widmann is calculated based on a formula relating to his months of service with the company during the six-year period from July 1, 2005 through July 1, 2011. In fiscal 2006, Mr. Widmann received a deferred bonus of €93,750 plus a discretionary contribution of $400,000.

Change in Control Arrangements Under Option Agreements
      1993 Stock Option Plan. Our option agreements with our executive officers for options issued pursuant to our 1993 Stock Option Plan provide that if the executive officer is terminated without cause or leaves for good reason within the first 12 months following a change in control of the company, the vesting of any unvested portion of the option will be accelerated in full. If the executive officer is still employed upon the first year anniversary of such a change of control of the company, the vesting of any unvested portion of the option will be accelerated in full. Each option includes a limited stock appreciation right pursuant to which the option will automatically be cancelled upon the occurrence of certain hostile tender offers, in return for a cash distribution from us based on the tender offer price per share.
      Other Stock Option Plans. Our option agreements with our executive officers for options issued under stock option plans other than the 1993 Stock Option Plan provide that in the event of a dissolution or liquidation of the Company or if we are acquired by merger or asset sale, each outstanding option under the discretionary program shall automatically accelerate so that each such option or stock bonus award shall, immediately prior to the effective date of such transaction, become fully vested with respect to the total number of shares then subject to such option or award and, in the case of options, may be exercised for all or any portion of such shares. However, subject to the specific terms of a given award, vesting shall not so accelerate if, and to the extent, such award is either to be assumed or replaced with a comparable right covering shares of the capital stock of the successor corporation or parent thereof, or is replaced with a cash incentive program of the successor corporation which preserves the inherent value existing at the time of such transaction or the acceleration of vesting of such award is subject to other limitations imposed by the Plan Administrator at the time of its grant.
      April 2006 Option Grants to Messrs. McNamara, Smach and Brathwaite. Our option agreements with Messrs. McNamara, Smach and Brathwaite for 700,000, 400,000 and 650,000 options, respectively, issued on April 17, 2006 under the terms of the 2001 Equity Incentive Plan, vest immediately in the event that, in the 18-month period following a Corporate Transaction (as defined in the 2001 Plan) the optionee’s service (as defined in the 2001 Plan) is terminated or his duties are substantially reduced or changed.
OTHER EQUITY COMPENSATION PLANS
      As of March 31, 2006, we maintained the 2004 Award Plan for New Employees, the 2002 Interim Incentive Plan and the 2001 Equity Incentive Plan. The 2001 Equity Incentive Plan was approved by our shareholders. Neither the 2004 Award Plan for New Employees nor the 2002 Interim Incentive Plan has been approved by our shareholders.

      The following table gives information about equity awards under these plans as of March 31, 2006.

	(A)	(B)	(C)

			Number of Ordinary Shares
			Remaining Available for
	Number of Ordinary		Future Issuance Under
	Shares to be Issued	Weighted-Average	Equity Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding Ordinary Shares
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column (A))

Equity compensation plans approved by shareholders	31,813,161	$13.24	20,755,277	(1)
Equity compensation plans not approved by shareholders(2)(3)(4)	17,883,064	$11.72	4,455,700	(5)

Total	49,696,225	$12.69	25,210,977

(1)	Consists of 20,755,277 ordinary shares available for grant under the 2001 Equity Incentive Plan. There are no additional ordinary shares available for grant under the 1993 Equity Incentive Plan.

(2)	The 2004 Award Plan for New Employees, which we refer to as the 2004 Plan, was established in October 2004. The purpose of the 2004 Plan is to provide incentives to attract, retain and motivate eligible persons whose potential contributions are important to our success by offering such persons an opportunity to participate in our future performance through stock awards. Grants under the 2004 Plan may be granted only to persons who: (a) were not previously an employee or director of Flextronics or a subsidiary of Flextronics or (b) have either (i) completed a period of bona fide non-employment by Flextronics, and any subsidiary of Flextronics, of at least 1 year, or (ii) are returning to service as an employee of Flextronics, or any subsidiary of Flextronics, after a period of bona fide non-employment of less than 1 year due to Flextronics’s acquisition of such person’s employer; and then only as an incentive to such persons entering into employment with Flextronics or any subsidiary of Flextronics. We may only grant nonqualified stock options or stock bonuses under the 2004 Plan. The 2004 Plan is administered by the Compensation Committee, which is comprised of two independent directors. The 2004 Plan provides for grants of up to 7,500,000 shares. The exercise price of options granted under the 2004 Plan is determined by the Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options granted under the 2004 Plan generally vest over four years and generally expire 10 years from the date of grant.

(3)	Our 2002 Interim Incentive Plan, which we refer to as the 2002 Plan, was adopted by our Board in May 2002. The adoption of the 2002 Plan was necessitated by our internal growth, our multiple acquisitions and the requirement to provide equity compensation for employees consistent with competitors and peer companies. The Board reserved an aggregate of 20,000,000 ordinary shares for issuance under the 2002 Plan. The 2002 Plan provides for the grant to qualified persons of non-statutory stock options to purchase our ordinary shares and stock bonus awards. Shares subject to options granted pursuant to the 2002 Plan that expire or terminate for any reason without being exercised or stock bonus awards that do not vest will again become available for grant and issuance pursuant to awards under the 2002 Plan. Options granted under the 2002 Plan have an exercise price of not less than 85% of the fair market value of the underlying ordinary shares on the date of grant. Options issued under the 2002 Plan generally vest over a four-year period and expire 10 years from the date of grant. The other general terms of the 2002 Plan are similar to the 2001 Equity Incentive Plan.

(4)	Companies acquired by us have adopted option plans, which we refer to as the Assumed Plans. Options to purchase a total of 5,346,331 ordinary shares under the Assumed Plans remained outstanding. These options have a weighted-average exercise price of $6.01 per share. These options have been converted into options to purchase our ordinary shares on the terms specified in the applicable acquisition agreement, but are otherwise administered in accordance with terms of the Assumed Plans. Options under the Assumed Plans generally vest over four years and expire 10 years from the date of grant. No further awards may be made under the Assumed Plans. Options outstanding under the Assumed Plans are not included in the above table.

(5)	Of these, 1,875,714 ordinary shares remained available for grant under the 2002 Plan and 2,579,986 ordinary shares remained available for grant under the 2004 Plan. On May 12, 2005, our Board of Directors approved an increase of 2.5 million ordinary shares available for grant under the 2004 Plan.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors of Flextronics is responsible for reviewing and approving the goals and objectives relating to, and determining the compensation of, the Chief Executive Officer and all other executive officers. The Committee also oversees management’s decisions concerning the performance and compensation of other company officers, administers the company’s equity compensation plans, and regularly evaluates the effectiveness of our overall executive compensation program.
      A more complete description of the Committee’s functions is set forth in the Committee charter, a copy of which is published on our website at http://www.flextronics.com/Investors/corporateGovernance.asp.
Committee Composition and Meetings.
      Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended. In addition, each of us is an “independent” director as defined by the rules of the NASDAQ Stock Market. The Compensation Committee held nine meetings during fiscal year 2006; each member attended 100% of the meetings.
General Compensation Philosophy.
      We believe that the quality, skills and dedication of our executive officers are critical factors affecting our company’s performance and shareholder value. Our key compensation goals are to attract superior executive talent; retain and motivate our executives; reward past performance; provide incentives for future performance; and align our executives’ interests with those of our shareholders. We use a variety of compensation elements to achieve these goals, including base salary, annual bonuses, stock options and share bonus awards, all of which we discuss in detail below.
      In determining the amount and mix of compensation for our executive officers, we consider Flextronics’s performance, the nature and scope of the executive’s responsibilities, effective leadership, the value of incentive awards to similarly situated officers at comparable companies and the executive’s current and past compensation. We also consult with an executive compensation expert and consider the compensation levels and performances of the companies in our industry and peer group, as these companies are most likely to compete with us for the services of our executives.
      Flextronics does not, in general, enter into employment agreements with our executive officers. They serve at the will of the Board. This enables Flextronics to remove an executive officer, if necessary, prior to retirement or resignation whenever it is in the best interests of the company, with full discretion on any severance package (excluding vested benefits). Similarly, Flextronics does not generally enter into severance agreements with executive officers when they are hired or promoted. When an executive officer retires or resigns, the Committee exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation from the company.
      In connection with the resignation of Michael Marks as our Chief Executive Officer effective January 1, 2006, the Committee approved an agreement providing for, among other things, cash payments to Mr. Marks in the aggregate of $7.5 million and cancellation, accelerated vesting and continued exercisability of certain stock options held by Mr. Marks. These compensation arrangements were awarded to Mr. Marks in recognition of his many years of outstanding service and his extraordinary dedication to Flextronics, which began with his appointment to our Board of Directors in 1991 and continued with his 12-year tenure as our Chief Executive Officer.
Option Vesting Acceleration.
      We became subject to the Financial Accounting Standards Board Rule 123R as of April 1, 2006, which requires measurement of all employee equity compensation awards using a fair-value method and the recording of such expense in the Company’s consolidated financial statements (known as option expensing). To reduce the impact of option expensing on the Company’s financial statements, on February 7, 2006, the Compensation Committee approved the acceleration of vesting of stock options with exercise prices at or above $12.37 per share previously awarded to our employees, including our executive officers, under our equity compensation plans. Options held by our non-employee directors were not included in the acceleration. The acceleration was effective as of February 7, 2006, provided that holders of incentive stock option (“ISOs”) within the meaning of Section 422 of the internal Revenue code of 1986, as amended, had the opportunity to decline the acceleration of ISO options in order to prevent changing the status of their ISO option for federal income tax purposes to a non-qualified stock option.
Compensation Elements for Executive Officers.
      Base Salary. Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company. We typically review base salaries every fiscal year and adjust the base salaries from time to time to take into account outstanding individual performance, promotions and competitive compensation levels. The salaries we have paid to our CEO (including Michael Marks, who resigned as CEO effective January 1, 2006) and our next four most highly paid executive officers (the “named executive officers”) are shown in the Summary Compensation Table.
      Cash Bonuses. We award bonuses to our executives to provide an incentive for, and to reward, superior performance. Bonus payments are based on Flextronics’s financial performance (for Messrs. McNamara and Smach) and, for Messrs. Brathwaite, Tan and Widmann, also on the performance of the executive officer’s business unit. Bonuses are paid quarterly based upon year over year quarterly performance for Flextronics and, as applicable, quarterly financial performance of the executive’s business unit. We set target bonus amounts based upon a percentage of the executive’s base salary, and review bonus targets and performance metrics at least annually. For fiscal year 2006, the target bonus amounts were 150% for Mr. Marks, 75% for Mr. McNamara, 75% for Mr. Smach, 75% for Mr. Brathwaite, 50% for Mr. Tan and 50% for Mr. Widmann. Actual bonuses awarded range from 0% to 200% of the target bonus based upon Flextronics’s corporate and business unit performance, as applicable. The annual bonuses we awarded to our named executive officers are shown in the Summary Compensation Table. Based on Flextronics’s year over year quarterly performance in fiscal 2006 (and in the cases of Messrs. Brathwaite, Tan and Widmann, also the quarterly financial results of their respective business units), Mr. McNamara received an annual bonus equal to 94% of his target bonus, Mr. Marks received an annual bonus equal to 100% of his target bonus (not including payments made in connection with his resignation as CEO effective January 1, 2006, which are further described in “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”) and the other named executive officers received annual bonuses ranging between 92% and 166% of their target bonuses.
      Stock Options and Share Bonus Awards. The Compensation Committee grants stock options and share bonus awards (the equivalent of restricted stock units), which are designed to align the interests of Flextronics’s executive officers with those of the shareholders and provide each individual with a significant incentive to manage Flextronics from the perspective of an owner, with an equity stake in the business. Generally, unvested stock options and share bonus awards are forfeited if the executive voluntarily leaves Flextronics, although we have the discretion to extend the life of an option regardless of the employment status of the executive officer. Each stock option allows the executive officer to acquire Flextronics’s ordinary shares at a fixed price per share (the market price on the grant date) over a period of up to 10 years, thus providing a return to the officer only if the market price of the shares appreciates over the option term. Share bonus awards will convert into shares of Flextronics stock only if the individual continues to be employed by Flextronics when the performance criteria or restrictions, as applicable, lapse. Before the share bonus award vests, the executive has no ownership rights in our ordinary shares. The size of the option grant or share bonus award to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with Flextronics, but also taken into account are the individual’s potential for future responsibility and promotion over the option term, the individual’s personal performance in recent periods and the number of options held by the individual at the time of grant. The number of stock options granted to our named executive officers during fiscal 2006 are shown in the Summary

Compensation Table and in the “Option Grants In Last Fiscal Year” table. No share bonus awards were granted to the named executive officers in fiscal 2006.
      Deferred Compensation. Each of our named executive officers is eligible to participate in a deferred compensation plan or arrangement, pursuant to which bonuses awarded at the discretion of the Committee are not paid currently but rather are credited to a deferral account established for each participant. The amounts in the deferral account then vest over time, providing a long-term retention incentive. All or a portion of the amounts in the deferral account may vest immediately on a change of control of Flextronics, depending on the participant’s individual arrangement. For more detail on our deferred compensation arrangements with our named executive officers, see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”
      Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1.0 million per year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for performance-based compensation that satisfies certain conditions. Compensation paid by Flextronics to our named executive officers is not subject to any material limitation on deductibility.
Chief Executive Officer Compensation.
      Mr. McNamara was appointed Flextronics’s Chief Executive Officer effective January 1, 2006. Mr. McNamara’s base salary is based on our expectation of his personal performance and comparisons to the base salaries of other Flextronics’s executive officers and in the industry. With respect to Mr. McNamara’s base salary, the Compensation Committee intended to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by short-term company performance factors. Effective January 1, 2006, we increased Mr. McNamara’s annual base salary from $750,000 to $1,000,000. For fiscal year 2006, Mr. McNamara received an annual bonus of $600,000, which bonus was determined as described above under “Cash Bonuses.” We consider this level of annual pay and bonus appropriate given Mr. McNamara’s many years of experience with Flextronics and his dedication and vision for the future of the company.
      Mr. McNamara also received options to purchase 3,000,000 shares during fiscal 2006, which award was determined in accordance with the criteria described above under “Stock Options and Share Bonus Awards” and was given in part in recognition of his appointment as Chief Executive Officer effective January 1, 2006. In addition, as described above under “Deferred Compensation,” during fiscal 2006 Flextronics established a deferred compensation plan in which Mr. McNamara, among others, participates. In fiscal 2006, Flextronics contributed $5,000,000 to Mr. McNamara’s deferred compensation account. The deferred bonus for Mr. McNamara vests as follows: 10% vested on April 1, 2006; an additional 15% will vest on April 1, 2007; an additional 20% will vest on April 1, 2008; an additional 25% will vest on April 1, 2009; and an additional 30% will vest on April 1, 2010.
      Mr. Marks was our Chief Executive officer until January 1, 2006. Other than payments made pursuant to his agreement, described above under “General Compensation Philosophy” and under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements,” Mr. Marks’s base salary was $985,000, of which only $738,750 was paid to Mr. Marks because he resigned prior to the end of the fiscal year. This base salary was unchanged from fiscal year 2005. For fiscal year 2006, Mr. Marks received a bonus of $1,477,500, which bonus was determined as described above under “Cash Bonuses.” Mr. Marks did not receive any stock options or share bonus awards during fiscal 2006.
Submitted by the Compensation Committee of the
Board of Directors:
Richard L. Sharp
H. Raymond Bingham

AUDIT COMMITTEE REPORT
      The Audit Committee assists the Board of Directors in overseeing Flextronics’s financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of Flextronics’s independent auditors. The Audit Committee operates under a written charter, a copy of which is included as Annex A to this proxy statement. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and the NASDAQ Stock Market. The current members of the committee are Mr. Shah, Mr. Tan and Mr. Davidson. Each is an independent director as defined by the applicable rules of the NASDAQ Stock Market.
      Flextronics’s financial and senior management supervise its systems of internal controls and the financial reporting process. Flextronics’s independent auditors perform an independent audit of Flextronics’s consolidated financial statements in accordance with generally accepted auditing standards and express opinions on these consolidated financial statements and management’s assessment of the effectiveness of Flextronics’s internal control over financial reporting. In addition, Flextronics’s independent auditors express their own opinion on the effectiveness of Flextronics’s internal control over financial reporting. The Audit Committee monitors these processes.
      The Audit Committee has reviewed and discussed with both the management of Flextronics and its independent auditors Flextronics’s audited consolidated financial statements for the fiscal year ended March 31, 2006, as well as management’s assessment and our independent auditors’ evaluation of the effectiveness of Flextronics’s internal control over financial reporting. Flextronics’s management represented to the Audit Committee that its audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
      The Audit Committee also discussed with Flextronics’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. The Audit Committee has also received from Flextronics’s independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Flextronics’s independent auditors the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by Flextronics’s independent auditors is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. All audit and permissible non-audit services performed by the independent auditors during fiscal year 2006 and fiscal year 2005 were pre-approved by the Audit Committee in accordance with established procedures.
      Based on the Audit Committee’s discussions with the management of Flextronics and Flextronics’s independent auditors and based on the Audit Committee’s review of Flextronics’s audited consolidated financial statements together with the reports of Flextronics’s independent auditors on the consolidated financial statements and the representations of Flextronics’s management with regard to these consolidated financial statements, the Audit Committee recommended to Flextronics’s Board of Directors that the audited consolidated financial statements be included in Flextronics’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, which was filed with the SEC on May 31, 2006.
Submitted by the Audit Committee of the Board of Directors:
James A. Davidson
Ajay B. Shah
Lip-Bu Tan

STOCK PRICE PERFORMANCE GRAPH
      The graph below compares the cumulative total shareholder return on our ordinary shares, the Standard & Poor’s 500 Stock Index and a peer group comprised of Benchmark Electronics, Inc., Celestica, Inc., Jabil Circuit, Inc., Sanmina-SCI Corporation and Solectron Corporation.
      The graph below assumes that $100 was invested in our ordinary shares, in the Standard & Poor’s 500 Stock Index and in the peer group described above on March 31, 2001 and reflects the annual return through March 31, 2006, assuming dividend reinvestment.
      The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performances of our ordinary shares.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG FLEXTRONICS INTERNATIONAL LTD., THE S&P 500 INDEX
AND A PEER GROUP

*	$100 invested on 3/31/01 in stock or index, including reinvestment of dividends. Fiscal year ending March 31.

	2001	2002	2003	2004	2005	2006

Flextronics International Ltd.	$100.00	$121.67	$58.13	$113.93	$80.27	$69.00

S&P 500 Index	100.00	100.24	75.42	101.91	108.73	121.48

Peer Group	100.00	75.33	30.98	55.38	40.32	46.69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information as of May 31, 2006, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•	each Named Executive Officer;

•	each director; and

•	all executive officers and directors as a group.
      Information in this table as to our directors and Named Executive Officers is based upon information supplied by these individuals. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.
      Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are exercisable within 60 days of May 31, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.
      In the table below, percentage ownership is based on 578,571,111 ordinary shares outstanding as of May 31, 2006.

	Shares Beneficially
	Owned

	Number of
Name and Address of Beneficial Owner	Shares	Percent

5% Shareholders:
Entities associated with AXA Financial, Inc.(1)	92,988,801	16.07%
1290 Avenue of the Americas New York, NY 10104
Entities associated with FMR Corp.(2)	59,208,030	10.23
82 Devonshire Street Boston, MA 02109
Entities associated with Capital Group International, Inc.(3)	42,843,810	7.41
11100 Santa Monica Boulevard Los Angeles, CA 90025
Capital Research and Management Company(4)	38,915,000	6.73
333 South Hope Street Los Angeles, CA 90071
Wellington Management Company, LLP(5)	31,961,259	5.52
75 State Street Boston, MA 02109

     (table continued on following page)

	Shares Beneficially
	Owned

	Number of
Name and Address of Beneficial Owner	Shares	Percent

Named Executive Officers and Directors:
Michael E. Marks(6)	8,193,959	1.40
Michael M. McNamara(7)	5,283,380	*
Richard L. Sharp(8)	3,219,694	*
Thomas J. Smach(9)	1,629,673	*
Nicholas E. Brathwaite(10)	1,041,332	*
Peter Tan(11)	687,375	*
Werner Widmann(12)	173,625	*
James A. Davidson(13)	144,559	*
Lip-Bu Tan(14)	97,762	*
Ajay B. Shah	—	*
H. Raymond Bingham	—	*
Rockwell A. Schnabel	—	*
All executive officers and directors as a group (12 persons)(15)	20,471,359	3.46%

*	Less than 1%.

(1)	Based on information supplied by AXA Financial, Inc. in an amended Schedule 13G filed with the SEC on February 14, 2006. Alliance Capital Management L.P. is deemed to have sole voting power for 68,488,644 of these shares, shared voting power for 7,988,010 of these shares, sole dispositive power for 92,944,633 of these shares and shared dispositive power for 38,468 of these shares. AXA Equitable Life Insurance Company has sole dispositive power for 5,700 of these shares. A majority of these shares are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Each of Alliance Capital Management L.P. and AXA Equitable Life Insurance Company is a subsidiary of AXA Financial, Inc.

(2)	Based on information supplied by FMR Corp. in an amended Schedule 13G filed with the SEC on February 14, 2006. FMR Corp., as a result of acting as an investment adviser, is deemed to beneficially own all of these shares. FMR Corp. is deemed to have sole voting power for 1,909,190 of these shares and sole dispositive power for 59,208,030 of these shares.

(3)	Based on information supplied by Capital Group International, Inc. in a Schedule 13G filed with the SEC on February 9, 2006. Capital Group International, Inc., as a result of being the parent holding company of a group of investment management companies, is deemed to have sole voting power for 35,621,610 of these shares and sole dispositive power for 42,843,810 of these shares. Capital Guardian Trust Company, a wholly owned subsidiary of Capital Group International, Inc., is deemed to have sole voting power for 22,914,910 of these shares and sole dispositive power for 28,269,210 of these shares.

(4)	Based on information supplied by Capital Research and Management Company in an amended Schedule 13G filed with the SEC on February 10, 2006. Capital Research and Management Company, as a result of acting as an investment adviser, is deemed to beneficially own all of these shares. Capital Research and Management Company is deemed to have sole voting power for 22,850,000 of these shares and sole dispositive power for 38,915,000 of these shares.

(5)	Based on information supplied by Wellington Management Company, LLP in a Schedule 13G filed with the SEC on February 14, 2006. Wellington Management Company, LLP, as a result of acting as an investment adviser, is deemed to have shared voting power for 18,869,737 of these shares and shared dispositive power for 31,961,259 of these shares.

(6)	Includes 2,561,626 shares held by Epping Investment Holdings, LLC of which Mr. Marks and his spouse are managing members, 633,333 shares held by the Marks Family Trust, 24,000 shares held by a trust for Mr. Marks’s minor children and 4,975,000 shares subject to options exercisable within 60 days of May 31, 2006.

(7)	Includes 5,045,833 shares subject to options exercisable within 60 days of May 31, 2006.

(8)	Includes 480,000 shares beneficially owned by Bethany Limited of which Mr. Sharp is a manager, and in which Mr. Sharp owns a 1% interest. Mr. Sharp disclaims beneficial ownership in the shares owned by Bethany Limited except to the extent of his pecuniary interest arising from his partnership interest in Bethany Limited. Also includes 457,000 shares held directly by RLS 2000 Charitable Remainder Unitrust of which Mr. Sharp is a co-trustee, and 155,000 shares held directly by RLS 1998 Charitable Remainder Unitrust, of which Mr. Sharp is a co-trustee. Also includes 172,146 shares subject to options exercisable within 60 days of May 31, 2006.

(9)	Includes 1,509,583 shares subject to options exercisable within 60 days of May 31, 2006.

(10)	Includes 1,025,632 shares subject to options exercisable within 60 days of May 31, 2006.

(11)	Includes 671,375 shares subject to options exercisable within 60 days of May 31, 2006.

(12)	Includes 173,625 shares subject to options exercisable within 60 days of May 31, 2006.

(13)	Includes 45,740 shares held by the Davidson Living Trust of which Mr. Davidson is a trustee, 7,898 shares held by Silver Lake Technology Management, L.L.C. of which Mr. Davidson is Managing Director, 5,000 shares held directly by Mr. Davidson, 94 shares held by the John Alexander Davidson 2000 Irrevocable Trust of which Mr. Davidson is a trustee and 85,827 shares subject to options exercisable within 60 days of May 31, 2006. Mr. Davidson received these options in connection with his service as a member of our Board. Under Mr. Davidson’s arrangements with respect to director compensation, these 85,827 shares issuable upon exercise of options are expected to be assigned by Mr. Davidson to Silver Lake Technology Management, L.L.C. Does not include 18,571,427 shares previously issuable upon the conversion of $195.0 million in aggregate principal amount of our Convertible Junior Subordinated Notes due 2008 held by funds affiliated with Silver Lake Partners, of which Mr. Davidson is a co-founder and managing director. In July 2006, the Notes were amended to, among other things, (i) extend the maturity date of the Notes to July 31, 2009 and (ii) provide for net share settlement of the Notes upon maturity. The Notes may no longer be converted or redeemed prior to maturity, other than in connection with certain change of control transactions, and upon maturity will be net share settled by the payment of cash equal to the face amount of the Notes and the issuance of shares with a value equal to any conversion value in excess of the face amount of the Notes. Mr. Davidson disclaims beneficial ownership of the Notes and any underlying shares, except to the extent of his pecuniary interest therein.

(14)	Includes 12,898 shares held by the Lip-Bu Tan and Ysa Loo, TTEES of which Mr. Tan is a co-trustee and 84,864 shares subject to options exercisable within 60 days of May 31, 2006.

(15)	Includes 13,743,885 shares subject to options exercisable within 60 days of May 31, 2006.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Other than compensation agreements and other arrangements, which are described in “Executive Compensation,” and the transactions described below, during fiscal year 2006, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.
Loans to Executive Officers
      Nicholas E. Brathwaite. On May 31, 2003, Flextronics USA loaned $2,839,454 to Mr. Brathwaite prior to the time Mr. Brathwaite became an executive officer. Mr. Brathwaite executed a Secured Full Recourse Promissory Note, a Second Deed of Trust and a Loan and Security Agreement in favor of Flextronics USA that bear interest at a rate of 1.49% per year. On December 13, 2005, prior to the time that Mr. Brathwaite became an executive officer, this loan was amended to extend the maturity date from December 31, 2005 to December 31, 2007. The outstanding balance of this loan as of March 31, 2006 was $2,961,089.12 (representing $2,839,454 in principal and $121,635.12 in accrued interest).
      Glouple. In connection with an investment partnership of our executive officers, Glouple Ventures LLC, from July 2000 through December 2001, one of our subsidiaries, Flextronics International, NV, loaned the following amounts to each of Messrs. McNamara, Smach and Brathwaite:

	Amount of	Interest
Date	Loan	Rate

July 2000	$311,421	6.40%
August 2000	204,155	6.22
November 2000	1,001,831	6.09
August 2001	151,697	5.72
November 2001	117,611	5.05
December 2001	33,739	5.05
      The loans were evidenced by promissory notes executed by each of Messrs. McNamara, Smach and Brathwaite in favor of Flextronics International, NV. The loans bear interest at the rates indicated above and mature on August 15, 2010. As of March 31, 2006, the remaining aggregate outstanding balance of the indebtedness of each executive was $1,820,454, including accrued interest, which is the largest aggregate amount of indebtedness outstanding during fiscal year 2006.
Investment by Silver Lake Partners
      In March 2003, we issued $195.0 million aggregate principal amount of our Convertible Junior Subordinated Notes due 2008 to funds affiliated with Silver Lake Partners. In connection with the issuance of the Notes, we appointed James A. Davidson, a co-founder and managing director of Silver Lake Partners, to our Board of Directors. In July 2006, we entered into an agreement with the Silver Lake noteholders to, among other things (i) extend the maturity date of the Notes to July 31, 2009 and (ii) provide for net share settlement of the Notes upon maturity. The Notes may no longer be converted or redeemed prior to maturity, other than in connection with certain change of control transactions, and upon maturity will be net share settled by the payment of cash equal to the face amount of the Notes and the issuance of shares with a value equal to any conversion value in excess of the face amount of the Notes.
Sale of Software Development and Solutions Business
      On April 13, 2006, we entered into a definitive agreement to sell our Software Development and Solutions business to an affiliate of Kohlberg Kravis Roberts & Co (“KKR”). Upon closing of the transaction, we will receive cash consideration which is expected to be in excess of $600.0 million and a $250.0 million face value note receivable with a 10.5% paid-in-kind interest coupon which matures in eight years, and we will retain a 15% equity interest in the new company. Mr. Michael E. Marks, the Chairman of the Company’s Board of Directors, is a member of KKR. The terms of the transaction were approved by an Independent Committee of our Board of Directors as well as by the Audit Committee of our Board of Directors. The Independent Committee of our Board of Directors received fairness opinions from certain independent third-party financial institutions.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the year ended March 31, 2006 were met, except that a Form 4 relating to Mr. McNamara’s settlement on January 19, 2006 of a prepaid variable forward contract and the deemed sale of 360,000 shares in connection with the settlement was filed two days late (on January 25, 2006). Mr. McNamara’s prepaid variable forward contract, including settlement terms, was initially reported to the SEC on Form 4 on November 5, 2004.
SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL GENERAL MEETING
      Shareholder proposals intended for inclusion in the proxy statement for the 2007 Annual General Meeting must be received by us no later than April 19, 2007. Any shareholder proposals must be mailed to our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A., Attention: Chief Executive Officer. These shareholder proposals may be included in our proxy statement for the 2007 Annual General Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC.
      In addition, under Section 183 of the Companies Act, registered shareholders representing at least 5% of the total outstanding voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least S$500 each may, at their expense, requisition that we include and give notice of their proposal for the 2007 Annual General Meeting. Subject to satisfaction of the requirements of Section 183 of the Companies Act, any such requisition must be signed by all the requisitionists and be deposited at our registered office in Singapore, One Marina Boulevard, #28-00, Singapore 018989, at least six weeks prior to the date of the 2007 Annual General Meeting in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2007 Annual General Meeting in the case of any other requisition.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      We incorporate by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2006:

•	Item 8, “Financial Statements and Supplementary Data”;

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”
SINGAPORE STATUTORY FINANCIAL STATEMENTS
      Our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 which was filed with the SEC on May 31, 2006, is enclosed with this Proxy Statement. The Annual Report on Form 10-K includes our consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Auditors’ Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2006. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business.
      Our Singapore statutory financial statements, prepared in conformity with the provisions of the Companies Act, are also enclosed with this Proxy Statement, as required under Singapore law.
      Our Singapore statutory financial statements include:

•	our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);

•	supplementary financial statements (which reflect solely our standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated, and which we refer to in this section as the Parent financial statements);

•	a Directors’ Report; and

•	the Auditors’ Report of Deloitte & Touche, our Singapore statutory auditors for the fiscal year ended March 31, 2006.
OTHER MATTERS
      Management does not know of any matters to be presented at the 2006 Annual General Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.
      It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. We urge you to execute promptly and return the accompanying proxy card in the envelope which has been enclosed for your convenience.
      Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.
      By Order of the Board of Directors

Bernard Liew Jin Yang	Yap Lune Teng

Joint Secretary	Joint Secretary
July 31, 2006
Singapore
      Upon request, we will furnish without charge to each person to whom this Proxy Statement is delivered a copy of any exhibit listed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006. You may request a copy of this information at no cost, by writing or telephoning us at our principal U.S. offices at:
Flextronics International Ltd.
2090 Fortune Dr.
San Jose, California 95131 U.S.A.
Telephone: (408) 576-7722

SINGAPORE STATUTORY FINANCIAL STATEMENTS
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
Co. Rg. No. 199002645H
REPORT OF THE DIRECTORS
MARCH 31, 2006
(U.S. dollars in thousands unless otherwise designated as Singapore dollars, S$)
      The directors present their report together with the audited financial statements of Flextronics International Ltd. (the “Parent”) and the consolidated financial statements of Flextronics International Ltd. and subsidiaries (the “Company”) for the financial year ended March 31, 2006.
Directors
      The directors of Flextronics International Ltd. in office at the date of this report are:

H. Raymond Bingham
James A. Davidson
Michael E. Marks

Michael M. McNamara

Rockwell A. Schnabel
Ajay B. Shah
Richard L. Sharp
Lip-Bu Tan
Arrangements to Enable Directors to Acquire Benefits by Means of the Acquisition of Shares and Debentures
      Neither at the end of the financial year nor at any time during the financial year did there subsist any arrangement whose object is to enable the directors of the Parent to acquire benefits by means of the acquisition of shares or debentures in the Parent or any other body corporate except for the options mentioned below.
Directors’ Interests in Shares and Debentures
      The interest of the directors who held office at the end of the current fiscal year (including those held by their spouses and infant children) in the share capital or debentures of the Parent and related corporations were as follows:

	Interest Held

	As of March 31,
	2005 or Date of
	Appointment as
	Director During	As of
Ordinary Shares, no Par Value, in Flextronics International Ltd.	the Year	March 31, 2006

H. Raymond Bingham *	—	—
James A. Davidson	50,834	50,834
Michael E. Marks	3,570,059	3,218,959
Michael M. McNamara *	597,547	237,547
Rockwell A. Schnabel **	—	—
Ajay B. Shah *	—	—
Richard L. Sharp	3,037,952	3,047,548
Lip-Bu Tan	5,000	12,898

*	Messrs. Bingham, McNamara and Shah joined the Board of Directors on October 14, 2005.

**	Mr. Schnabel joined the Board of Directors on February 7, 2006.

Options to acquire ordinary shares, no par value, in Flextronics International Ltd.

	As of March 31,
	2005 or Date of
	Appointment as
	Director During	As of
	the Year	March 31, 2006	Exercise Price	Exercisable Period

H. Raymond Bingham *	—	25,000	$11.8200	10.14.05 to 10.14.10
James A. Davidson	25,000	25,000	$9.3500	03.20.03 to 03.20.08
	6,610	6,610	$14.2200	09.30.03 to 09.30.08
	20,000	20,000	$17.5000	01.22.04 to 01.22.09
	20,000	20,000	$10.0800	08.12.04 to 08.12.09
	12,500	12,500	$13.5300	09.23.04 to 09.23.09
	—	25,000	$12.6200	05.17.05 to 05.17.10
	—	12,500	$12.6600	09.20.05 to 09.20.10
Michael E. Marks	1,000,000	—	$23.1875	12.20.00 to 12.20.10
	200,000	200,000	$13.9800	09.21.01 to 09.21.11
	400,000	400,000	$15.9000	10.01.01 to 10.01.11
	5,000,000	4,000,000	$7.9000	07.01.02 to 07.01.12
	1,000,000	1,000,000	$17.6900	04.21.04 to 04.21.14
	1,375,000	1,375,000	$11.5300	08.23.04 to 08.23.14
Michael M. McNamara *	150,000	150,000	$13.9800	09.21.01 to 09.21.11
	250,000	250,000	$15.9000	10.01.01 to 10.01.11
	2,000,000	2,000,000	$7.9000	07.01.02 to 07.01.12
	600,000	600,000	$8.8400	09.03.02 to 09.03.12
	400,000	400,000	$16.0700	04.30.04 to 04.30.14
	200,000	200,000	$11.5300	08.23.04 to 08.23.14
	3,000,000	3,000,000	$12.3700	05.13.05 to 05.13.15
Rockwell A. Schnabel **	—	25,000	$10.1700	02.07.06 to 02.07.11
Ajay B. Shah *	—	25,000	$11.8200	10.14.05 to 10.14.10
Richard L. Sharp	6,000	—	$42.0313	09.21.00 to 09.21.05
	6,000	6,000	$14.1000	09.20.01 to 09.20.06
	10,000	10,000	$7.9000	07.01.02 to 07.01.07
	12,500	12,500	$9.5100	08.29.02 to 08.29.07
	12,500	12,500	$14.2200	09.30.03 to 09.30.08
	20,000	20,000	$17.5000	01.22.04 to 01.22.09
	20,000	20,000	$10.0800	08.12.04 to 08.12.09
	12,500	12,500	$13.5300	09.23.04 to 09.23.09
	—	100,000	$12.6200	05.17.05 to 05.17.10
	—	12,500	$10.4200	01.03.06 to 01.03.11
Lip-Bu Tan	25,000	25,000	$9.0000	04.03.03 to 04.03.08
	6,165	6,165	$14.2200	09.30.03 to 09.30.08
	20,000	20,000	$17.5000	01.22.04 to 01.22.09
	20,000	20,000	$10.0800	08.12.04 to 08.12.09
	12,500	12,500	$13.5300	09.23.04 to 09.23.09
	—	25,000	$12.6200	05.17.05 to 05.17.10
	—	12,500	$12.6600	09.20.05 to 09.20.10

*	Messrs. Bingham, McNamara and Shah joined the Board of Directors on October 14, 2005.

**	Mr. Schnabel joined the Board of Directors on February 7, 2006.

      Other than as disclosed above, no other directors of the Parent had an interest in any shares, debentures or share options of the Parent or related corporations either at the beginning or the end of the year as recorded in the register of directors’ shareholdings kept by the Parent under section 164 of the Singapore Companies Act Chapter 50.
Directors’ Receipt and Entitlement to Contractual Benefits
      Other than as disclosed above, since the end of the previous financial year, no director has received or become entitled to receive a benefit which is required to be disclosed under section 201(8) of the Singapore Companies Act, Chapter 50, by reason of a contract made by the Parent or a related corporation with the director or with a firm of which he is a member, or with a company in which he has a substantial financial interest except for their employment contracts.
Share Option Plans and Employee Share Purchase Plan (Schemes)

2004 Award Plan (the “2004 Plan”)
      During the financial year ended March 31, 2006, options for a total of 2,200,175 Ordinary Shares in the Parent were granted with exercise prices ranging from $10.32 to $13.32 and a weighted-average exercise price of $11.09 under the 2004 Plan. No Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 2004 Plan. As at March 31, 2006, the number and class of unissued shares under options granted under the 2004 Plan was 4,919,845 Ordinary Shares, net of cancellation of options for 812,005 Ordinary Shares during financial year 2006. The expiration dates range from November 2014 to January 2016.

2002 Interim Incentive Plan (the “2002 Plan”)
      During the financial year ended March 31, 2006, options for a total of 49,400 Ordinary Shares in the Parent were granted with an exercise price of $13.27 under the 2002 Plan. 3,824,173 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 2002 Plan. As at March 31, 2006, the number and class of unissued shares under options granted under the 2002 Plan was 10,753,219 Ordinary Shares, net of cancellation of options for 1,636,621 Ordinary Shares during financial year 2006. The expiration dates range from January 2008 to July 2015.

2001 Equity Incentive Plan (the “2001 Plan”)
      During the financial year ended March 31, 2006, options for a total of 9,299,879 Ordinary Shares in the Parent were granted under the 2001 Plan with an exercise price ranging from $10.17 to $13.27 and a weighted-average exercise price of $11.75. During financial year 2005, the Parent consolidated its 1999 Interim Option Plan (the “1999 Plan”), 1998 Interim Option Plan (the “1998 Plan”), and 1997 Interim Option Plan (the “1997 Plan”) into the 2001 Plan. As such, the remaining shares that were available under the 1999 Plan, 1998 Plan and 1997 Plan are available for grant under the 2001 Plan. No additional options will be granted under the 1999 Plan, 1998 Plan and 1997 Plan. Any options outstanding under these plans will remain outstanding until exercised or until they terminate or expire by their terms.
      Pursuant to adoption of the 2001 Plan in August 2001, remaining unissued shares under the 1993 Share Option Plan (the “1993 Plan”) were made available for issuance under the 2001 Plan, and no additional options will be granted under the 1993 Plan.
      The Parent has certain option plans and the underlying options of companies, which the Parent has merged with or acquired (the “Assumed Plans”). Options under the Assumed Plans have been converted into the Parent’s options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. No further option grants will be awarded under the Assumed Plan. The Assumed Plans were consolidated into the 2001 Plan during financial year 2005.

      During the financial year ended March 31, 2006, a total of 1,738,175 Ordinary Shares in the Parent were issued by virtue of the exercise of options granted under the 2001 Plan. As at March 31, 2006, the number and class of unissued shares under options granted under the 2001 Plan was 39,369,492 Ordinary Shares, net of cancellation of options for 6,074,325 Ordinary Shares during financial year 2006. The expiration dates range from May 2006 to January 2016.

Employee Share Purchase Plan (the “ESPP”)
      The ESPP was approved by the shareholders in October 1997 and terminated by the Board of Directors in October 2005. Upon the approval of termination, the Board of Directors decided that no shares would be available for issuance subsequent to March 31, 2006.
      Under the ESPP, employees may purchase, on a periodic basis, a limited number of Ordinary Shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per-share purchase price is 85% of the fair market value of the shares at the beginning or end of the offering period, whichever is lower. A total of 914,244 Ordinary Shares were sold under the ESPP during the current financial year. The per-share weighted-average fair value of Ordinary Shares sold under the ESPP in financial year 2006 was $11.51.
Auditors
      The auditors, Deloitte & Touche, have expressed their willingness to accept re-appointment.
On Behalf of the Board of Directors

/s/ MICHAEL E. MARKS	/s/ MICHAEL M. MCNAMARA

Director	Director
Singapore
May 30, 2006

Statement of Directors
      In the opinion of the directors, the accompanying financial statements of Flextronics International Ltd. (the “Parent”) and the consolidated financial statements of Flextronics International Ltd. and subsidiaries (the “Company”) are drawn up so as to give a true and fair view of the state of affairs of the Parent and the Company as at March 31, 2006, and of the results, changes in equity and cash flows of the Company for the year then ended and at the date of this statement, there are reasonable grounds to believe that the Parent will be able to pay its debts as and when they fall due.
On Behalf of the Board of Directors

/s/ MICHAEL E. MARKS	/s/ MICHAEL M. MCNAMARA

Director	Director
Singapore
May 30, 2006

Auditors’ Report to the Members of Flextronics International Ltd.
      We have audited the accompanying Consolidated Financial Statements of Flextronics International Ltd. and its subsidiaries (the “Company”) and the Supplementary Financial Statements of Flextronics International Ltd. (the “Parent”) for the financial year ended March 31, 2006, (collectively the “statutory financial statements”). These statutory financial statements are the responsibility of the Parent’s directors. Our responsibility is to express an opinion on these statutory financial statements based on our audit.
      We conducted our audit in accordance with Singapore Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the statutory financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statutory financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.
      The Parent accounted for investments in subsidiaries using the equity method. Under this method, the Parent’s investments in subsidiaries are reported as a separate line in the Parent’s balance sheet. Accounting principles generally accepted in the United States of America require that these investments be consolidated rather than reported using the equity method.
      Except for the foregoing, in our opinion:

a) the statutory financial statements are properly drawn up in accordance with the provisions of the Singapore Companies Act, Cap. 50 (“Act”) and accounting principles generally accepted in the United States of America (the use of which is approved by the Accounting and Corporate Regulatory Authority of Singapore) so as to give a true and fair view of the state of affairs of the Company and of the Parent as at March 31, 2006, and of the results, changes in equity and cash flows of the Company for the financial year then ended; and

b) the accounting and other records required by the Act to be kept by the Parent and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.
      The accompanying Consolidated Financial Statements of the Company as of March 31, 2006, and for the year then ended, have been audited by Deloitte & Touche LLP, San Jose and have been included in the Annual Report for the financial year ended March 31, 2006 filed with the United States Securities and Exchange Commission. Together with the Supplementary Financial Statements of the Parent, these Consolidated Financial Statements have been reproduced for the purposes of filing with the Accounting and Corporate Regulatory Authority in Singapore.

/s/	DELOITTE & TOUCHE
Certified Public Accountants
Singapore
May 30, 2006

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED BALANCE SHEETS

	March 31,

	2006	2005

	(In thousands except
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$942,859	$869,258
Accounts receivable, net of allowance for doubtful accounts of $17,749 and $26,641 as of March 31, 2006 and 2005, respectively	1,496,520	1,787,006
Inventories	1,738,310	1,513,715
Deferred income taxes	9,643	11,614
Current assets of discontinued operations	89,509	79,053
Other current assets	620,095	526,519

Total current assets	4,896,936	4,787,165
Property and equipment, net	1,586,486	1,669,876
Deferred income taxes	646,431	687,146
Goodwill	2,676,727	2,965,867
Other intangible assets, net	115,064	81,644
Long-term assets of discontinued operations	574,384	494,019
Other assets	462,379	324,049

Total assets	$10,958,407	$11,009,766

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$106,099	$26,140
Accounts payable	2,758,019	2,505,719
Accrued payroll	184,483	269,532
Current liabilities of discontinued operations	57,213	66,669
Other current liabilities	852,490	1,012,134

Total current liabilities	3,958,304	3,880,194
Long-term debt and capital lease obligations, net of current portion	1,488,975	1,709,011
Long-term liabilities of discontinued operations	30,578	53,189
Other liabilities	125,903	143,324
Commitments and contingencies (Note 7)
Shareholders’ equity
Ordinary shares, no par value; 578,141,566 and 568,329,662 shares issued and outstanding as of March 31, 2006 and 2005, respectively	5,572,574	5,489,764
Accumulated deficit	(241,438)	(382,600)
Accumulated other comprehensive income	27,565	123,683
Deferred compensation	(4,054)	(6,799)

Total shareholders’ equity	5,354,647	5,224,048

Total liabilities and shareholders’ equity	$10,958,407	$11,009,766

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands, except per share amounts)
Net sales	$15,287,976	$15,730,717	$14,479,262
Cost of sales	14,354,461	14,720,532	13,676,855
Restructuring charges	185,631	78,381	474,068

Gross profit	747,884	931,804	328,339
Selling, general and administrative expenses	463,946	525,607	469,229
Intangible amortization	37,160	33,541	34,543
Restructuring charges	30,110	16,978	54,785
Other income, net	(17,200)	(13,491)	—
Interest and other expense, net	92,951	89,996	77,241
Gain on divestiture of operations	(23,819)	—	—
Loss on early extinguishment of debt	—	16,328	103,909

Income (loss) from continuing operations before income taxes	164,736	262,845	(411,368)
Provision for (benefit from) income taxes	54,218	(68,652)	(64,958)

Income (loss) from continuing operations	$110,518	$331,497	$(346,410)
Discontinued operations
Income (loss) from discontinued operations, net of tax	30,644	8,374	(5,968)

Net income (loss)	$141,162	$339,871	$(352,378)

Earnings (loss) per share:
Income (loss) from continuing operations:
Basic	$0.19	$0.60	$(0.66)

Diluted	$0.18	$0.57	$(0.66)

Income (loss) from discontinued operations:
Basic	$0.05	$0.02	$(0.01)

Diluted	$0.05	$0.01	$(0.01)

Net income(loss):
Basic	$0.25	$0.61	$(0.67)

Diluted	$0.24	$0.58	$(0.67)

Weighted average shares used in computing per share amounts:
Basic	573,520	552,920	525,318

Diluted	600,604	585,499	525,318

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands)
Net income (loss)	$141,162	$339,871	$(352,378)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of taxes	(100,472)	56,255	105,963
Unrealized holding gain (loss) on investments and derivative instruments, net of taxes	4,354	(10,677)	5,561

Comprehensive income (loss)	$45,044	$385,449	$(240,854)

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
	Ordinary Shares			Other
				Comprehensive		Total
	Shares		Accumulated	Income	Deferred	Shareholders’
	Outstanding	Amount	Deficit	(Loss)	Compensation	Equity

	(In thousands)
BALANCE AT MARCH 31, 2003	520,228	$4,951,679	$(370,093)	$(33,419)	$(6,147)	$4,542,020
Issuance of ordinary shares for acquisitions	517	3,162	—	—	—	3,162
Exercise of stock options	8,235	54,825	—	—	—	54,825
Ordinary shares issued under Employee Stock Purchase Plan	718	6,288	—	—	—	6,288
Issuance of restricted ordinary shares	246	—	—	—	—	—
Net loss	—	—	(352,378)	—	—	(352,378)
Deferred stock compensation, net of cancellations	—	2,171	—	—	(2,171)	—
Amortization of deferred stock compensation	—	—	—	—	1,772	1,772
Unrealized gain on investments and derivative instruments, net of taxes	—	—	—	5,561	—	5,561
Foreign currency translation, net of taxes	—	—	—	105,963	—	105,963

BALANCE AT MARCH 31, 2004	529,944	5,018,125	(722,471)	78,105	(6,546)	4,367,213
Issuance of ordinary shares for acquisitions	10,004	127,226	—	—	—	127,226
Exercise of stock options	3,182	29,784	—	—	—	29,784
Modification of stock option grants (Note 11)	—	5,575	—	—	—	5,575
Ordinary shares issued under Employee Stock Purchase Plan	561	6,817	—	—	—	6,817
Sales of ordinary shares in public offering, net of offering costs of $4,636	24,331	299,500	—	—	—	299,500
Issuance of restricted ordinary shares	308	329	—	—	—	329
Net income	—	—	339,871	—	—	339,871
Deferred stock compensation, net of cancellations	—	2,408	—	—	(2,408)	—
Amortization of deferred stock compensation	—	—	—	—	2,155	2,155
Unrealized loss on investments and derivative instruments, net of taxes	—	—	—	(10,677)	—	(10,677)
Foreign currency translation, net of taxes	—	—	—	56,255	—	56,255

BALANCE AT MARCH 31, 2005	568,330	5,489,764	(382,600)	123,683	(6,799)	5,224,048
Issuance of ordinary shares for acquisitions	2,526	27,907	—	—	—	27,907
Exercise of stock options	5,562	41,052	—	—	—	41,052
Shares issued for debt conversion	476	5,000	—	—	—	5,000
Ordinary shares issued under Employee Stock Purchase Plan	914	8,934	—	—	—	8,934
Issuance of restricted ordinary shares	293	—	—	—	—	—
Shares issued for board of directors compensation	41	499	—	—	—	499
Net income	—	—	141,162	—	—	141,162
Deferred stock compensation, net of cancellations	—	(582)	—	—	582	—
Amortization of deferred stock compensation	—	—	—	—	2,163	2,163
Unrealized loss on investments and derivative instruments, net of taxes	—	—	—	4,354	—	4,354
Foreign currency translation, net of taxes	—	—	—	(100,472)	—	(100,472)

BALANCE AT MARCH 31, 2006	578,142	$5,572,574	$(241,438)	$27,565	$(4,054)	$5,354,647

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$141,162	$339,871	$(352,378)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and impairment charges	390,828	373,670	662,798
Gain on sale of equipment	(8,473)	(1,752)	(2,206)
Provision for doubtful accounts	606	4,848	1,256
Equity in earnings (losses) of associated companies and other charges, net	(16,831)	2,785	(181)
Stock compensation	2,662	2,155	1,772
Deferred income taxes	47,953	(84,070)	(97,171)
Gain on divestitures of operations	(67,569)	—	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	172,638	110,907	(381,948)
Inventories	(220,988)	(105,126)	(40,302)
Other assets	(171,460)	61,341	(139,691)
Accounts payable and other current liabilities	278,828	19,636	535,749

Net cash provided by operating activities	549,356	724,265	187,698

Cash flows from investing activities:
Purchases of property and equipment, net of disposition	(251,174)	(289,680)	(181,461)
Acquisition of businesses, net of cash acquired	(649,160)	(469,003)	(119,983)
Proceeds from divestitures of operations, net of cash disposed	518,505	—	—
Other investments and notes receivable	(47,090)	20,406	(102,323)

Net cash used in investing activities	(428,919)	(738,277)	(403,767)

Cash flows from financing activities:
Proceeds from bank borrowings and long-term debt	3,420,583	1,793,969	1,446,592
Repayments of bank borrowings and long-term debt	(3,503,420)	(1,789,862)	(1,008,692)
Repayment of capital lease obligations and other	(11,457)	(10,672)	(12,613)
Payment for early extinguishment of debt	—	(13,201)	(91,647)
Proceeds from exercise of stock options and Employee Stock Purchase Plan	49,986	36,601	61,113
Net proceeds from issuance of ordinary shares in public offering	—	299,500	—

Net cash provided by (used in) financing activities	(44,308)	316,335	394,753

Effect of exchange rates on cash	(2,528)	(48,341)	12,572

Net increase in cash and cash equivalents	73,601	253,982	191,256
Cash and cash equivalents, beginning of year	869,258	615,276	424,020

Cash and cash equivalents, end of year	$942,859	$869,258	$615,276

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION OF THE COMPANY
      Flextronics International Ltd. (“Flextronics” or the “Company”) was incorporated in the Republic of Singapore in May 1990. The Company is a leading provider of advanced electronics manufacturing services (EMS) to original equipment manufacturers (OEMs) in industries including computing; mobile; consumer digital; industrial, semiconductor and white goods; automotive, marine and aerospace; infrastructure; and medical. The Company’s strategy is to provide customers with a full range of vertically-integrated global supply chain services through which the Company designs, builds and ships a complete packaged product for its OEM customers. OEM customers leverage the Company’s services to meet their product requirements throughout the entire product life cycle. The Company also provides after-market services such as logistics, repair and warranty services.
      The Company’s services include printed circuit board and flexible circuit fabrication, systems assembly and manufacturing (including enclosures, testing services, materials procurement and inventory management), logistics and after-market services (including product repair, re-manufacturing and maintenance). Additionally, the Company provides market-specific design and engineering services ranging from contract design services (“CDM”), where the customer purchases services on a time and materials basis, to original product design and manufacturing services, where the customer purchases a product that was designed, developed and manufactured by the Company (commonly referred to as original design manufacturing, or “ODM”). ODM products are then sold by the Company’s OEM customers under the OEM’s brand name. The Company’s CDM and ODM services include user interface and industrial design, mechanical engineering and tooling design, electronic system design and printed circuit board design.
      During the second quarter of fiscal year 2006, the Company sold its Semiconductor division to AMIS Holdings, Inc., the parent company of AMI Semiconductor, Inc. The Company also merged its Network Services division with Telavie AS, a company wholly-owned by Altor Equity Partners, and retained a 35% ownership stake in the merged company, Relacom Holding AB. On April 13, 2006, the Company entered into a definitive agreement to sell its Software Development and Solutions business to an affiliate of Kohlberg Kravis Roberts & Co. The Software Development and Solutions business and the Semiconductor division are being treated as discontinued operations in the consolidated financial statements, however, the divestiture of the Network Services division does not meet the criteria for discontinued operations treatment under accounting principals generally accepted in the United States of America (“U.S. GAAP”) or (“GAAP”), and as such, its historical results remain included in the Company’s continuing operations financial results. Refer to Note 13, “Business and Asset Acquisitions and Divestitures” and Note 16, “Discontinued Operations” for further discussion of these divestitures.

2.	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation
      The Company’s fiscal year ends on March 31 of each year. The first and second fiscal quarters end on the Friday closest to the last day of each respective calendar quarter. The third and fourth fiscal quarters end on December 31 and March 31, respectively.
      Amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$), Euros (€) or Indian Rupees (Rs).
      The accompanying consolidated financial statements include the accounts of Flextronics and its majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions. The Company consolidates all majority-owned subsidiaries and investments in entities in which the Company has a controlling interest. For consolidated majority-owned subsidiaries in which the Company owns less than 100%, the Company recognizes a minority interest for the ownership interest of the minority owners. As of March 31, 2006, this minority interest totaled $23.4 million, of which $10.8 million is included in other liabilities and $12.6 million is included in long-term liabilities of discontinued operations in the consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As of March 31, 2005, minority interest totaled $40.8 million, of which $33.8 million is included in long-term liabilities of discontinued operations and $7.0 million is included in other liabilities in the consolidated balance sheets. The associated minority interest expense has not been material to the Company’s results of operations for fiscal years 2006, 2005 and 2004, and has been classified within income (loss) from discontinued operations or as interest and other expense, net, in the consolidated statements of operations. Non-majority-owned investments are accounted for using the equity method when the Company has an ownership percentage equal to or greater than 20%, or has the ability to significantly influence the operating decisions of the issuer, otherwise the cost method is used.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, allowances for doubtful accounts, inventory allowances, useful lives of property, equipment and intangible assets, asset impairments, fair values of derivative instruments and the related hedged items, restructuring charges, contingencies, capital leases, and the fair values of options granted under the Company’s stock-based compensation plans. Actual results may differ from previously estimated amounts, and such differences may be material to the consolidated financial statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they occur.

Translation of Foreign Currencies
      The financial position and results of operations for certain of the Company’s subsidiaries are measured using a currency other than the U.S. dollar as their functional currency. Accordingly, all assets and liabilities for these subsidiaries are translated into U.S. dollars at the current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative gains and losses from the translation of these subsidiaries’ financial statements are reported as a separate component of shareholders’ equity. Foreign exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, and remeasurement adjustments for foreign operations where the U.S. dollar is the functional currency, are included in operating results. The Company realized a net foreign exchange gain of $20.6 million during fiscal year 2006, and a foreign exchange gain of $29.3 million during 2005 from the liquidation of certain international entities. These gains were classified as a component of other income, net, in the consolidated statement of operations.

Revenue Recognition
      The Company recognizes manufacturing revenue when it ships goods or the goods are received by its customer, title and risk of ownership have passed, the price to the buyer is fixed or determinable and recoverability is reasonably assured. Generally, there are no formal customer acceptance requirements or further obligations related to manufacturing services. If such requirements or obligations exist, then the Company recognizes the related revenues at the time when such requirements are completed and the obligations are fulfilled. The Company makes provisions for estimated sales returns and other adjustments at the time revenue is recognized based on its analysis of historical returns, current economic trends and changes in customer demand. These provisions were not material to the consolidated financial statements for the 2006, 2005 and 2004 fiscal years.
      The Company provides a comprehensive suite of services for its customers that range from contract design to original product design to repair services. The Company recognizes service revenue when the services have been performed, and the related costs are expensed as incurred. Net sales for services from

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
continuing operations were less than 10% of the Company’s total sales from continuing operations in the 2006, 2005 and 2004 fiscal years.

Allowance for Doubtful Accounts
      The Company performs ongoing credit evaluations of its customers’ financial condition and makes provisions for doubtful accounts based on the outcome of those credit evaluations. The Company evaluates the collectibility of its accounts receivable based on specific customer circumstances, current economic trends, historical experience with collections and the age of past due receivables. Unanticipated changes in the liquidity or financial position of the Company’s customers may require additional provisions for doubtful accounts.

Cash and Cash Equivalents
      All highly liquid investments with maturities of three months or less from original dates of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts and certificates of deposit.
      Cash and cash equivalents related to continuing operations consisted of the following:

	March 31,

	2006	2005

	(In thousands)
Cash and bank balances	$870,140	$832,290
Money market funds	64,787	15,911
Certificates of deposit	7,932	21,057

	$942,859	$869,258

Long-term Investments
      The Company also has certain investments in non-publicly traded companies. These investments are included within other assets in the Company’s consolidated balance sheet. As of March 31, 2006 and 2005, the investments totaled $173.9 million and $73.8 million, respectively. Non-majority-owned investments are accounted for using the equity method when the Company has an ownership percentage equal to or greater than 20%, or has the ability to significantly influence the operating decisions of the issuer, otherwise the cost method is used. The Company continuously monitors these investments for impairment and makes appropriate reductions in carrying values when necessary. During fiscal year 2005, the Company recorded charges of $8.2 million for other than temporary impairment of its investments in certain of these non-publicly traded companies. Impairment charges for fiscal years 2006 and 2004 were immaterial.

Concentration of Credit Risk
      Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable, cash and cash equivalents, investments, and derivative instruments.
      The Company performs ongoing credit evaluations of its customers’ financial condition and makes provisions for doubtful accounts based on the outcome of its credit evaluations. In fiscal year 2006, two customers accounted for approximately 13% and 11% of net sales, respectively. In fiscal year 2005, two customers accounted for approximately 14% and 10% of net sales, respectively. In fiscal year 2004, two customers accounted for approximately 12% of net sales. The Company’s ten largest customers accounted for approximately 63%, 62%, and 64% of its net sales, in fiscal years 2006, 2005, and 2004, respectively. At March 31, 2006, one customer accounted for approximately 16% of total accounts receivable. At March 31, 2005, one customer accounted for approximately 10% of total accounts receivable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world. The Company’s cash equivalents are primarily comprised of cash deposited in money market accounts and certificates of deposit. The Company’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.
      The amount subject to credit risk related to derivative instruments is generally limited to the amount, if any, by which a counterparty’s obligations exceed the obligations of the Company with that counterparty. To manage the counterparty risk, the Company limits its derivative transactions to those with recognized financial institutions.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value. The stated cost is comprised of direct materials, labor and overhead. The components of inventories related to continuing operations, net of applicable lower of cost or market write-downs, were as follows:

	March 31,

	2006	2005

	(In thousands)
Raw materials	$884,940	$711,720
Work-in-progress	335,061	304,189
Finished goods	518,309	497,806

	$1,738,310	$1,513,715

Property and Equipment
      Property and equipment are stated at cost. Depreciation and amortization is recognized on a straight-line basis over the estimated useful lives of the related assets (three to thirty years), with the exception of building leasehold improvements, which are amortized over the term of the lease, if shorter. Effective October 1, 2004, the estimated useful lives of certain machinery and equipment were changed from five years to seven years. The use of these assets and the advancement of the associated technology have demonstrated that seven years is a more reasonable and accurate economic useful life, so the Company has aligned the depreciation expense associated with these assets with their future economic benefit. As a result of this change in estimated useful life, the Company recognized lower depreciation expense than otherwise would have been recognized without the change in useful life of approximately $20.7 million and $12.0 million in fiscal years 2006 and 2005, respectively. Repairs and maintenance costs are expensed as incurred. Property and equipment related to continuing operations was comprised of the following:

	March 31,

	2006	2005

	(In thousands)
Machinery and equipment	$1,426,987	$1,432,673
Buildings	752,951	764,390
Leasehold improvements	116,955	92,880
Furniture, fixtures, computer equipment and software	303,075	364,810
Land and other	220,859	237,951

	2,820,827	2,892,704
Accumulated depreciation and amortization	(1,234,341)	(1,222,828)

Property and equipment, net	$1,586,486	$1,669,876

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Total depreciation expense associated with property and equipment of continuing operations amounted to approximately $264.4 million, $303.1 million and $307.2 million in fiscal years 2006, 2005 and 2004, respectively.
      The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparing its carrying amount to the projected undiscounted cash flows the property and equipment are expected to generate. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds its fair value.

Deferred Income Taxes
      The Company provides for income taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the carrying amount and the tax basis of existing assets and liabilities by applying the applicable statutory tax rate to such differences.

Goodwill and Other Intangibles
      Goodwill of the reporting units is tested for impairment on January 31st and whenever events or changes in circumstance indicate that the carrying amount of goodwill may not be recoverable. Goodwill is tested for impairment at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. Reporting units represent components of the Company for which discrete financial information is available that are and regularly reviewed by management. For purposes of the annual goodwill impairment evaluation during fiscal years 2005 and 2004, the Company identified two separate reporting units: Electronic Manufacturing Services and Network Services. In fiscal year 2006, the Company divested its Network Services division and subsequently identified its Software Development and Solutions business as a new operating segment and reporting unit, and identified its Printed Circuit Board division as a new reporting unit. If the carrying amount of any reporting unit exceeds its fair value, the amount of impairment loss recognized, if any, is measured using a discounted cash flow analysis. Further, to the extent the carrying amount of the Company as a whole is greater than its market capitalization, all, or a significant portion of its goodwill may be considered impaired. The Company completed the annual impairment test during its fourth quarter of fiscal year 2006 and determined that no impairment existed as of the date of the impairment test.
      The following table summarizes the activity in the Company’s goodwill account relating to continuing operations during fiscal years 2006 and 2005:

	March 31,

	2006	2005

	(In thousands)
Balance, beginning of the year	$2,965,867	$2,630,708
Additions	224,628	235,928
Goodwill related to divested operations(1)	(410,296)	—
Reclassification to other intangible assets(2)	(30,622)	(6,506)
Foreign currency translation adjustments	(72,850)	105,737

Balance, end of the year	$2,676,727	$2,965,867

(1)	Refer to Note 13, “Business and Asset Acquisitions and Divestitures.”

(2)	Reclassification resulting from final allocation of the Company’s intangible assets acquired through certain business combinations completed in a period subsequent to the respective period of acquisition, based on third-party valuations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s acquired intangible assets are subject to amortization over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an intangible asset may not be recoverable. An impairment loss is recognized when the carrying amount of an intangible asset exceeds its fair value. Intangible assets are primarily comprised of customer related intangibles, which include contractual agreements and customer relationships. Other acquired intangibles are primarily comprised of patents and trademarks, and developed technologies. Contractual agreements, patents and trademarks, and developed technologies are amortized on a straight-line basis over a period of up to ten years, and customer relationships on a straight-line basis over three to ten years. No residual value is estimated for any intangible assets. During fiscal year 2006 and 2005, there were approximately $81.1 million and $45.3 million of additions to intangible assets, respectively, primarily related to contractual agreements and customer relationships as a result of acquisitions. The value of the Company’s intangible assets purchased through business combinations is principally determined based on third-party valuations of the net assets acquired. The Company is in the process of determining the value of its intangible assets acquired from certain acquisitions completed in fiscal year 2006 and expects to complete the evaluation by the end of the first quarter of fiscal year 2007. The components of acquired intangible assets relating to continuing operations are as follows:

	March 31, 2006			March 31, 2005

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

	(In thousands)			(In thousands)
Intangible assets:
Customer related intangibles	$150,471	$(36,086)	$114,385	$121,436	$(54,508)	$66,928
Other acquired intangibles	26,521	(25,842)	679	36,696	(21,980)	14,716

Total	$176,992	$(61,928)	$115,064	$158,132	$(76,488)	$81,644

      In September 2005, the Company reduced intangible assets by approximately $18.4 million, primarily related to contractual agreements, developed technologies and customer relationships, as a result of the divestiture of its Network Services division (refer to Note 13, “Business and Asset Acquisitions and Divestitures”). Total intangible amortization expense recognized from continuing operations during fiscal years 2006, 2005, and 2004 amounted to $37.2 million, $33.5 million, and $34.5 million, respectively. The estimated future annual amortization expense related to acquired intangible assets from continuing operations is as follows:

Fiscal Years Ending March 31,	Amount

(In thousands)
2007	$26,243
2008	23,859
2009	19,646
2010	17,985
2011	13,825
Thereafter	13,506

Total amortization expenses	$115,064

Derivative Instruments and Hedging Activities
      All derivative instruments are recorded on the balance sheet at fair value. If the derivative instrument is designated as a cash flow hedge, effectiveness is measured on a quarterly basis by calculating the ratio of the cumulative change in the fair value of the derivative instrument to the cumulative change in the hedged item. The effective portion of changes in the fair value of the derivative instrument is recorded in shareholders’

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
equity as a separate component of accumulated other comprehensive income, and recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings immediately. If the derivative instrument is designated as a fair value hedge, the changes in the fair value of the derivative instrument and of the hedged item attributable to the hedged risk are recognized in earnings in the current period.

Restructuring Charges
      The Company recognizes restructuring charges related to its plans to close or consolidate duplicate manufacturing and administrative facilities. In connection with these activities, the Company records restructuring charges for employee termination costs, long-lived asset impairment and other exit-related costs.
      The recognition of restructuring charges requires the Company to make certain judgments and estimates regarding the nature, timing and amount of costs associated with the planned exit activity. To the extent the Company’s actual results differ from its estimates and assumptions, the Company may be required to revise the estimates of future liabilities, requiring the recognition of additional restructuring charges or the reduction of liabilities already recognized. Such changes to previously estimated amounts may be material to the consolidated financial statements. At the end of each reporting period, the Company evaluates the remaining accrued balances to ensure that no excess accruals are retained and the utilization of the provisions are for their intended purpose in accordance with developed exit plans.

Accounting for Stock-Based Compensation
      The Company applies the intrinsic value method of accounting for stock-based employee compensation. As a result, generally no compensation expense is recognized for options granted under these stock incentive plans because typically the option terms are fixed and the exercise price equals or exceeds the market price of the underlying stock on the date of grant. The Company applies the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).
      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payment” (“SFAS 123(R)”) which (i) revises SFAS 123 to eliminate the disclosure only provisions of that statement and the alternative to follow the intrinsic value method of accounting under APB 25 and related interpretations, and (ii) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including grants of employee stock options, based on the grant-date fair value of the award and recognize that cost in its results of operations over the period during which an employee is required to provide the requisite service in exchange for that award. The Company is required to adopt this statement beginning April 1, 2006. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. The Company has elected to apply the provisions of this statement prospectively, and will continue using the Black-Scholes option valuation model to estimate the fair value of its stock-based awards, and will also continue to recognize the related expense under the straight-line attribution method. Although the pro forma effects below may be indicative of the Company’s adoption of SFAS 123(R), the actual expense will be dependent on numerous factors including, but not limited to, the selection of assumptions used to fair value stock-based awards granted subsequent to April 1, 2006, the number of new stock based awards granted to employees, policy decisions regarding accounting for the tax effects of share-based awards, and assumed award forfeiture rates. Unamortized compensation is estimated to be approximately $41.1 million on April 1, 2006, based on unvested stock-based awards outstanding as of March 31, 2006.
      In October 2005, the FASB issued FASB Staff Position FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FAS 123(R)” (“FSP 123(R)-2”). FSP 123(R)-2 provides guidance on the application of grant date as defined in SFAS 123(R). In accordance with this standard a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
grant date of an award exists if a) the award is a unilateral grant and b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. The Company will adopt this standard when it adopts SFAS 123(R), and does not anticipate that the implementation of this statement will have a significant impact on the Company’s results of operations.
      In November 2005, the FASB issued FASB Staff Position FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (“FSP 123(R)-3”). FSP 123(R)-3 provides an elective alternative method that establishes a computational component to arrive at the beginning balance of the accumulated paid-in capital pool related to employee compensation and a simplified method to determine the subsequent impact on the accumulated paid-in capital pool of employee awards that are fully vested and outstanding upon the adoption of SFAS 123(R). The Company is currently evaluating this transition method.
      The following pro forma information reflects net income and earnings per share as if the Company had accounted for its stock-based compensation expense using the fair value method. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period on a straight-line basis. Forfeitures are recognized as they occur, and compensation previously recognized is reversed for the forfeitures of unvested options.

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands)
Net income (loss), as reported	$141,162	$339,871	$(352,378)
Add: Stock-based compensation expense included in reported net income (loss), net of tax	2,662	2,155	1,772
Less: Fair value compensation costs, net of taxes	(67,195)	(175,981)	(54,623)

Pro forma net income (loss)	$76,629	$166,045	$(405,229)

Basic earnings (loss) per share:
As reported	$0.25	$0.61	$(0.67)

Pro forma	$0.13	$0.30	$(0.77)

Diluted earnings (loss) per share:
As reported	$0.24	$0.58	$(0.67)

Pro forma	$0.13	$0.29	$(0.77)

      Pro forma stock-based employee compensation expense determined under the fair value method, net of tax, included $11.3 million and $2.3 million of expense relating to discontinued operations during fiscal years 2006 and 2005, respectively. Pro forma stock-based employee compensation expense relating to discontinued operations was not material during fiscal year 2004.
      On February 7, 2006 and January 17, 2005, the Company’s Board of Directors approved accelerating the vesting of unvested options to purchase the Company’s ordinary shares held by current employees, including executive officers, priced at or above $12.37 and $12.98, respectively. No options held by non-employee directors were subject to the acceleration. The accelerations were effective as of February 7, 2006 and January 17, 2005, provided that holders of incentive stock options (“ISOs”) within the meaning of Section 422 of the internal Revenue code of 1986, as amended, have the opportunity to decline the acceleration of ISO options in order to prevent changing the status of the ISO option for federal income tax purposes to a non-qualified stock option.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The acceleration of these options was done primarily to eliminate future compensation expense the Company would otherwise recognize in its statement of operations with respect to these options upon the adoption of SFAS 123(R). In addition, because these options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, management believes that the acceleration may have a positive effect on employee morale and retention. The future expense that was eliminated from the February 2006 and January 2005 accelerations was approximately $35.3 million and $121.2 million, respectively (of which approximately $12.8 million and $26.4 million was attributable to executive officers, respectively). The amounts are reflected in the pro forma net income for the fiscal years ended March 31, 2006 and 2005, respectively. The decrease in the pro forma expense in fiscal year 2006 is primarily the result of the acceleration of vesting during January 2005, offset by the acceleration in February 2006, and, to a lesser extent, the reduction in estimated volatility discussed below.
      For purposes of the pro forma presentation, the fair value of each option grant was estimated at the date of grant using a Black-Scholes model with the following weighted-average assumptions:

	Fiscal Year Ended March 31,

	2006	2005	2004

Volatility	39%	79%	85%
Risk-free interest rate	3.8%	3.0%	2.3%
Dividend yield	0.0%	0.0%	0.0%
Expected option lives	4.0 years	3.8 years	3.8 years
      The fair value related to shares issued under the Company’s employee stock purchase plan was estimated using the Black-Scholes model with the following weighted-average assumptions:

	Fiscal Year Ended March 31,

	2006	2005	2004

Volatility	40%	41%	44%
Risk-free interest rate	2.1%	1.7%	1.4%
Dividend yield	0.0%	0.0%	0.0%
Expected option lives	0.5 years	0.5 years	0.5 years
      The Company has never paid dividends on its ordinary shares and currently does not intend to do so, and accordingly, the dividend yield percentage is zero for all periods. Beginning on January 1, 2005, in accordance with the guidance under SFAS 123 for selecting assumptions to use in an option pricing model, the Company reduced its estimate of expected volatility based upon a re-evaluation of the variability in the market price of its publicly traded stock. Prior to this date, the historical variability in daily stock prices was used exclusively to derive the estimate of expected volatility. Management determined that a combination of implied volatility related to publicly traded options together with historical volatility is more reflective of current market conditions, and a better indicator of expected volatility.
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Consequently, the Company’s estimate of fair value may differ from other valuation models. Further, the Black-Scholes model requires the input of highly subjective assumptions and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based compensation awards. Accordingly, pro forma net income and earnings per share as disclosed above may not accurately depict the associated fair value of the outstanding options.
      The Company will continue to evaluate its assumptions used to derive the estimated fair value of options granted under its stock-based compensation plans as new events or changes in circumstances become known.
      The Company grants key employees rights to acquire a specified number of ordinary shares for no cash consideration under its 2001 Equity Incentive Plan and its 2002 Interim Incentive Plan (“restricted stock

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
units”) in exchange for continued service with the Company. Restricted stock units awarded under the plan generally vest in installments over a five-year period and unvested units are forfeited upon termination of employment. During fiscal year 2006, 35,000 restricted stock units were granted with a weighted average fair value on the date of grant of $9.37 per ordinary share. During fiscal year 2005, 175,000 restricted stock units were granted with a weighted average fair value on the date of grant of $13.58 per ordinary share. During fiscal year 2004, 230,000 restricted stock units were granted with a weighted average fair value on the date of grant of $10.88 per ordinary share. Grants of restricted stock units are recorded as compensation expense over the vesting period at the fair market value of the Company’s ordinary shares at the date of grant. During fiscal years 2006, 2005 and 2004, compensation expense related to restricted stock units was approximately $2.2 million, $2.2 million and $1.8 million, respectively. Unearned compensation associated with restricted stock units was $4.1 million and $6.8 million as of March 31, 2006 and 2005, respectively, and is included as a component of shareholders’ equity in the consolidated balance sheets.

Earnings (Loss) Per Share
      SFAS No. 128, “Earnings Per Share” (“SFAS 128”) requires entities to present both basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the applicable periods.
      Diluted earnings per share reflects the potential dilution from stock options, restricted stock units and convertible securities. The potential dilution from stock options exercisable into ordinary share equivalents and restricted stock units was computed using the treasury stock method based on the average fair market value of the Company’s ordinary shares for the period. The potential dilution from subordinated notes convertible into ordinary share equivalents was computed using the if-converted method.
      The following table reflects the basic weighted-average ordinary shares outstanding and diluted weighted-average ordinary share equivalents used to calculate basic and diluted net income per share from continuing operations. Earnings per share amounts for all periods are presented below in accordance with the requirements of SFAS 128:

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands, except
	per share amounts)
Basic earnings (loss) per share:
Net income (loss) from continuing operations	$110,518	$331,497	$(346,410)
Shares used in computation:
Weighted-average ordinary shares outstanding	573,520	552,920	525,318

Basic earnings (loss) from continuing operations per share	$0.19	$0.60	$(0.66)

Diluted earnings (loss) from continuing operations per share:
Net income (loss) from continuing operations	$110,518	$331,497	$(346,410)
Shares used in computation:
Weighted-average ordinary shares outstanding	573,520	552,920	525,318
Weighted-average ordinary share equivalents from stock options and awards(1)	8,358	12,956	—
Weighted-average ordinary share equivalents from convertible notes(2)	18,726	19,623	—

Weighted-average ordinary shares and ordinary share equivalents outstanding	600,604	585,499	525,318

Diluted earnings (loss) from continuing operations per share	$0.18	$0.57	$(0.66)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Due to the Company’s reported net loss from continuing operations, the ordinary share equivalents from stock options and restricted stock to purchase 13,668,419 shares outstanding were excluded from the computation of diluted earnings (loss) per share during fiscal year 2004 because the inclusion would be anti-dilutive for the period.

Also, the ordinary share equivalents from stock options to purchase 33,062,904, 24,186,135 and 14,750,432 shares during fiscal years 2006, 2005 and 2004, respectively, were excluded from the computation of diluted earnings (loss) per share primarily because the exercise price of these options was greater than the average market price of the Company’s ordinary shares during the respective periods.

(2)	During fiscal years 2006 and 2005, 18,725,798 and 19,047,619 ordinary share equivalents related to the zero coupon convertible junior subordinated notes were included as ordinary share equivalents, respectively. During fiscal year 2004, 19,047,619 ordinary share equivalent related to the zero coupon convertible junior subordinated notes were anti-dilutive and therefore, were not included as ordinary share equivalents.

In addition, as the Company has the positive intent and ability to settle the principal amount of its 1% convertible subordinated notes due August 2010 in cash, 32,206,119 ordinary share equivalents related to the principal portion of the notes are excluded from the computation of diluted earnings per share. The Company intends to settle any conversion spread (excess of the conversion value over face value) in stock. During fiscal year 2006, the conversion obligation was less than the principal portion of the convertible notes and accordingly, no additional shares were included as ordinary share equivalents. During fiscal year 2005, 575,587 ordinary share equivalents from the conversion spread have been included. During fiscal year 2004, 851,274 ordinary share equivalents from the conversion spread were anti-dilutive and were excluded.
Recent Accounting Pronouncements
      In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). This statement amends the guidance of ARB. No 43, Chapter 4 “Inventory Pricing” and requires that abnormal amounts of idle facility expense, freight, handling costs, and wasted material be recognized as current period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect that the adoption of SFAS 151 will have a material impact on the Company’s consolidated results of operations, financial condition and cash flows.
      On December 16, 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS 153 was effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company’s consolidated results of operations, financial condition and cash flows.
      In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 is a replacement of Accounting Principles Board Opinion No. 20 (“APB 20”) and FASB Statement No. 3. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal year 2007. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company does not expect that the adoption of SFAS 154 will have a material impact on its consolidated results of operations, financial condition and cash flows.
      In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”), which amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 requires recognition of a servicing asset or liability at fair value each time an obligation is undertaken to service a financial asset by entering into a servicing contract. SFAS 156 also provides guidance on subsequent measurement methods for each class of servicing assets and liabilities and specifies financial statement presentation and disclosure requirements. SFAS 156 is effective for fiscal years beginning after September 15, 2006 and is required to be adopted by the Company in the first quarter of fiscal year 2008. The Company does not expect the adoption of SFAS 156 will have a material impact on its consolidated results of operations, financial condition and cash flows.
      In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”) as an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). This interpretation clarifies that the term conditional asset retirement obligation as used in SFAS 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on the Company’s consolidated results of operations, financial condition and cash flows.

3.	SUPPLEMENTAL CASH FLOW DISCLOSURES
      The following table represents supplemental cash flow disclosure and non-cash investing and financing activities during the fiscal year:

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands)
Net cash paid for:
Interest	$65,052	$76,060	$89,244
Income taxes	$25,197	$24,246	$36,356
Non-cash investing and financing activities:
Equipment acquired under capital lease obligations	$1,577	$6,091	$18,713
Issuance of ordinary shares for acquisition of businesses	$27,907	$127,226	$3,162
Issuance of ordinary shares upon conversion of debt	$5,000	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	BANK BORROWINGS AND LONG-TERM DEBT
      Bank borrowings and long-term debt related to continuing operations was comprised of the following:

	March 31,

	2006	2005

	(In thousands)
Short term bank borrowings	$105,732	$10,301
0.00% convertible junior subordinated notes	195,000	200,000
1.00% convertible subordinated notes	500,000	500,000
6.50% senior subordinated notes	399,650	399,650
6.25% senior subordinated notes	384,879	490,270
Other	7,659	117,146

	1,592,920	1,717,367
Current portion	(105,732)	(17,445)

Non-current portion	$1,487,188	$1,699,922

      Maturities for the Company’s bank borrowings and long-term debt are as follows:

Fiscal Years Ending March 31,	Amount

(In thousands)
2007	$105,732
2008	195,000
2009	—
2010	—
2011	507,659
Thereafter	784,529

Total	$1,592,920

Revolving Credit Facilities and Other Credit Lines
      The Company has a revolving credit facility in the amount of $1.35 billion, under which there were no borrowings outstanding as of March 31, 2006. The credit facility consists of two separate credit agreements, one providing for up to $1.105 billion principal amount of revolving credit loans to the Company and its designated subsidiaries; and one providing for up to $245.0 million principal amount of revolving credit loans to a U.S. subsidiary of the Company. The credit facility is a five-year facility expiring in May 2010. Borrowings under the credit facility bear interest, at the Company’s option, either at (i) the base rate (the greater of the agent’s prime rate or 0.50% plus the federal funds rate) plus the applicable margin for base rate loans ranging between 0.0% and 0.125%, based on the Company’s credit ratings; or (ii) the LIBOR rate plus the applicable margin for LIBOR loans ranging between 0.625% and 1.125%, based on the Company’s credit ratings. The Company is required to pay a quarterly commitment fee ranging from 0.125% to 0.250% per annum of the unutilized portion of the credit facility and, if the utilized portion of the facility exceeds 33% of the total commitment, a quarterly utilization fee ranging between 0.125% to 0.250% on such utilized portion, in each case based on the Company’s credit ratings. The Company is also required to pay letter of credit usage fees ranging between 0.625% and 1.125% per annum (based on the Company’s credit ratings) on the amount of the daily average outstanding letters of credit and issuance fees of 0.125% per annum on the daily average undrawn amount of letter of credit.
      The credit facility is unsecured, and contains certain restrictions on the Company’s and its subsidiaries’ ability to (i) incur certain debt, (ii) make certain investments, (iii) make certain acquisitions of other entities,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(iv) incur liens, (v) dispose of assets, (vi) make non-cash distributions to shareholders, and (vii) engage in transactions with affiliates. These covenants are subject to a number of significant exceptions and limitations. The credit facility also requires that the Company maintain a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation and amortization), and a minimum fixed charge coverage ratio, as defined, during the term of the credit facility. As of March 31, 2006, the Company was in compliance with the covenants under this credit facility. Borrowings under the credit facility are guaranteed by the Company and certain of its subsidiaries.
      Certain subsidiaries of the Company have various lines of credit available with annual interest rates ranging from 1.61% to 5.56%. These lines of credit expire on various dates through fiscal year 2007. The Company also has term loans with annual interest rates ranging from 5.30% to 5.58%. These lines of credit and term loans are primarily secured by assignment of account receivables. As of March 31, 2006, $104.3 million was outstanding under these facilities.

6.25% Senior Subordinated Notes
      During fiscal year 2006, the Company repurchased approximately $97.9 million principal amount of its 6.25% senior subordinated notes which mature in November 2014. The loss associated with the early extinguishment of the notes was not material.
      The Company may redeem the notes in whole or in part at redemption prices of 103.125%, 102.083% and 101.042% of the principal amount thereof if the redemption occurs during the respective 12-month periods beginning on November 15 of the years 2009, 2010 and 2011, and at a redemption price of 100% of the principal amount thereof on and after November 15, 2012, in each case, plus any accrued and unpaid interest to the redemption date. In addition, if the Company generates net cash proceeds from certain equity offerings on or before November 15, 2007, the Company may redeem up to 35% in aggregate principal amount of the notes at a redemption price of 106.25% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.
      The indenture governing the Company’s outstanding 6.25% senior subordinated notes contain certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, (iv) make distributions or pay dividends, (v) purchase or redeem capital stock, or (vi) engage in transactions with affiliates. The covenants are subject to a number of significant exceptions and limitations. As of March 31, 2006, the Company was in compliance with the covenants under this indenture.

1.0% Convertible Subordinated Notes
      The 1.0% convertible subordinated notes are due in August 2010 and are convertible at any time prior to maturity into ordinary shares of the Company at a conversion price of $15.525 (subject to certain adjustments). The Company used a portion of the net proceeds from the issuance of these notes and other cash sources to repurchase $492.3 million of other outstanding senior subordinated notes. In connection with the repurchase, the Company incurred a loss of approximately $95.2 million during the second quarter of fiscal year 2004 associated with the early extinguishment of the notes.

6.5% Senior Subordinated Notes
      The Company may redeem its 6.5% senior subordinated notes that are due May 2013 in whole or in part at redemption prices of 103.250%, 102.167% and 101.083% of the principal amount thereof if the redemption occurs during the respective 12-month periods beginning on May 15 of the years 2008, 2009 and 2010, and at a redemption price of 100% of the principal amount thereof on and after 2011, in each case, plus any accrued and unpaid interest to the redemption date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The indenture governing the Company’s outstanding 6.5% senior subordinated notes contain certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, (iv) make distributions or pay dividends, (v) purchase or redeem capital stock, or (vi) engage transactions with affiliates. The covenants are subject to a number of significant exceptions and limitations. As of March 31, 2006, the Company was in compliance with the covenants under this indenture.
      In June 2003, the Company used $156.6 million of the net proceeds from the issuance of these notes to redeem $150.0 million of other senior subordinated notes. In connection with the redemption, the Company incurred a loss of approximately $8.7 million during the first quarter of fiscal year 2004 associated with the early extinguishment of the notes.

Zero Coupon Convertible Junior Subordinated Notes
      The zero coupon, zero yield, convertible junior subordinated notes are callable by the Company after three years and do not provide a put option prior to maturity (March 2008). The notes are convertible into ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at the Company’s option. In July 2005, $5.0 million of the notes were converted into 476,190 ordinary shares of the Company at a conversion price of $10.50 per share.

Other Redemptions
      In March 2005, the Company paid approximately $190.1 million to redeem €144.2 million of its 9.75% euro senior subordinated notes due July 2010. In connection with the redemption, the Company incurred a loss of approximately $16.3 million in fiscal year 2005 associated with the early extinguishment of the notes. In July 2005, the Company paid approximately $7.0 million to redeem the remaining outstanding amount of €5.8 million of 9.75% euro senior subordinated notes due July 2010. The loss associated with the early extinguishment of the notes was not material.
      As of March 31, 2006, the approximate fair values of the Company’s 6.5% notes, 6.25% notes and 1% convertible notes based on broker trading prices were 99.375%, 98.375% and 91.25% of the face values of the notes, respectively.

5.	FINANCIAL INSTRUMENTS
      The carrying amount of the Company’s cash and cash equivalents, investments, accounts receivable and accounts payable approximates fair value. The Company’s cash equivalents are comprised of cash deposited in money market accounts and certificates of deposit. The Company’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.
      The Company is exposed to foreign currency exchange rate risk inherent in forecasted sales, cost of sales, and assets and liabilities denominated in non-functional currencies. The Company has established currency risk management programs to protect against reductions in value and volatility of future cash flows caused by changes in foreign currency exchange rates. The Company enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities, primarily accounts receivable and accounts payable, and cash flows denominated in non-functional currencies. Gains and losses on forward contracts generally offset losses and gains on the assets, liabilities and transactions hedged, and accordingly, generally do not subject the Company to risk of significant accounting losses. The Company hedges committed exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimized since the contracts are with large financial institutions.
      As of March 31, 2006, the fair value of these short-term foreign currency forward contracts was not material. As of March 31, 2005, the Company recognized $13.4 million to reflect the fair value of these short-term foreign currency forward contracts. As of March 31, 2006 and 2005, the Company also recognized

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
deferred gains of approximately $292,000 and deferred losses of approximately $6.3 million, respectively, in other comprehensive income relating to changes in fair value of these foreign currency forward contracts. These losses are expected to be recognized in earnings over the twelve-month period subsequent to recognition in other comprehensive income. The gains and losses recognized in earnings due to hedge ineffectiveness were immaterial for all periods presented.
      On November 17, 2004, the Company issued $500.0 million of 6.25% senior subordinated notes due in November 2014. Interest is payable semi-annually on May 15 and November 15. The Company also entered into interest rate swap transactions to effectively convert a portion of the fixed interest rate debt to variable rate debt. The swaps, having notional amounts totaling $400.0 million and which expire in 2014, are accounted for as fair value hedges under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). Under the terms of the swaps, the Company pays an interest rate equal to six month LIBOR, (estimated at 5.16% at March 31, 2006), set in arrears, plus a fixed spread ranging from 1.37% to 1.52%, and receives a fixed rate of 6.25%. The swap transaction qualifies for the shortcut method of recognition under SFAS 133, therefore no portion of the swap is treated as ineffective. As of March 31, 2006 and 2005, the Company recognized a $16.9 million and $9.7 million liability, respectively, to reflect the fair value of the interest rate swaps, with a corresponding decrease to the carrying value of the 6.25% senior subordinated notes. These amounts were included in other current liabilities and as a reduction of other current assets, as of March 31, 2006 and 2005, respectively.

6.	TRADE RECEIVABLES SECURITIZATION
      The Company continuously sells a designated pool of trade receivables to a third-party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. In addition to this financial institution, the Company participates in the securitization agreement as an investor in the conduit. The Company continues to service, administer and collect the receivables on behalf of the special purpose entity. The Company pays annual facility and commitment fees of up to 0.24% for unused amounts and program fees of up to 0.34% of outstanding amounts. The securitization agreement allows the operating subsidiaries participating in the securitization program to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. In September 2005, the Company amended the securitization agreement to increase the size of the program to $700.0 million and to extend the expiration date to September 2006. The unaffiliated financial institution’s maximum investment limit was increased to $500.0 million. The amended securitization agreement also includes two Obligor Specific Tranches (OST) which total $200.0 million. The OSTs are part of the main facility and were incorporated in order to minimize the impact of excess concentrations of two major customers.
      As of March 31, 2006 and 2005, approximately $228.0 million and $249.9 million of the Company’s accounts receivable, respectively, had been sold to the third-party qualified special purpose entity described above which represent the face amount of the total outstanding trade receivables on all designated customer accounts on those dates. The Company received net cash proceeds of approximately $156.6 million and $134.7 million from the unaffiliated financial institutions for the sale of these receivables during fiscal years 2006 and 2005, respectively. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation, the total of which was approximately $71.4 million and $123.1 million as of March 31, 2006 and 2005, respectively.
      The Company also sells its accounts receivable to certain third-party banking institutions with limited recourse, which management believes is nominal. The outstanding balance of receivables sold and not yet collected was approximately $218.5 million and $202.1 million as of March 31, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In accordance with SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” the accounts receivable balances that were sold were removed from the consolidated balance sheet and are reflected as cash provided by operating activities in the consolidated statement of cash flows.

7.	COMMITMENTS AND CONTINGENCIES
      As of March 31, 2006 and 2005, the gross carrying amount of the Company’s property and equipment relating to continuing operations financed under capital leases amounted to approximately $5.2 million and $41.6 million, respectively. Accumulated depreciation for property and equipment relating to continuing operations under capital leases totaled $1.7 million and $23.9 million at March 31, 2006 and 2005, respectively. These capital leases have interest rates ranging from 2.5% to 12.7%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2059 and require the following minimum lease payments:

	Capital	Operating
Fiscal Years Ending March 31,	Lease	Lease

	(In thousands)
2007	$483	$39,410
2008	348	30,932
2009	348	25,959
2010	307	19,079
2011	277	17,545
Thereafter	855	190,969

Total minimum lease payments	2,618	$323,894

Amount representing interest	(464)

Present value of total minimum lease payments	2,154
Current portion	(367)

Capital lease obligation, net of current portion	$1,787

      Total rent expense from continuing operations amounted to $60.9 million, $89.8 million, and $93.8 million in fiscal years 2006, 2005 and 2004, respectively.
      On June 29, 2004, the Company entered into an asset purchase agreement with Nortel providing for Flextronics’ purchase of certain of Nortel’s optical, wireless, wireline and enterprise manufacturing operations and optical design operations. The purchase of these assets has occurred in stages, and in May 2006, the Company completed the transfer of Nortel’s Calgary operations in the final stage of this transaction. Refer to Note 13, “Business and Asset Acquisitions and Divestitures” for further discussion.
      The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. The Company defends itself vigorously against any such claims. Although the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	INCOME TAXES
      The domestic (“Singapore”) and foreign components of income (loss) from continuing operations before income taxes were comprised of the following:

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands)
Domestic	$99,605	$42,374	$19,251
Foreign	65,131	220,471	(430,619)

Total	$164,736	$262,845	$(411,368)

      The provision for (benefit from) income taxes from continuing operations consisted of the following:

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands)
Current:
Domestic	$503	$2,088	$3,388
Foreign	31,165	21,795	94,065

	31,668	23,883	97,453
Deferred:
Domestic	(409)	870	(599)
Foreign	22,959	(93,405)	(161,812)

	22,550	(92,535)	(162,411)

Provision for (benefit from) income taxes	$54,218	$(68,652)	$(64,958)

      The domestic statutory income tax rate was approximately 20.0% in fiscal years 2006, 2005 and 2004. The reconciliation of the income tax expense (benefit) expected based on domestic statutory income tax rates to the expense (benefit) for income taxes from continuing operations included in the consolidated statements of operations is as follows:

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands)
Income tax based on domestic statutory rates	$32,947	$52,569	$(82,274)
Effect of tax rate differential	(86,251)	(320,059)	(112,893)
Goodwill and other intangibles amortization	6,819	3,354	3,455
Change in valuation allowance	120,182	202,316	142,556
Other	(19,479)	(6,832)	(15,802)

Provision for (benefit from) income taxes	$54,218	$(68,652)	$(64,958)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of deferred income taxes from continuing operations are as follows:

	March 31,

	2006	2005

	(In thousands)
Deferred tax liabilities:
Fixed assets	$9,031	$(37,703)
Intangible assets	(10,782)	(24,349)
Others	(6,762)	(3,874)

Total deferred tax liabilities	(8,513)	(65,926)

Deferred tax assets:
Deferred compensation	4,796	4,710
Provision for inventory obsolescence	14,327	14,466
Provision for doubtful accounts	1,338	1,274
Net operating loss and other carryforwards	1,600,614	1,564,410
Others	70,311	68,271

	1,691,386	1,653,131
Valuation allowances	(1,026,799)	(888,445)

Total deferred tax asset	664,587	764,686

Net deferred tax asset	$656,074	$698,760

The net deferred tax asset is classified as follows:
Current	$9,643	$11,614
Long-term	646,431	687,146

Total	$656,074	$698,760

      The Company has total tax loss carryforwards of approximately $4.4 billion from continuing operations, a portion of which begin expiring in 2010. Utilization of the tax loss carryforwards and other deferred tax assets is limited by the future earnings of the Company in the tax jurisdictions in which such deferred assets arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize any benefit from the deferred tax assets. The valuation allowance provides a reserve against deferred tax assets that may not be realized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. The change in valuation allowance is net of certain increases and decreases to prior year losses and other carryforwards that have no current impact on the tax provision. Approximately $34.0 million of the valuation allowance relates to income tax benefits arising from the exercise of stock options, which will be credited directly to shareholders’ equity and will not be available to benefit the income tax provision in any future period.
      The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management’s estimates.
      The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries, as such earnings are not intended by management to be repatriated in the foreseeable future. Determination of the amount of the unrecognized deferred tax liability on these undistributed earnings is not practicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	SHAREHOLDERS’ EQUITY
      Effective January 30, 2006, the Singapore Companies Act, Chapter 50 was amended to, among other things, allow Singapore companies to repurchase outstanding ordinary shares subject to certain requirements and eliminate the concepts of par value, additional paid-in capital and authorized share capital. As a result of the Companies (Amendment) Act 2005, effective January 30, 2006, the outstanding shares of the Company have no par value and the Company has combined the par value of its ordinary shares together with additional paid-in-capital into one account for all periods presented.

Equity Offering
      On July 27, 2004, the Company completed a public offering of 24,330,900 of its ordinary shares for which the Company received net proceeds of approximately $299.5 million.

Share Repurchase Plan
      On April 7, 2006, the Company’s Board of Directors authorized the repurchase of up to $250.0 million of its outstanding ordinary shares. Share repurchases, if any, will be made in the open market at such time and in such amounts as management deems appropriate and will be made pursuant to the Share Purchase Mandate approved by the shareholders at the Company’s 2005 annual general meeting. Shares repurchased under the program will be canceled.

Stock Option and Incentive Plans
      At March 31, 2006, the Company had three stock-based employee compensation plans: the 2004 Award Plan for New Employees (the “2004 Plan”), the 2002 Interim Incentive Plan (the “2002 Plan”), and the 2001 Equity Incentive Plan (the “2001 Plan”). The Company’s 1997 Employee Stock Purchase Plan was terminated by the Board of Directors on October 14, 2005.
      The 2001 Plan provides for grants of up to 27,000,000 shares. Additionally, upon adoption of the 2001 Plan, the remaining shares that were available under the Company’s 1993 Share Option Plan (the “1993 Plan”), the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, and all assumed plans and any shares issuable upon exercise of the options granted under those plans that expire or become unexercisable for any reason without having been exercised in full, are available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, or the assumed plans. Any options outstanding under these plans will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains a discretionary option grant program, an automatic option grant program, and a discretionary share bonus award program. The discretionary option grant program and share bonus award program is administered by the Compensation Committee with respect to executive officers and directors, and by the Chief Executive Officer with respect to all other employees.
      Options granted under the 2001 Plan, the 1993 Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, and the 1997 Interim Option Plan generally vest over four years. Options granted under the assumed plans have varying vesting schedules. Options granted under the 2001 Plan generally expire ten years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire ten years from the date of grant, rather than the five-year term previously provided. Options granted under the 1999 Interim Option Plan expire five years from the date of grant. Options granted prior to July 2002 under the 1998 and 1997 Interim Option Plans expire five years from the date of grant and all subsequent option grants generally expire ten years from the date of grant.
      The 2002 Plan provides for grants of up to 20,000,000 shares. The plan provides grants of nonqualified stock options and share bonus awards to employees, officers and directors. The exercise price of options

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
granted under the 2002 Plan is determined by the Company’s Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options issued under the 2002 Plan generally vest over four years and generally expire ten years from the date of grant.
      The 2004 Plan provides for grants of up to 7,500,000 shares. The plan provides grants of nonqualified stock options and share bonus awards to new employees. The exercise price of options granted under the 2004 Plan is determined by the Company’s Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options issued under the 2004 Plan generally vest over four years and generally expire ten years from the date of grant.
      The Company’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”) provided for issuance of up to 5,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the Purchase Plan, employees were able to purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per share purchase price was 85% of the fair market value of the stock at the beginning or end of the offering period, whichever was lower. The ordinary shares sold under this plan in fiscal years 2006, 2005 and 2004 amounted to 914,244, 560,596, and 717,595, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal years 2006, 2005 and 2004 was $11.51, $14.31 and $10.30 per share, respectively. On October 14, 2005, the Company’s Board of Directors approved the termination of the Purchase Plan and no shares will be available for issuance subsequent to March 31, 2006.
      The following table presents the activity for options outstanding under all of the stock option plans (“Price” reflects the weighted average exercise price):

	March 31, 2006		March 31, 2005		March 31, 2004

	Options	Price	Options	Price	Options	Price

Outstanding, beginning of fiscal year	57,578,401	$12.67	50,303,999	$12.86	55,682,533	$11.35
Granted	11,549,454	11.80	18,461,056	13.94	8,841,856	15.60
Exercised	(5,562,348)	7.38	(3,182,087)	9.34	(8,235,283)	6.66
Forfeited	(8,522,951)	18.83	(8,004,567)	17.99	(5,985,107)	11.39

Outstanding, end of fiscal year	55,042,556	$12.04	57,578,401	$12.67	50,303,999	$12.86

Options exercisable, end of fiscal year	42,475,818		40,484,074		27,638,781

Weighted average fair value per option granted	$3.80		$7.99		$9.47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents the composition of options outstanding and exercisable as of March 31, 2006:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Contractual	Contractual	Number of	Exercise
Range of Exercise Prices	Shares	Life	Price	Shares	Price

$ 0.42 - $ 6.23	5,967,661	3.40	$4.72	5,743,550	$4.67
$ 7.13 - $ 7.90	7,808,424	6.16	7.87	3,439,392	7.84
$ 8.01 - $11.10	8,698,067	7.94	10.35	2,350,828	8.96
$11.32 - $12.37	7,648,453	8.71	12.03	6,082,591	12.09
$12.40 - $13.18	5,946,576	8.39	12.82	5,920,717	12.82
$13.27 - $15.90	7,572,482	6.56	14.59	7,538,003	14.59
$15.95 - $17.37	5,767,284	7.44	16.94	5,767,128	16.94
$17.38 - $23.19	5,548,827	6.22	18.87	5,548,827	18.87
$23.61 - $29.94	83,782	4.58	25.35	83,782	25.35
$30.00 - $30.00	1,000	4.90	30.00	1,000	30.00

$ 0.42 - $30.00	55,042,556	6.93	$12.04	42,475,818	$12.69

10.	RESTRUCTURING CHARGES
      In recent years, the Company has initiated a series of restructuring activities intended to realign the Company’s global capacity and infrastructure with demand by its OEM customers so as to optimize the operational efficiency, which include reducing excess workforce and capacity, and consolidating and relocating certain manufacturing and administrative facilities to lower cost regions.
      The restructuring costs include employee severance, costs related to leased facilities, owned facilities that are no longer in use and are to be disposed of, leased equipment that is no longer in use and will be disposed of, and other costs associated with the exit of certain contractual agreements due to facility closures. The overall impact of these activities is that the Company has shifted its manufacturing capacity to locations with higher efficiencies and, in some instances, lower costs, and is better utilizing its overall existing manufacturing capacity. This has enhanced the Company’s ability to provide cost-effective manufacturing service offerings, which enables it to retain and expand the Company’s existing relationships with customers and attract new business.
      Liabilities for costs associated with exit or disposal of activities are recognized when the liabilities are incurred.
      As of March 31, 2006 and 2005, assets that were no longer in use and held for sale as a result of the restructuring activities totaled approximately $40.6 million and $59.3 million, respectively, primarily representing manufacturing facilities located in the Americas that have been closed as part of the facility consolidations. For assets held for sale, depreciation ceases and an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. Assets held for sale are included in other assets on the consolidated balance sheet.

Fiscal Year 2006
      The Company recognized restructuring charges of approximately $215.7 million during fiscal year 2006 related to severance, the impairment of certain long-term assets and other costs resulting from closures and consolidations of various manufacturing facilities. The Company has classified $185.6 million of the charges associated with facility closures as a component of cost of sales during fiscal year 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company currently anticipates that the facility closures and activities to which all of these charges relate will be substantially completed within one year of the commitment dates of the respective activities, except for certain long-term contractual obligations. During fiscal year 2006, the Company recorded approximately $72.3 million of other exit costs primarily associated with contractual obligations. As of March 31, 2006, accrued facility closure costs related to restructuring charges incurred in fiscal 2006 were approximately $48.4 million, of which approximately $9.6 million is classified as a long-term obligation.
      The components of the restructuring charges during the first, second, third and fourth quarters of fiscal year 2006 were as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

	(In thousands)
Americas:
Severance	$2,442	$6,546	$1,719	$4,626	$15,333
Long-lived asset impairment	3,847	7,244	1,951	945	13,987
Other exit costs	6,421	836	10,957	439	18,653

Total restructuring charges	12,710	14,626	14,627	6,010	47,973

Asia:
Severance	—	—	1,312	—	1,312
Long-lived asset impairment	—	—	1,912	—	1,912
Other exit costs	—	—	—	—	—

Total restructuring charges	—	—	3,224	—	3,224

Europe:
Severance	11,483	16,669	47,689	20,604	96,445
Long-lived asset impairment	456	7,125	2,497	4,327	14,405
Other exit costs	8,040	11,926	520	33,208	53,694

Total restructuring charges	19,979	35,720	50,706	58,139	164,544

Total
Severance	13,925	23,215	50,720	25,230	113,090
Long-lived asset impairment	4,303	14,369	6,360	5,272	30,304
Other exit costs	14,461	12,762	11,477	33,647	72,347

Total restructuring charges	$32,689	$50,346	$68,557	$64,149	$215,741

      During fiscal year 2006, the Company recorded approximately $113.1 million of employee termination costs associated with the involuntary terminations of 7,320 identified employees in connection with the various facility closures and consolidations. The identified involuntary employee terminations by reportable geographic region amounted to approximately 1,400, 100 and 5,800 for Americas, Asia and Europe, respectively. Approximately $96.2 million of the net charges was classified as a component of cost of sales.
      During fiscal year 2006, the Company recorded approximately $30.3 million for the write-down of property and equipment associated with various manufacturing and administrative facility closures. Approximately $27.1 million of this amount was classified as a component of cost of sales. The restructuring charges recorded during fiscal year 2006 also included approximately $72.3 million for other exit costs, of which, $62.3 million was classified as a component of cost of sales. This amount was primarily comprised of contractual obligations of approximately $30.3 million and customer disengagement costs of approximately $34.5 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the provisions, the respective payments, and the remaining accrued balance as of March 31, 2006 for restructuring charges incurred in the first, second, third and fourth quarters of fiscal year 2006 and prior:

		Long-Lived
		Asset	Other Exit
	Severance	Impairment	Costs	Total

	(In thousands)
Balance as of March 31, 2005	$13,551	$—	$24,337	$37,888
Activities during the year:
Provision for charges incurred during the year	113,090	30,304	72,347	215,741
Cash payments for charges incurred in fiscal year 2006	(74,507)	—	(27,183)	(101,690)
Cash payments for charges incurred in fiscal year 2005	(8,130)	—	(1,119)	(9,249)
Cash payments for charges incurred in fiscal year 2004	(2,481)	—	(7,023)	(9,504)
Cash payments for charges incurred in fiscal year 2003 and prior	(145)	—	(3,380)	(3,525)
Non-cash charges incurred during the year	—	(30,304)	(35,335)	(65,639)

Balance as of March 31, 2006	41,378	—	22,644	64,022
Less: Current portion (classified as other current liabilities)	(36,567)	—	(10,605)	(47,172)

Accrued facility closure costs, net of current portion (classified as other long-term liabilities)	$4,811	$—	$12,039	$16,850

Fiscal Year 2005
      The Company recognized restructuring charges of approximately $95.4 million during fiscal year 2005 related to severance, the impairment of certain long-term assets and other costs resulting from closures and consolidations of various manufacturing facilities, of which $78.4 million was classified as a component of cost of sales during fiscal year 2005. The activities to which all of these charges related were substantially completed within one year of the commitment dates of the respective activities, except for certain long-term contractual obligations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of the restructuring charges during the first, second, third and fourth quarters of fiscal year 2005 were as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total	Nature

	(In thousands)
Americas:
Severance	$1,793	$—	$—	$—	$1,793
Long-lived asset impairment	365	125	—	5,300	5,790
Other exit costs	1,598	321	170	—	2,089

Total restructuring charges	3,756	446	170	5,300	9,672

Asia:
Severance	—	872	—	—	872
Long-lived asset impairment	—	267	—	—	267
Other exit costs	—	1,220	—	—	1,220

Total restructuring charges	—	2,359	—	—	2,359

Europe:
Severance	17,447	15,613	29,092	1,515	63,667
Long-lived asset impairment	100	5,743	—	795	6,638
Other exit costs	2,285	9,341	1,397	—	13,023

Total restructuring charges	19,832	30,697	30,489	2,310	83,328

Total
Severance	19,240	16,485	29,092	1,515	66,332	Cash
Long-lived asset impairment	465	6,135	—	6,095	12,695	Non-cash
Other exit costs	3,883	10,882	1,567	—	16,332	Cash & non-cash

Total restructuring charges	$23,588	$33,502	$30,659	$7,610	$95,359

      During fiscal year 2005, the Company recorded approximately $66.3 million of employee termination costs associated with the involuntary terminations of approximately 3,000 identified employees in connection with the various facility closures and consolidations. Approximately $54.7 million of the charges were classified as a component of cost of sales. The identified involuntary employee terminations by reportable geographic region amounted to approximately 300, 200, and 2,500 for the Americas, Asia and Europe, respectively. As of March 31, 2006, all employees have been terminated under these plans.
      The Company also recorded approximately $12.7 million for the write-down of property and equipment associated with various manufacturing and administrative facility closures. Approximately $11.2 million of this amount was classified as a component of cost of sales. The restructuring charges recognized during fiscal year 2005 also included approximately $16.3 million for other exit costs associated with contractual obligations. Approximately $12.5 million of the amount was classified as a component of cost of sales. Of this amount, customer disengagement costs totaled approximately $5.5 million; facility lease obligations totaled approximately $2.3 million and facility abandonment and refurbishment costs totaled approximately $3.7 million. As of March 31, 2006, accrued facility closure costs related to restructuring charges incurred in fiscal year 2005 were approximately $2.0 million, of which approximately $0.7 million was classified as a long-term obligation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the provisions, payments and the accrual balance relating to restructuring costs incurred during fiscal year ended March 31, 2005 (see above for cash payments in fiscal year 2006):

		Long-Lived
		Asset	Other
	Severance	Impairment	Exit Costs	Total

	(In thousands)
Activities during fiscal year 2005:
Provision	$66,332	$12,695	$16,332	$95,359
Cash payments	(57,758)	—	(6,977)	(64,735)
Non-cash charges	—	(12,695)	(6,624)	(19,319)

Balance as of March 31, 2005	$8,574	$—	$2,731	$11,305

Fiscal Year 2004
      The Company recognized restructuring charges of approximately $540.3 million during fiscal year 2004 related to the impairment of certain long-term assets and other costs resulting from closures and consolidations of various manufacturing facilities, of which $11.5 million related to discontinued operations (refer to Note 16, “Discontinued Operations”). The Company has classified $474.1 million of the charges associated with facility closures as a component of cost of sales during fiscal year 2004.
      The facility closures and activities to which all of these charges related were substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations. The components of the restructuring charges during the quarters of fiscal year 2004 were as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total	Nature

	(In thousands)
Americas:
Severance	$3,691	$14,072	$5,023	$3,623	$26,409
Long-lived asset impairment	64,844	18,024	2,273	8,247	93,388
Other exit costs	17,736	18,492	18,978	25,772	80,978

Total restructuring charges(1)	86,271	50,588	26,274	37,642	200,775

Asia:
Severance	—	—	—	—	—
Long-lived asset impairment	111,340	—	—	—	111,340
Other exit costs	—	—	—	—	—

Total restructuring charges	111,340	—	—	—	111,340

Europe:
Severance	8,200	6,003	28,081	35,040	77,324
Long-lived asset impairment	114,388	1,497	8,008	2,539	126,432
Other exit costs	6,909	2,164	8,656	6,748	24,477

Total restructuring charges	129,497	9,664	44,745	44,327	228,233

Total:
Severance	11,891	20,075	33,104	38,663	103,733	Cash
Long-lived asset impairment	290,572	19,521	10,281	10,786	331,160	Non-cash
Other exit costs	24,645	20,656	27,634	32,520	105,455	Cash & non-cash

Total restructuring charges	$327,108	$60,252	$71,019	$81,969	$540,348

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Included in the first quarter charges are $7.2 million related to discontinued operations, of which $1.7 million related to cost of sales. The charges included severance of $0.4 million, long-lived asset impairment of $2.7 million and other exit costs of $4.1 million. Included in the second quarter charges are $4.3 million related to discontinued operations, of which $1.5 million related to cost of sales. The charges included severance of $2.3 million, long-lived asset impairment of $0.6 million and other exit costs of $1.4 million.
      During fiscal year 2004, the Company recorded approximately $103.7 million of employee termination costs (of which $2.7 million was attributable to discontinued operations) associated with the involuntary terminations of approximately 5,200 identified employees in connection with the various facility closures and consolidations. The identified involuntary employee terminations by reportable geographic region amounted to approximately 2,100 and 3,100 for the Americas and Europe, respectively. As of March 31, 2006, all employees have been terminated under these plans. Approximately $84.6 million of the net charges were classified as a component of cost of sales during fiscal year 2004, of which $0.3 million related to discontinued operations. As of March 31, 2006 and 2005, accrued facility closure costs related to restructuring charges incurred in fiscal year 2004 were approximately $9.0 million and $18.5 million, of which approximately $3.1 million and $6.2 million was classified as a long-term obligation, respectively.
      During fiscal year 2004, the Company also recorded approximately $331.2 million for the write-down of property and equipment (of which $3.3 million was attributable to discontinued operations) associated with various manufacturing and administrative facility closures. Approximately $317.4 million of this amount was classified as a component of cost of sales in fiscal year 2004, of which $0.4 million related to discontinued operations. Certain assets will remain in service until their anticipated disposal dates pursuant to the exit plans. For assets being held for use, impairment is measured as the amount by which the carrying amount exceeds the fair value of the asset. This calculation is measured at the asset group level, which is the lowest level for which there are identifiable cash flows. The fair value of assets held for use was determined based on projected discounted cash flows of the asset, plus salvage value. Certain other assets are held for sale, as these assets are no longer required in operations. For assets held for sale, depreciation ceases and an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. Assets held for sale are included in other assets on the consolidated balance sheet.
      The restructuring charges recorded during fiscal year 2004 also included approximately $105.5 million for other exit costs, of which $5.5 million was attributable to discontinued operations. Approximately $75.3 million of this amount ($2.5 million related to discontinued operations) was classified as a component of cost of sales in fiscal year 2004. Other exit costs included contractual obligations totaling $59.1 million, which were incurred directly as a result of the various exit plans. The contractual obligations consisted of facility lease terminations amounting to $46.2 million (of which $2.4 million was attributable to discontinued operations), equipment lease terminations amounting to $7.3 million and payments to suppliers and third parties to terminate contractual agreements amounting to $5.6 million. Expenses associated with lease obligations are estimated based on future lease payment, less any estimated sublease income. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal year 2024. Other exit costs also included charges of $17.7 million relating to asset impairments (of which $3.1 million related to discontinued operations) resulting from customer contracts that were terminated by the Company as a result of various facility closures. The Company had disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal year 2004. Other exit costs also included $4.1 million of net facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or to return the facilities to their respective landlords. The remaining exit costs primarily related to legal and consulting costs, and various government obligations for which the Company is liable as a direct result of its facility closures. The legal costs mainly relate to a settlement reached in November 2003 in the lawsuit with Beckman Coulter, Inc., relating to a contract dispute involving a manufacturing relationship between the companies. Pursuant to the terms of the settlement agreement, Flextronics agreed to a $23.0 million cash payment to Beckman Coulter to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
resolve the matter, and Beckman Coulter agreed to dismiss all pending claims against the Company and release the Company from any future claims relating to this matter.

Fiscal Year 2003 and Prior
      As of March 31, 2006 and 2005, accrued facility closure costs related to restructuring charges incurred in fiscal year 2003 and prior were $4.5 million and $8.1 million, of which approximately $3.4 million and $4.7 million was classified as a long-term obligation, respectively.

11.	OTHER INCOME, NET
      During fiscal year 2006, the Company realized a net foreign exchange gain of $20.6 million from the liquidation of certain international entities and a net gain of $4.3 million related to its investments in certain non-publicly traded companies. These gains were offset by approximately $7.7 million in compensation charges related to the retirement of Michael E. Marks from his position as Chief Executive Officer, of which approximately $5.9 million was paid during fiscal year 2006, with the remaining amount due in July 2006. In connection with his retirement and appointment to serve as Chairman of the Company’s Board of Directors beginning January 1, 2006, the Company also accelerated the vesting and continued the exercise period of certain stock options held by Mr. Marks. The modifications to his stock options did not result in any incremental non-cash stock-based compensation expense under APB 25 because the exercise price of the affected options was greater than the market price of the underlying shares on the date of the modifications.
      During fiscal year 2005, the Company realized a foreign exchange gain of $29.3 million from the liquidation of certain international entities, offset by a loss of $8.2 million for other than temporary impairment of its investments in certain non-publicly traded technology companies and $7.6 million of compensation charges relating to the resignation of Robert R.B. Dykes from his position as Chief Financial Officer. In connection with his termination of employment, the Company amended certain of Mr. Dykes’ stock option agreements to provide for full acceleration of vesting of approximately 1.2 million of Mr. Dykes’ outstanding but unvested stock options and extension of the expiration date of approximately 1.5 million stock options to five years after his employment termination date. Such options would otherwise have expired ninety days after the termination of employment. This resulted in a charge of approximately $5.6 million. In addition, the Company made a lump-sum cash payment of approximately $2.0 million to Mr. Dykes.

12.	RELATED PARTY TRANSACTIONS
      Since June 2003, neither the Company nor any of its subsidiaries have made or will make any loans to its executive officers. Prior to June 30, 2003, in connection with an investment partnership, one of the Company’s subsidiaries made loans to several of its executive officers to fund their contributions to the investment partnership. Each loan is evidenced by a full-recourse promissory note in favor of the Company. Interest rates on the notes range from 5.05% to 6.40%. The remaining balance of these loans, including accrued interest, as of March 31, 2006 and 2005 was approximately $1.8 million.
      Additionally, the Company has a loan outstanding from an executive officer of $3.0 million and $2.9 million, including accrued interest, as of March 31, 2006 and 2005, respectively. This loan was initially provided to the executive officer prior to June 2003, and was last amended on December 13, 2005, prior to the time the individual became an executive officer. The loan is evidenced by a promissory note in favor of the Company and the Company has the option to secure the loan with a deed of trust on property of the officer. The note bears interest at 1.49%. There were no other loans outstanding from the Company’s executive officers as of March 31, 2006 and 2005.
      On April 13, 2006, the Company entered into a definitive agreement to sell its Software Development and Solutions business to an affiliate of Kohlberg Kravis Roberts & Co. Upon closing of the transaction, the Company expects to receive in excess of $600.0 million in cash and a $250.0 million face value note receivable with a 10.5% paid-in-kind interest coupon which matures in eight years, and retain a 15% equity interest in the new company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Mr. Michael E. Marks, the Chairman of the Company’s Board of Directors, is a member of KKR. The terms of the transaction were approved by an independent committee of the Company’s Board of Directors as well as by the Audit Committee of the Company’s Board of Directors. The Independent Committee of the Company’s Board of Directors received fairness opinions from certain independent third-party financial institutions.

13.	BUSINESS AND ASSET ACQUISITIONS AND DIVESTITURES

Business and Asset Acquisitions
      The business acquisitions described below were accounted for using the purchase method of accounting, and accordingly, the fair value of the net assets acquired and the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative pro forma information, with the exception of Nortel and Hughes Software Systems Limited, has not been presented, as the results of the operations of the acquired businesses were not material to the Company’s consolidated financial statements on either an individual or an aggregate basis. The Company has not finalized the allocation of the consideration for certain of its recently completed acquisitions and expects to complete this by the end of the first quarter of fiscal year 2007.

Nortel
      On June 29, 2004, the Company entered into an asset purchase agreement with Nortel providing for Flextronics’ purchase of certain of Nortel’s optical, wireless, wireline and enterprise manufacturing operations and optical design operations. The purchase of these assets has occurred in stages. On November 1, 2004 the Company completed the closing of the optical design businesses in Canada and Northern Ireland. On February 8, 2005, August 22, 2005 and May 8, 2006, the Company also completed the closing of the manufacturing operations and related assets (including product integration, testing, repair and logistics operations) in Montreal, Canada, Châteaudun, France, and in Calgary, Canada, respectively.
      Flextronics provides the majority of Nortel’s systems integration activities, final assembly, testing and repair operations, along with the management of the related supply chain and suppliers, under a four-year manufacturing agreement. Additionally, Flextronics provides Nortel with design services for end-to-end, carrier grade optical network products under a three-year design services agreement.
      If any of the acquired inventories have not been used by the first anniversary of the applicable closing date, the Company will have a “put” right under which, subject to certain closing conditions, it may then sell that inventory back to Nortel. Similarly, if any of the acquired equipment is unused at the first anniversary of the applicable closing date, then subject to certain conditions, the Company will be entitled to sell it back to Nortel.
      During fiscal year 2005, the Company paid $96.5 million to Nortel related to the closings of the optical design business in Canada and Northern Ireland and the closing of the manufacturing operations and related assets in Montreal, Canada. In connection with these closings, the Company entered into promissory notes amounting to $185.7 million, which were classified as other current liabilities as of March 31, 2005, and were paid during calendar year 2005. The purchases during fiscal year 2005 resulted in purchased intangible assets of $20.7 million and goodwill of $86.7 million, based on third-party valuations.
      The Company anticipates that the aggregate cash purchase price for all of the assets acquired, including the closing of the Calgary manufacturing operations in May 2006, will be in the range of approximately $575.0 million to $625.0 million. As of March 31, 2006, the Company has made net payments of $366.2 million in the aggregate to Nortel. The total purchase price will be allocated to the fair value of the acquired assets, which management currently estimates will be $340.0 million to $390.0 million for inventory, $35.0 million for fixed assets, and the remaining amounts to intangible assets, including goodwill. The purchases to date have resulted in purchased intangible assets of $26.9 million and goodwill of $189.9 million, of which $6.2 million and $103.2 million, respectively, was recognized during fiscal year 2006 based on third-party valuations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Hughes Software Systems Limited (now known as Flextronics Software Systems Limited (“FSS”))
      In October 2004, the Company acquired approximately 70% of the total outstanding shares of FSS for total cash consideration of $256.2 million including acquisition costs and net of cash acquired. The fair value of the Company’s proportionate share of the net assets acquired totaled approximately $8.0 million. The purchase price resulted in purchased intangible assets of $31.8 million and goodwill of $210.4 million based on third-party valuations.
      During fiscal year 2006, the Company acquired an additional 26% incremental ownership for total cash consideration of approximately $154.3 million. The incremental investment reduced other liabilities by approximately $26.2 million primarily related to minority interests net of increases in deferred taxes and other liabilities. The incremental investment also resulted in purchased identifiable intangible assets of $18.0 million and goodwill of $110.1 million, based on third-party valuations.
      The Company owns approximately 96% of the total outstanding shares of FSS as of March 31, 2006. FSS was delisted from the Indian stock exchanges on February 10, 2006, and any shareholders whose shares have not been acquired (approximately 1.5 million shares as of March 31, 2006) may offer their shares for sale to the Company at the exit price of Rs. 725 per share (approximately US$16.31 per share) for a period of six months following the date of the delisting.
      In April 2006, the Company entered into a definitive agreement to sell its Software Development and Solutions business which includes FSS. Accordingly, the operating results of the Software Development and Solutions business are included in discontinued operations for all periods presented, see Note 16, “Discontinued Operations.”
      The following table reflects the unaudited pro forma consolidated results of operations for the periods presented, as though the acquisitions of Nortel’s operations in Canada, Northern Ireland and France had occurred as of the beginning of fiscal year 2005, and the acquisition of FSS had occurred as of the beginning of fiscal year 2004, after giving effect to certain adjustments and related income tax effects:

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands, except per share amounts)
Net sales	$15,531,976	$16,922,100	$14,479,262
Income (loss) from continuing operations	110,218	333,897	(346,410)
Income from discontinued operations, net of tax	33,125	22,336	11,013
Net income (loss)	143,343	356,233	(335,397)
Basic earnings per share from continuing operations	$0.19	$0.60	$(0.66)
Diluted earnings per share from continuing operations	$0.18	$0.57	$(0.66)
Basic earnings per share from discontinued operations	$0.06	$0.04	$0.02
Diluted earnings per share from discontinued operations	$0.06	$0.04	$0.02
Basic earnings (loss) per share	$0.25	$0.64	$(0.64)
Diluted earnings (loss) per share	$0.24	$0.61	$(0.64)

Other Acquisitions
      Comparative pro forma information for the acquisitions described below has not been presented, as the results of operations were not material to the Company’s consolidated financial statements on either an individual or an aggregate basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During fiscal year 2006, the Company completed certain acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for these acquisitions totaled approximately $157.5 million, net of cash acquired. In addition, the Company paid approximately $67.7 million in cash (including $30.8 million related to discontinued operations) and issued 2.5 million ordinary shares (including 672,375 ordinary shares related to discontinued operations) for contingent purchase price adjustments relating to certain historical acquisitions. Goodwill and intangibles resulting from these acquisitions, as well as from contingent purchase price adjustments for certain historical acquisitions, totaled approximately $232.9 million, of which $36.7 million related to discontinued operations. The purchase price for these acquisitions has been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. The Company has not finalized the allocation of the consideration for certain of its recently completed acquisitions pending the completion of valuations. The purchase price for certain of these acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through January 2007. The contingent consideration has not been recorded as part of the purchase price, pending the outcome of the contingency.
      During fiscal year 2005, the Company completed certain acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for these acquisitions totaled approximately $119.8 million (including $61.8 million related to discontinued operations), net of cash acquired. The Company also paid approximately $2.5 million in cash and issued 136,000 ordinary shares (including 73,000 ordinary shares related to discontinued operations) for contingent purchase price adjustments relating to certain historical acquisitions. In addition, the Company issued approximately 9.9 million ordinary shares (including 7.1 million ordinary shares related to discontinued operations) during fiscal year 2005, which equated to approximately $125.0 million (including $95.2 million related to discontinued operations), as part of the purchase price for the acquisitions. The fair value of the ordinary shares issued was determined based on the quoted market prices of the Company’s ordinary shares two days before and after the date the terms of the acquisitions were agreed to and announced. Goodwill and intangibles resulting from these acquisitions during fiscal year 2005, as well as from contingent purchase price adjustments for certain historical acquisitions, totaled approximately $358.2 million, of which $184.3 million related to discontinued operations. The purchase price for these acquisitions has been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. The purchase price for certain of these acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 31, 2010. The contingent consideration has not been recorded as part of the purchase price, pending the outcome of the contingency.
      During fiscal year 2004, the Company completed certain acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for the acquisitions amounted to $120.0 million, net of cash acquired. The fair value of the net liabilities assumed in fiscal year 2004 amounted to approximately $321.6 million. The costs of these acquisitions have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. Goodwill and intangibles resulting from the Company’s fiscal year 2004 acquisitions amounted to approximately $468.6 million. The purchase price for certain of these acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 2006. The contingent consideration has not been recorded as part of the purchase price, pending the outcome of the contingency.

Divestitures
      During the September 2005 quarter, the Company merged its Flextronics Network Services (FNS) division with Telavie AS, a company wholly-owned by Altor, a private equity firm focusing on investments in the Nordic region. The Company received an upfront cash payment and also retained a 35% ownership in the merged company, Relacom Holding AB (“Relacom”). The Company is entitled to future contingent consideration and deferred purchase price payments and is committed to certain future investments in Relacom. The Company accounts for its investment in the common stock of Relacom using the equity

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
method of accounting. The associated equity in the net income of Relacom has not been material to the Company’s results of operations for fiscal year 2006, and was classified as a component of interest and other expense, net, in the consolidated statements of operations. The initial carrying value of the equity investment was $116.8 million based on a third party valuation adjusted for the Company’s economic interest in the gain on divestiture. The excess of the carrying value of the investment and the underlying equity in net assets is attributable to goodwill and intangible assets.
      During the September 2005 quarter, the Company sold its Semiconductor division to AMIS Holdings, Inc. (AMIS), the parent company of AMI Semiconductor, Inc. As a result of the divestitures of Network Services and Semiconductor divisions, the Company received aggregate cash payments of approximately $518.5 million and notes receivable valued at $38.3 million. The aggregate net assets sold in the divestitures were approximately $573.0 million. The Company recognized an aggregate pretax gain of $67.6 million during fiscal year 2006, of which $43.8 million was attributable to discontinued operations. The gain attributable to continuing operations was net of approximately $3.0 million in expense for accelerated deferred compensation and various post closing purchase price adjustments. The divestitures of the Semiconductor and Network Services divisions resulted in tax expense of $98.9 million (of which $30.3 million was attributable to discontinued operations). Revenues related to the divested businesses were approximately $317.0 million, $839.0 million and $727.6 million for fiscal years 2006, 2005 and 2004, respectively of which, $41.6 million, $73.1 million and $51.2 million, respectively, were attributable to discontinued operations.
      On April 13, 2006, the Company entered into a definitive agreement to sell its Software Development and Solutions business to an affiliate of Kohlberg Kravis Roberts & Co. As such, the Software Development and Solutions business and the Semiconductor division are being treated as discontinued operations in the consolidated financial statements. The divestiture of the Network Services division does not meet the criteria for discontinued operations treatment under SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and as such, its historical results are included in the Company’s results from continuing operations.

14.	SEGMENT REPORTING
      As of March 31, 2006, the Company operates and internally manages two operating segments, Electronic Manufacturing Services (EMS) and Software Development and Services, which are combined for operating segment disclosures as they do not meet the quantitative thresholds for separate disclosure established in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” During the six months ended September 2005 and prior, EMS and the Network Services division comprised the Company’s two operating segments. In August 2005, the Company sold its Network Services division, and as a result, this division was no longer managed as a separate operating segment. During the quarter ended December 31, 2005, the Company commenced a regular evaluation of the performance and the allocation of its resources and, as a result, identified its Software Development and Services division as a new operating segment. In April 2006, the Company entered into a definitive agreement to sell its Software Development and Solutions business (refer to Note 16). Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Geographic information for continuing operations is as follows:

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands)
Net Sales:
Asia	$8,580,642	$7,674,809	$6,542,484
Americas	3,296,469	2,519,443	1,966,093
Europe	3,410,865	5,536,465	5,970,685

Total	$15,287,976	$15,730,717	$14,479,262

Long-Lived Assets:
Asia	$924,492	$806,178	$703,276
Americas	436,191	457,662	440,669
Europe	340,867	487,680	542,711

Total	$1,701,550	$1,751,520	$1,686,656

      Revenues are attributable to the country in which the product is manufactured.
      For purposes of the preceding tables, “Asia” includes Bangladesh, China, India, Indonesia, Japan, Korea, Malaysia, Mauritius, Pakistan, Singapore, Taiwan and Thailand; “Americas” includes Argentina, Brazil, Canada, Colombia, Mexico, Venezuela, and the United States; “Europe” includes Austria, the Czech Republic, Denmark, Finland, France, Germany, Hungary, Ireland, Israel, Italy, the Netherlands, Norway, Poland, Portugal, Scotland, South Africa, Sweden, Switzerland, Ukraine, and the United Kingdom.
      During fiscal years 2006, 2005 and 2004, net sales from continuing operations generated from Singapore, the principal country of domicile, were $258.8 million, $226.8 million and $247.9 million, respectively.
      During fiscal year 2006, China and Malaysia accounted for approximately 30% and 23% of the consolidated net sales from continuing operations, respectively. No other foreign country accounted for more than 10% of net sales in fiscal year 2006. As of March 31, 2006, China, Malaysia and the United States accounted for approximately 33%, 13% and 11% of consolidated long-lived assets of continuing operations, respectively. No other foreign country accounted for more than 10% of long-lived assets as of March 31, 2006.
      During fiscal year 2005, China, Malaysia and Hungary accounted for approximately 27%, 19% and 13% of the consolidated net sales from continuing operations, respectively. No other foreign country accounted for more than 10% of net sales in fiscal year 2005. As of March 31, 2005, China, the United States, Malaysia, Hungary and Mexico accounted for approximately 29%, 11%, 11%, 10% and 10% of consolidated long-lived assets of continuing operations, respectively. No other foreign country accounted for more than 10% of long-lived assets as of March 31, 2005.
      During fiscal year 2004, China, Malaysia and Hungary accounted for approximately 24%, 16%, and 12% of the consolidated net sales from continuing operations, respectively. No other foreign country accounted for more than 10% of net sales in fiscal year 2004. As of March 31, 2004, China, the United States, Malaysia and Hungary accounted for approximately 26%, 13%, 12% and 12% of long-lived assets of continuing operations, respectively. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2004.

15.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES
      The Company had variable interests in real estate assets subject to operating lease arrangements located in Mexico and Texas. In fiscal year 2004, the Company adopted Financial Accounting Standard Board’s Interpretation No. 46, “Consolidation of Variable Interest Entities” and recorded $89.9 million of long-term debt relating to these arrangements. The Company fully repaid the debt during fiscal year 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	DISCONTINUED OPERATIONS
      Consistent with its strategy to evaluate the strategic and financial contributions of each of its operations and to focus on the primary growth objectives in the Company’s core EMS vertically-integrated business activities, the Company divested its Semiconductor business in September 2005 and on April 13, 2006, the Company entered into a definitive agreement to sell its Software Development and Solutions business to an affiliate of Kohlberg Kravis Roberts & Co. Upon closing, the Company expects to receive in excess of $600.0 million in cash consideration and a $250.0 million face value note with a 10.5% paid-in-kind interest coupon which matures in eight years. The Company will also retain a 15% equity stake in the business, which will operate as an independent Software Development and Solutions company. As the Company will not have the ability to significantly influence the operating decisions of the divested business, the cost method of accounting for the investment will be used. The purchase price is subject to customary working capital and certain other post-closing adjustments.
      In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the divestitures of the Semiconductor and Software Development and Solutions businesses qualify as discontinued operations, and accordingly, the Company has reported the results of operations and financial position of these businesses in discontinued operations within the statements of operations and the balance sheets for all periods presented.
      The results from discontinued operations were as follows:

	Fiscal Year Ended March 31,

	2006	2005	2004

	(In thousands)
Net sales	$278,018	$177,506	$51,154
Cost of sales	172,747	107,328	27,721
Restructuring charges	—	—	3,237

Gross profit	105,271	70,178	20,196
Selling, general and administrative expenses	61,178	42,926	18,058
Intangible amortization	16,640	8,979	2,172
Restructuring charges	—	—	8,258
Interest and other expense, net	5,023	4,209	459
Gain on divestiture of operations	(43,750)	—	—

Income (loss) before income taxes	66,180	14,064	(8,751)
Provision for (benefit from) income taxes	35,536	5,690	(2,783)

Net income (loss) on discontinued operations	$30,644	$8,374	$(5,968)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The current and non-current assets and liabilities of discontinued operations as of March 31, 2006 and 2005 were as follows:

	March 31,

	2006	2005

	(In thousands)
Accounts receivable, net	$63,129	$55,004
Other current assets	26,380	24,049

Total current assets of discontinued operations	$89,509	$79,053

Goodwill	$472,051	$393,611
Other intangible assets, net	56,748	61,067
Other assets	45,585	39,341

Total non-current assets of discontinued operations	$574,384	$494,019

Accounts payable	$13,744	$17,550
Accrued payroll	19,216	15,972
Other current liabilities	24,253	33,147

Total current liabilities of discontinued operations	$57,213	$66,669

Total non-current liabilities of discontinued operations	$30,578	$53,189

17.	QUARTERLY FINANCIAL DATA (UNAUDITED)
      The following table contains unaudited quarterly financial data for fiscal years 2006 and 2005:

	Fiscal Year Ended March 31, 2006				Fiscal Year Ended March 31, 2005

	First	Second	Third	Fourth	First	Second	Third	Fourth

	(In thousands, except per share amounts)
Net sales(1)	$3,823,056	$3,808,075	$4,125,956	$3,530,889	$3,862,515	$4,110,257	$4,218,083	$3,539,862
Gross profit(1)	222,341	195,166	173,517	156,860	218,348	236,272	251,464	225,720
Net income (loss) from continuing operations	56,778	(20,782)	37,619	36,903	72,580	90,752	91,498	76,667
Income (loss) from discontinued operations, net of tax	1,929	18,335	4,335	6,045	1,742	1,870	7,185	(2,423)
Net income (loss)	58,707	(2,447)	41,954	42,948	74,322	92,622	98,683	74,244
Earnings (loss) per share:
Net income from continuing operations:
Basic	$0.10	$(0.04)	$0.07	$0.06	$0.14	$0.16	$0.16	$0.14

Diluted	$0.09	$(0.04)	$0.06	$0.06	$0.13	$0.16	$0.15	$0.13

Income from discontinued operations:
Basic	$0.00	$0.03	$0.01	$0.01	$0.00	$0.00	$0.01	$0.00

Diluted	$0.00	$0.03	$0.01	$0.01	$0.00	$0.00	$0.01	$0.00

Net income:
Basic	$0.10	$0.00	$0.07	$0.07	$0.14	$0.17	$0.18	$0.13

Diluted	$0.10	$0.00	$0.07	$0.07	$0.13	$0.16	$0.17	$0.12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	As discussed further in Note 16, beginning in the quarter ended March 31, 2006, the Company is now reporting the results of operations for its Semiconductor and its Software Development and Solutions Business (a previously identified operating segment, see Note 14) as discontinued operations in accordance with SFAS 144. The following table reconciles the Company’s net sales and gross profit as previously reported to the amounts from continuing operations. The reconciliation of income from continuing operations to net income as previously reported, including per share data, is illustrated in the table above.

	Fiscal Year Ended March 31, 2006				Fiscal Year Ended March 31, 2005

	First	Second	Third	Fourth	First	Second	Third	Fourth

	(In thousands)
Net sales as previously reported	$3,897,531	$3,884,231	$4,186,891	$3,530,889	$3,880,448	$4,138,249	$4,276,614	$3,612,912
Less net sales attributable to discontinued operations	74,475	76,156	60,935	—	17,933	27,992	58,531	73,050

Net sales from continuing operations	$3,823,056	$3,808,075	$4,125,956	$3,530,889	$3,862,515	$4,110,257	$4,218,083	$3,539,862
Gross profit as previously reported	$251,642	$223,743	$196,317	$156,860	$225,941	$245,160	$275,706	$255,175
Less gross profit attributable to discontinued operations	29,301	28,577	22,800	—	7,593	8,888	24,242	29,455

Gross profit from continuing operations	$222,341	$195,166	$173,517	$156,860	$218,348	$236,272	$251,464	$225,720

SUPPLEMENTARY FINANCIAL STATEMENTS OF
FLEXTRONICS INTERNATIONAL LTD. (PARENT COMPANY)
BALANCE SHEETS

	March 31,

	2006	2005

	(In thousands, except share
	amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$78,469	$221,088
Due from subsidiaries	2,651,880	2,044,976
Other current assets	1,410	1,047

Total current assets	2,731,759	2,267,111
Other intangibles, net	—	3,083
Other investments	95,964	55,958
Investment in subsidiaries	6,980,810	6,828,834
Due from subsidiaries	1,949,969	1,923,796
Other assets	28,197	133,522

Total assets	$11,786,699	$11,212,304

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank borrowings	$100,000	$—
Due to subsidiaries	4,384,352	3,762,125
Other current liabilities	46,356	35,368

Total current liabilities	4,530,708	3,797,493
Long-term debt, net of current portion	1,487,188	1,605,012
Due to subsidiaries	414,156	585,751
Commitments and contingencies (Note 6)
SHAREHOLDERS’ EQUITY:
Ordinary shares, no par value; 578,141,566 and 568,329,662 shares issued and outstanding as of March 31, 2006 and 2005, respectively	5,572,574	5,489,764
Accumulated deficit	(241,438)	(382,600)
Accumulated other comprehensive income	27,565	123,683
Deferred compensation	(4,054)	(6,799)

Total shareholders’ equity	5,354,647	5,224,048

Total liabilities and shareholders’ equity	$11,786,699	$11,212,304

The accompanying notes are an integral part of these supplementary financial statements.

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS

1.	ORGANIZATION OF THE COMPANY
      Flextronics International Ltd. (the “Parent”), Registration Number 199002645H, was incorporated in the Republic of Singapore in May 1990. It is principally engaged in investment holding. The address of the Parent’s registered office is One Marina Boulevard, #28-00, Singapore 018989. The Parent, together with its wholly-owned subsidiaries (collectively the “Company”), is a leading provider of advanced electronics manufacturing services (EMS) to original equipment manufacturers (OEMs) in industries including: computing; mobile; consumer digital; industrial, semiconductor and white goods; automotive, marine and aerospace; infrastructure; and medical.

2.	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation
      Amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$).
      The accompanying supplementary balance sheets comprise solely the standalone accounts of Flextronics International Ltd., the Parent company. These balance sheets are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), other than as noted in the following paragraphs entitled “Investment in Subsidiaries.”

Use of Estimates
      The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, allowances for doubtful accounts, inventory allowances, useful lives of property, equipment and intangible assets, asset impairments, fair values of derivative instruments and the related hedged items, restructuring charges, contingencies, capital leases, and the fair values of options granted under the Parent’s stock-based compensation plans. Actual results may differ from previously estimated amounts, and such differences may be material to the financial statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they occur.

Translation of Foreign Currencies
      The functional currency of the Parent is the U.S. dollar, with the exception of its Cayman branch, which is measured in Euros. Accordingly, the financial position and results of operations of the Cayman branch are measured using the Euro as the functional currency, after which all assets and liabilities of the Cayman branch are then translated into U.S. dollars at current exchange rates as of the applicable balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Cumulative gains and losses from the translation of the branch’s financial statements are reported as a separate component of shareholders’ equity.
      Additionally, the Parent’s Hong Kong branch enters into certain transactions with related companies, including short-term contractual obligations and long-term loans. Certain of these obligations and loans are denominated in a non-functional currency, namely the Swedish krona. Short-term contractual obligations are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date and the resulting foreign exchange gains and losses arising from the revaluation are recognized in the statement of operations. Long-term loans are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date, and the resulting translation gains and losses from the revaluation are reported as a separate component of shareholders’ equity.

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents
      All highly liquid investments with maturities of three months or less from original dates of purchase are carried at fair market value and considered to be cash equivalents. As of March 31, 2006 and 2005, cash and cash equivalents consist of cash deposited in checking and money market accounts.

Long-term Investments
      The Parent also has certain investments in non-publicly traded companies. These investments are carried at cost and are included within other assets on the Parent’s balance sheet. Non-majority-owned investments are accounted for using the equity method when the Parent has an ownership percentage equal to or greater than 20%, or has the ability to significantly influence the operating decisions of the issuer, otherwise the cost method is used. The Parent continuously monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

Due from/ Due to Subsidiaries
      Balances due from and to subsidiaries are unsecured. Certain obligations are non-interest bearing and others have rates ranging from 2.35% to 9.035% per annum.

Investment in Subsidiaries
      Investment in subsidiaries is accounted for using the equity method defined to be when the Parent has an ownership percentage equal to or greater than 20%, or has the ability to significantly influence the operating decisions of the investee. Under this method, the Parent’s investment in subsidiaries is reported as a separate line on the Parent’s balance sheet. U.S. GAAP requires that these investments be consolidated rather than reported using the equity method.

Concentration of Credit Risk
      Financial instruments, which potentially subject the Parent to concentrations of credit risk, are primarily cash and cash equivalents, investments and derivative instruments.
      The Parent maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world. The Parents’s cash equivalents consist primarily of cash deposited in money market accounts. The Parent’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.
      The amount subject to credit risk related to derivative instruments is generally limited to the amount, if any, by which a counterparty’s obligations exceed the obligations of the Parent with that counterparty. To manage the counterparty risk, the Parent limits its derivative transactions to those with recognized financial institutions.

Intangible Assets, net
      All of the Parent’s acquired intangible assets are subject to amortization over their estimated useful lives. Intangible assets are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) whenever events or changes in circumstance indicate that the carrying amount of an intangible asset may not be recoverable. In accordance with SFAS No. 144, an impairment loss is recognized when the carrying amount of an intangible asset exceeds its fair value. Intangible assets as of March 31, 2005 consisted of

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)
developed technologies of $3.1 million, net of accumulated amortization of $1.9 million. In fiscal year 2006, the Parent’s intangible assets were sold and the resulting gain was immaterial.

Derivative Instruments and Hedging Activities
      The Parent accounts for derivative instruments and hedging activities in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities — an Amendment of SFAS 133” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” All derivative instruments are recorded on the balance sheet at fair value. If the derivative instrument is designated as a cash flow hedge, effectiveness is measured on a quarterly basis by calculating the ratio of the cumulative change in the fair value of the derivative instrument to the cumulative change in the hedged item. The effective portion of changes in the fair value of the derivative instrument is recorded in shareholders’ equity as a separate component of accumulated other comprehensive income, and recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings immediately. If the derivative instrument is designated as a fair value hedge, the changes in the fair value of the derivative instrument and of the hedged item attributable to the hedged risk are recognized in earnings in the current period.

Accounting for Stock-Based Compensation
      At March 31, 2006, the Parent had three stock-based employee compensation plans, which are more fully described in Note 8, “Shareholders’ Equity.” The Parent applies the intrinsic value method of accounting for stock-based employee compensation. As a result, generally no compensation expense is recognized for options granted under these stock incentive plans because typically, the option terms are fixed and the exercise price equals or exceeds the market price of the underlying stock on the date of grant. The Parent applies the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).
      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payment” (“SFAS 123(R)”), which (i) revises SFAS 123 to eliminate the disclosure only provisions of that statement and the alternative to follow the intrinsic value method of accounting under APB 25 and related interpretations, and (ii) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including grants of employee stock options, based on the grant-date fair value of the award and recognize that cost in its results of operations over the period during which an employee is required to provide the requisite service in exchange for that award. The Parent is required to adopt this statement beginning April 1, 2006. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123. The Parent has elected to apply the provisions of this statement prospectively, and will continue using the Black-Scholes option valuation model to estimate the fair value of its stock-based awards, and will also continue to recognize the related expense under the straight-line attribution method. Although the pro forma effects may be indicative of the Parent’s adoption of SFAS 123(R), the actual expense will be dependent on numerous factors including, but not limited to, the selection of assumptions used to fair value stock-based awards granted subsequent to April 1, 2006, the number of new stock-based awards granted to employees, policy decisions regarding accounting for the tax effects of share-based awards, and assumed award forfeiture rates. Unamortized compensation is estimated to be approximately $41.1 million on April 1, 2006, based on unvested stock-based awards outstanding as of March 31, 2006.

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)
      In October 2005, the FASB issued FASB Staff Position FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FAS 123(R)” (“FSP 123(R)-2”). FSP 123(R)-2 provides guidance on the application of grant date as defined in SFAS 123(R). In accordance with this standard, a grant date of an award exists if a) the award is a unilateral grant and b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. The Parent will adopt this standard when it adopts SFAS 123(R), and does not anticipate that the implementation of this statement will have a significant impact on the Parent’s results of operations.
      In November 2005, the FASB issued FASB Staff Position FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (“FSP 123(R)-3”). FSP 123(R)-3 provides an elective alternative method that establishes a computational component to arrive at the beginning balance of the accumulated paid-in capital pool related to employee compensation and a simplified method to determine the subsequent impact on the accumulated paid-in capital pool of employee awards that are fully vested and outstanding upon the adoption of SFAS 123(R). The Parent is currently evaluating this transition method.
      On February 7, 2006 and January 17, 2005, the Parent’s Board of Directors approved accelerating the vesting of unvested options to purchase the Parent’s ordinary shares held by current employees, including executive officers, priced at or above $12.37 and $12.98, respectively. No options held by non-employee directors were subject to the acceleration. The accelerations were effective as of February 7, 2006 and January 17, 2005, provided that holders of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, have the opportunity to decline the acceleration of ISO options in order to prevent changing the status of the ISO option for federal income tax purposes to a non-qualified stock option.
      The acceleration of these options was done primarily to eliminate future compensation expense the Parent would otherwise recognize in its statement of operations with respect to these options upon the adoption of SFAS 123(R). In addition, because these options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, management believes that the acceleration may have a positive effect on employee morale and retention. The future expense that was eliminated from the February 2006 and January 2005 accelerations was approximately $35.3 million and $121.2 million, respectively (of which approximately $12.8 million and $26.4 million was attributable to executive officers, respectively).
      The Parent grants key employees rights to acquire a specified number of ordinary shares for no cash consideration under its 2001 Equity Incentive Plan and its 2002 Interim Incentive Plan (“restricted stock units”) in exchange for continued service with the Parent. Restricted stock units awarded under the plan generally vest in installments over a five-year period and unvested units are forfeited upon termination of employment. During fiscal year 2006, 35,000 restricted stock units were granted with a weighted-average fair value on the date of grant of $9.37 per ordinary share. During fiscal year 2005, 175,000 restricted stock units were granted with a weighted-average fair value on the date of grant of $13.58 per ordinary share. Grants of restricted stock units are recorded as compensation expense over the vesting period at the fair market value of the Parent’s ordinary shares at the date of grant. Compensation expense related to restricted stock units was approximately $2.2 million during each of the fiscal years 2006 and 2005. Unearned compensation associated with restricted stock units was $4.1 million and $6.8 million as of March 31, 2006 and 2005, respectively, and is included as a component of shareholders’ equity in the balance sheets.

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements
                  Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions
      On December 16, 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS 153 was effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Parent’s financial condition.

Accounting Changes and Error Corrections
      In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 is a replacement of Accounting Principles Board Opinion No. 20 (“APB 20”) and FASB Statement No. 3 (“SFAS 3”). SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Parent in the first quarter of fiscal year 2007. The Parent does not expect that the adoption of SFAS 154 will have a material impact on its financial condition.

Accounting for Servicing of Financial Assets
      In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”), which amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 requires recognition of a servicing asset or liability at fair value each time an obligation is undertaken to service a financial asset by entering into a servicing contract. SFAS 156 also provides guidance on subsequent measurement methods for each class of servicing assets and liabilities and specifies financial statement presentation and disclosure requirements. SFAS 156 is effective for fiscal years beginning after September 15, 2006 and is required to be adopted by the Parent in the first quarter of fiscal year 2008. The Parent does not expect the adoption of SFAS 156 will have a material impact on its financial condition.

Accounting for Conditional Asset Retirement Obligations
      In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”) as an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). This interpretation clarifies that the term conditional asset retirement obligation, as used in SFAS 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on the Parent’s financial condition.

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)

3.	BANK BORROWINGS AND LONG-TERM DEBT
      Bank borrowings and long-term debt was comprised of the following:

	March 31,

	2006	2005

	(In thousands)
0.00% convertible junior subordinated notes	$195,000	$200,000
9.875% senior subordinated notes	7,659	7,659
9.75% Euro senior subordinated notes	—	7,433
1.00% convertible subordinated notes	500,000	500,000
6.50% senior subordinated notes	399,650	399,650
6.25% senior subordinated notes	384,879	490,270
Bank borrowings	100,000	—

	$1,587,188	$1,605,012

      Maturities of bank borrowings and long-term debt are as follows:

Fiscal Year Ending March 31,	(In thousands)

2007	$100,000
2008	195,000
2009	—
2010	—
2011	507,659
Thereafter	784,529

$1,587,188

Revolving Credit Facilities
      The Company has a revolving credit facility in the amount of $1.35 billion, under which there were no borrowings outstanding as of March 31, 2006. The credit facility consists of two separate credit agreements, one providing for up to $1.105 billion principal amount of revolving credit loans to the Parent and its designated subsidiaries; and one providing for up to $245.0 million principal amount of revolving credit loans to a U.S. subsidiary of the Parent. The credit facility is a five-year facility expiring in May 2010. Borrowings under the credit facility bear interest, at the Parent’s option, either at (i) the base rate (the greater of the agent’s prime rate or 0.50% plus the federal funds rate) plus the applicable margin for base rate loans ranging between 0.0% and 0.125%, based on the Parent’s credit ratings; or (ii) the LIBOR rate plus the applicable margin for LIBOR loans ranging between 0.625% and 1.125%, based on the Parent’s credit ratings. The Parent is required to pay a quarterly commitment fee ranging from 0.125% to 0.250% per annum of the unutilized portion of the credit facility and, if the utilized portion of the facility exceeds 33% of the total commitment, a quarterly utilization fee ranging between 0.125% to 0.250% on such utilized portion, in each case based on the Parent’s credit ratings. The Parent is also required to pay letter of credit usage fees ranging between 0.625% and 1.125% per annum (based on the Parent’s credit ratings) on the amount of the daily average outstanding letters of credit and issuance fees of 0.125% per annum on the daily average undrawn amount of letter of credit.
      The credit facility is unsecured, and contains certain restrictions on the Parent’s and its subsidiaries’ ability to (i) incur certain debt, (ii) make certain investments, (iii) make certain acquisitions of other entities, (iv) incur liens, (v) dispose of assets, (vi) make non-cash distributions to shareholders, and (vii) engage in

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)
transactions with affiliates. These covenants are subject to a number of significant exceptions and limitations. The credit facility also requires that the Parent maintain a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation and amortization), and a minimum fixed charge coverage ratio, as defined, during the term of the credit facility. As of March 31, 2006, the Parent was in compliance with the covenants under this credit facility. Borrowings under the credit facility are guaranteed by the Parent and certain of its subsidiaries.
      The Parent and certain subsidiaries of the Parent have various lines of credit available with annual interest rates ranging from 1.61% to 5.56%. These lines of credit expire on various dates through fiscal year 2007 and are primarily secured by assignment of account receivables. As of March 31, 2006, $100.0 million was outstanding under the facilities.

6.25% Senior Subordinated Notes
      During fiscal year 2006, the Parent repurchased approximately $97.9 million principal amount of its 6.25% senior subordinated notes which mature in November 2014. The loss associated with the early extinguishment of the notes was not material.
      The Parent may redeem the notes in whole or in part at redemption prices of 103.125%, 102.083% and 101.042% of the principal amount thereof if the redemption occurs during the respective 12-month periods beginning on November 15 of the years 2009, 2010 and 2011, and at a redemption price of 100% of the principal amount thereof on and after November 15, 2012, in each case, plus any accrued and unpaid interest to the redemption date. In addition, if the Parent generates net cash proceeds from certain equity offerings on or before November 15, 2007, the Parent may redeem up to 35% in aggregate principal amount of the notes at a redemption price of 106.25% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.
      The indenture governing the Parent’s outstanding 6.25% senior subordinated notes contain certain covenants that, among other things, limit the ability of the Parent and its restricted subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, (iv) make distributions or pay dividends, (v) purchase or redeem capital stock, or (vi) engage in transactions with affiliates. The covenants are subject to a number of significant exceptions and limitations. As of March 31, 2006, the Parent was in compliance with the covenants under this indenture.

1.00% Convertible Subordinated Notes
      The 1.00% convertible subordinated notes are due in August 2010 and are convertible at any time prior to maturity into ordinary shares of the Parent at a conversion price of $15.525 (subject to certain adjustments).

6.50% Senior Subordinated Notes
      The Parent may redeem its 6.50% senior subordinated notes that are due May 2013 in whole or in part at redemption prices of 103.250%, 102.167% and 101.083% of the principal amount thereof if the redemption occurs during the respective 12-month periods beginning on May 15 of the years 2008, 2009 and 2010, and at a redemption price of 100% of the principal amount thereof on and after 2011, in each case, plus any accrued and unpaid interest to the redemption date.
      The indenture governing the Parent’s outstanding 6.50% senior subordinated notes contain certain covenants that, among other things, limit the ability of the Parent and its restricted subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, (iv) make distributions or pay dividends, (v) purchase or redeem capital stock, or (vi) engage transactions with affiliates. The covenants are subject to a number of significant exceptions and limitations. As of March 31, 2006, the Parent was in compliance with the covenants under this indenture.

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)

Zero Coupon Convertible Junior Subordinated Notes
      The zero coupon, zero yield, convertible junior subordinated notes are callable by the Parent after three years and do not provide a put option prior to maturity (March 2008). The notes are convertible into ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at the Parent’s option. In July 2005, $5.0 million of the notes were converted into 476,190 ordinary shares of the Parent at a conversion price of $10.50 per share.
      As of March 31, 2006, the approximate fair values of the Parent’s 6.50% notes, 6.25% notes and 1.00% convertible notes based on broker trading prices were 99.375%, 98.375% and 91.25% of the face values of the notes, respectively.

4.	FINANCIAL INSTRUMENTS
      The carrying amount of the Parent’s cash and cash equivalents and investments approximates fair value. The fair value of the Parent’s long-term debt is determined based on current broker trading prices. The Parent’s cash equivalents consist of cash deposited in money market accounts (see Note 2, “Summary of Accounting Policies”). The Parent’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.
      The Parent is exposed to foreign currency exchange rate risk inherent in assets and liabilities denominated in non-functional currencies. The Parent has established currency risk management programs to protect against reductions in value and volatility of future cash flows caused by changes in foreign currency exchange rates. The Parent enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with cash flows denominated in non-functional currencies. Gains and losses on forward contracts generally offset losses and gains on the assets, liabilities and transactions hedged, and accordingly, generally do not subject the Parent to risk of significant accounting losses. The Company hedges committed exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimized since the contracts are with large financial institutions. The aggregate notional amount of outstanding contracts was $20.6 million as of March 31, 2006. These foreign exchange contracts, which expire in approximately one month, settle in Euro and Swedish Krona.
      On November 17, 2004, the Parent issued $500.0 million of 6.25% senior subordinated notes due in November 2014. Interest is payable semi-annually on May 15 and November 15. The Parent also entered into interest rate swap transactions to effectively convert a portion of the fixed interest rate debt to a variable rate. The swaps, having notional amounts totaling $400.0 million and which expire in 2014, are accounted for as fair value hedges under Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). Under the terms of the swaps, the Parent pays an interest rate equal to the six-month LIBOR (estimated at 5.16% at March 31, 2006), set in arrears, plus a fixed spread ranging from 1.37% to 1.52%, and receives a fixed rate of 6.25%. The swap transaction qualifies for the shortcut method of recognition under SFAS 133, therefore no portion of the swap is treated as ineffective. As of March 31, 2006 and 2005, the Parent recognized a $16.9 million and $9.7 million liability, respectively, to reflect the fair value of the interest rate swaps, with a corresponding decrease to the carrying value of the 6.25% senior subordinated notes. These amounts were included in other current liabilities and as a reduction of other current assets, as of March 31, 2006 and 2005, respectively.

5.	TRADE RECEIVABLES SECURIZATION
      The Company continuously sells a designated pool of trade receivables to a third-party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. In addition to this financial institution, the Parent participates in the securitization agreement as an investor in the conduit. The Company continues to service, administer and

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)
collect the receivables on behalf of the special purpose entity. The Company pays annual facility and commitment fees of up to 0.24% for unused amounts and program fees of up to 0.34% of outstanding amounts. The securitization agreement allows the operating subsidiaries participating in the securitization program to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. In September 2005, the Company amended the securitization agreement to increase the size of the program to $700.0 million and to extend the expiration date to September 2006. The unaffiliated financial institution’s maximum investment limit was increased to $500.0 million. The amended securitization agreement also includes two Obligor Specific Tranches (OST) which total $200.0 million. The OSTs are part of the main facility and were incorporated in order to minimize the impact of excess concentrations of two major customers.
      As of March 31, 2006 and 2005, approximately $228.0 million and $249.9 million of the Company’s accounts receivable, respectively, had been sold to the third-party qualified special purpose entity described above which represent the face amount of the total outstanding trade receivables on all designated customer accounts on those dates. The Company received net cash proceeds of approximately $156.6 million and $134.7 million from the unaffiliated financial institutions for the sale of these receivables during fiscal years 2006 and 2005, respectively. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation, the total of which was approximately $71.4 million and $123.1 million as of March 31, 2006 and 2005, respectively.

6.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings
      The Parent is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. The Parent defends itself vigorously against any such claims. Although the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Parent’s financial position, results of operations, or cash flows.

Guarantees
      The Parent adopted the disclosure provision of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (“FIN 45”). As of March 31, 2006, the Parent issued approximately $1.1 billion in bank guarantees in connection with debt arrangements of certain of its subsidiaries. The Parent also issued other guarantees in connection with supplier arrangements and guarantees associated with operating leases that were entered into by certain of its subsidiaries.

7.	INCOME TAXES
      The Parent is a Singapore corporation and is a non-resident for Singapore tax purposes. Non-Singapore resident taxpayers, subject to certain exceptions, are subject to income tax on (1) income that is accrued in or derived from Singapore and (2) foreign income received in Singapore.
      Since the Parent did not derive income from or receive foreign income in Singapore, it is not subject to Singapore income tax. To the extent that the Parent continues to meet the above-mentioned requirements as determined by current law, no Singapore income tax will be imposed on the Parent. Accordingly, the Parent records minimal current income tax expense and does not record any deferred income taxes.

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)

8.	SHAREHOLDERS’ EQUITY
      Effective January 30, 2006, the Singapore Companies Act, Chapter 50 was amended to, among other things, allow Singapore companies to repurchase outstanding ordinary shares subject to certain requirements and eliminate the concepts of par value, additional paid-in capital and authorized share capital. As a result of the Companies (Amendment) Act 2005, effective January 30, 2006, the outstanding shares of the Parent have no par value and the Parent has combined the par value of its ordinary shares together with additional paid-in capital into one account for all periods presented.

Equity Offering
      On July 27, 2004, the Parent completed a public offering of 24,330,900 of its ordinary shares for which the Parent received net proceeds of approximately $299.5 million.

Share Repurchase Plan
      On April 7, 2006, the Parent’s Board of Directors authorized the repurchase of up to $250.0 million of its outstanding ordinary shares. Share repurchases, if any, will be made in the open market at such time and in such amounts as management deems appropriate and will be made pursuant to the Share Purchase Mandate approved by the shareholders at the Parent’s 2005 annual general meeting. Shares repurchased under the program will be canceled.

Stock Option and Incentive Plans
      At March 31, 2006, the Parent had three stock-based employee compensation plans: the 2004 Award Plan for New Employees (the “2004 Plan”), the 2002 Interim Incentive Plan (the “2002 Plan”), and the 2001 Equity Incentive Plan (the “2001 Plan”). The Parent’s 1997 Employee Stock Purchase Plan was terminated by the Board of Directors on October 14, 2005.
      The 2001 Plan provides for grants of up to 27,000,000 shares. Additionally, upon adoption of the 2001 Plan, the remaining shares that were available under the Parent’s 1993 Share Option Plan (the “1993 Plan”), the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, and all assumed plans and any shares issuable upon exercise of the options granted under those plans that expire or become unexercisable for any reason without having been exercised in full, are available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, or the assumed plans. Any options outstanding under these plans will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains a discretionary option grant program, an automatic option grant program, and a discretionary share bonus award program. The discretionary option grant program and share bonus award program is administered by the Compensation Committee with respect to executive officers and directors, and by the Chief Executive Officer with respect to all other employees.
      Options granted under the 2001 Plan, the 1993 Plan, the 1999 Interim Option Plan, the 1998 Interim Option Plan, and the 1997 Interim Option Plan generally vest over four years. Options granted under the assumed plans have varying vesting schedules. Options granted under the 2001 Plan generally expire ten years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire ten years from the date of grant, rather than the five-year term previously provided. Options granted under the 1999 Interim Option Plan expire five years from the date of grant. Options granted prior to July 2002 under the 1998 and 1997 Interim Option Plans expire five years from the date of grant and all subsequent option grants generally expire ten years from the date of grant.

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)
      The 2002 Plan provides for grants of up to 20,000,000 shares. The plan provides grants of nonqualified stock options and share bonus awards to employees, officers and directors. The exercise price of options granted under the 2002 Plan is determined by the Parent’s Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options issued under the 2002 Plan generally vest over four years and generally expire ten years from the date of grant.
      The 2004 Plan provides for grants of up to 7,500,000 shares. The plan provides grants of nonqualified stock options and share bonus awards to new employees. The exercise price of options granted under the 2004 Plan is determined by the Parent’s Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options issued under the 2004 Plan generally vest over four years and generally expire ten years from the date of grant.
      The Parent’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”) provided for issuance of up to 5,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the Purchase Plan, employees were able to purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per share purchase price was 85% of the fair market value of the stock at the beginning or end of the offering period, whichever was lower. The ordinary shares sold under this plan in fiscal years 2006, 2005 and 2004 amounted to 914,244, 560,596, and 717,595, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal years 2006, 2005 and 2004 was $11.51, $14.31 and $10.30 per share, respectively. On October 14, 2005, the Parent’s Board of Directors approved the termination of the Purchase Plan and no shares will be available for issuance subsequent to March 31, 2006.
      The following table presents the activity for options outstanding under all of the stock option plans (“Price” reflects the weighted-average exercise price):

	March 31, 2006		March 31, 2005

	Options	Price	Options	Price

Outstanding, beginning of fiscal year	57,578,401	$12.67	50,303,999	$12.86
Granted	11,549,454	11.80	18,461,056	13.94
Exercised	(5,562,348)	7.38	(3,182,087)	9.34
Forfeited	(8,522,951)	18.83	(8,004,567)	17.99

Outstanding, end of fiscal year	55,042,556	$12.04	57,578,401	$12.67

Options exercisable, end of fiscal year	42,475,818		40,484,074

Weighted-average fair value per option granted	$3.80		$7.99

FLEXTRONICS INTERNATIONAL LTD.
NOTES TO SUPPLEMENTARY FINANCIAL STATEMENTS — (Continued)
      The following table presents the composition of options outstanding and exercisable as of March 31, 2006:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Range of Exercise Prices	Shares	Life	Price	Shares	Price

$ 0.42 - $ 6.23	5,967,661	3.40	$4.72	5,743,550	$4.67
$ 7.13 - $ 7.90	7,808,424	6.16	7.87	3,439,392	7.84
$ 8.01 - $11.10	8,698,067	7.94	10.35	2,350,828	8.96
$11.32 - $12.37	7,648,453	8.71	12.03	6,082,591	12.09
$12.40 - $13.18	5,946,576	8.39	12.82	5,920,717	12.82
$13.27 - $15.90	7,572,482	6.56	14.59	7,538,003	14.59
$15.95 - $17.37	5,767,284	7.44	16.94	5,767,128	16.94
$17.38 - $23.19	5,548,827	6.22	18.87	5,548,827	18.87
$23.61 - $29.94	83,782	4.58	25.35	83,782	25.35
$30.00 - $30.00	1,000	4.90	30.00	1,000	30.00

$ 0.42 - $30.00	55,042,556	6.93	$12.04	42,475,818	$12.69

9.	SUBSEQUENT EVENTS
      On April 13, 2006, the Company entered into a definitive agreement to sell its Software Development and Solutions business to an affiliate of Kohlberg Kravis Roberts & Co. Upon closing, the Company expects to receive in excess of $600.0 million in cash consideration and a $250.0 million face value note with a 10.5% paid-in-kind interest coupon which matures in eight years. The Company will also retain a 15% equity interest in the business, which will operate as an independent Software Development and Solutions company. As the Company will not have the ability to significantly influence the operating decisions of the divested business, the cost method of accounting for the investment will be used. The purchase price is subject to customary working capital and certain other post-closing adjustments.

ANNEX A
FLEXTRONICS INTERNATIONAL LTD.
CHARTER OF THE
AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
As adopted on October 28, 1998 and
amended on June 2000 and October 22, 2002

I.	Purpose
      The overall purpose of the Audit Committee is to assist the Board of Directors of Flextronics International Ltd. (the “Company”) in fulfilling its oversight responsibilities as to the Company’s financial accounting, reporting, processes and controls as well as the Company’s process for monitoring compliance with certain laws and regulations.
      The Committee’s principal functions are to:

•	monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company’s financial and senior management, and the Company’s independent auditors;

•	be directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors (including resolution of any disagreements between management and the auditors regarding financial reporting); and

•	facilitate communication among the Company’s independent auditors, the Company’s financial and senior management and the Board.
      The existence of the Audit Committee is not intended to restrict access to the full Board by the Company’s independent auditors. While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent auditors.

II.	Membership and Procedures
      The Audit Committee shall be appointed by, and serve at the discretion of, the Board of Directors, with its chairman to be selected by the Board of Directors. The Audit Committee shall consist of three or more members of the Board of Directors, with the exact number being determined by the Board of Directors. Each member of the Audit Committee shall be “independent” as defined by the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission and the Nasdaq Stock Market, as they may be amended from time to time, except as otherwise permitted by such rules. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Each member of the Committee shall have the ability to read and understand fundamental financial statements at the time of appointment and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the applicable rules.

III.	Meetings
      The Committee will meet from time to time as determined by the Board and/or the members of the Committee and will meet no fewer than four times per year and as scheduled by the Committee Chairman. The Committee members, or the Chairman of the Committee on behalf of all of the Committee members, shall communicate with management and the independent auditors at least once per quarter in connection with their review of the Company’s financial statements. The Committee will periodically meet with the independent auditors outside of the presence of management to discuss internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or the auditors believe should be discussed privately. At the request of the Committee, meetings may be held with members of management or the Company’s internal auditing staff. Any non-committee outside Board members who so requests may attend any meeting of the Audit Committee.
      The activities and findings of the Committee shall be reported to the Board and minutes of the Committee meetings shall be prepared and sent to each member of the Board.

IV.	Responsibilities and Duties
      The following checklist sets forth the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities. Following the checklist is a discussion of certain of the responsibilities and powers of the Committee.
Audit Committee Responsibilities Checklist

Meeting When Performed

		First	Second	Third	Fourth	As
	Responsibilities and Duties	Quarter	Quarter	Quarter	Quarter	Needed

1.	Review and assess the adequacy of this Audit Committee Responsibilities Checklist and charter annually and recommend to the Board of Directors any modifications in the Committee’s duties and responsbilities.	X
2.	Verify the Committee consists of a minimum of three members who are financially literate, including at least one member who is a financial expert.	X	X	X	X
3.	Review and confirm the independence of each Committee member based on NASD and other applicable rules.	X	X	X	X
4.	Review the independence of the independent public accountants, including a review of tax and consulting services and related fees and a review of audit and related fees.	X	X	X	X
5.	Recommend to the Board of Directors the independent public accountants to be nominated for the current fiscal year.		X
6.	Communicate with the auditors about the Company’s expectations regarding its relationship with the auditors, including:(i) the independent auditors’ ultimate accountability to the Committee; and (ii) the authority and responsibility of the Committee to select, evaluate and, where appropriate, replace the independent auditors.	X

Meeting When Performed

		First	Second	Third	Fourth	As
	Responsibilities and Duties	Quarter	Quarter	Quarter	Quarter	Needed

7.	Review with the the independent public accountants, Finance management and the Director of Internal Audit, and approve, the audit scope and plan, and the use of independent public accountants other than the appointed auditors of Flextronics. Inquire of the chief financial officer, the independent auditors, and Director of Internal Audit, the extent to which their planned audit scope can be relied on to detect material weaknesses in internal controls or the occurrences of fraudulent financial reporting.				X
8.	Review with Finance management and the independent public accountants at the completion of the annual audit:	X
a. The Company’s annual financial statements and related footnotes.
b. The results of the independent public accountants’ audit of the financial statements and its report thereon.
c. Any significant changes required in the independent public accountant’s audit plan.
d. Any difficulties or disputes with management encountered during the course of the audit, including any restrictions on the scope of activities or access to required information.
e. The cooperation received by the independent auditors during their audit examination, including the access to all requested records, data, and information and elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.
f. The matters described in the paragraphs following this checklist.
g. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.
9.	Consider and review with Finance management, the Director of Internal Audit and the independent auditors:	X	X	X	X
a. Significant findings during the year, including the status of previous internal audit recommendations and management’s responses.

Meeting When Performed

		First	Second	Third	Fourth	As
	Responsibilities and Duties	Quarter	Quarter	Quarter	Quarter	Needed

b. Any difficulties encountered in the course of the internal audit process, including any restrictions on the scope of their work or access to required information.
c. Any change required in the planned scope of the Internal Audit plan.
d. The Internal Audit Department charter, budget and staffing (to be done annually in the third quarter.
10.	Review and provide a report for the annual proxy that includes the Committee’s review and discussion of matters with management and the independent public accountants.					X
11.	Consider and review with the independent public accountants, Finance management and the internal auditor:		X			X
a. The adequacy of the Companys internal controls including computerized information system controls and security.
b. Any related significant findings and recommendations of the independent public accountants and internal audit together with managements responses thereto.
12.	Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.	X
13.	Receive and review the report (beginning when mandated by law) from the independent auditors addressing:(a) all critical accounting policies used;(b) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management;(c) ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and(d) material written communications with the independent auditors and management (such as any management letter or schedule of unadjusted differences).	X

Meeting When Performed

		First	Second	Third	Fourth	As
	Responsibilities and Duties	Quarter	Quarter	Quarter	Quarter	Needed

14.	In connection with the Committee’s review of the quarterly financial statements:	X	X	X	X
a. Discuss with the independent auditors and management the results of the independent auditors’ SAS 71 review of the quarterly financial statements, including the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements and any difficulties encountered during the course of the audit.
b. Discuss with management and the independent auditors any significant issues, events and transactions, any significant changes (or proposed changes) regarding accounting principles, practices, judgments or estimates, any significant reporting issues discussed between management and the independent auditors, including any significant disagreements, and any significant adjustments proposed by the auditors.
c. Discuss any significant issues reviewed by in-house and outside counsel concerning litigation, contingencies, claims, or assessments.
15.	Review each earnings release with management prior to public release.	X	X	X	X
16.	Review unusual reporting issues prior to the issuance of quarterly earnings releases.					X
17.	Review the Company’s annual and quarterly reports prior to filing with the SEC.	X	X	X	X
18.	Receive from the Chief Financial Officer and Chief Executive Officer (based on their evaluation within the preceding 90 days), and discuss with management and the independent auditors, any information regarding:	X	X	X	X
a. All significant deficiencies in the design or operation of internal controls which could adversely affect the issuer’s ability to record, process, summarize and report financial data, and any material weaknesses in internal controls; and
b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the issuer’s internal controls.
19.	Review with Finance management any significant changes to GAAP policies or standards.					X

Meeting When Performed

		First	Second	Third	Fourth	As
	Responsibilities and Duties	Quarter	Quarter	Quarter	Quarter	Needed

20.	Inquire of Finance management, the Internal Auditor, and the independent public accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.					X
21.	Meet with the independent public accountants and the Director of Internal Audit in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.	X	X	X	X
22.	Monitor any standards adopted as a code of conduct for the Company and as a code of ethics for its finance management.					X
23.	Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.	X	X	X	X	X
24.	Review the process management has established to ensure the integrity of interim reporting, including the system of disclosure controls implemented by management.					X
      1. Evaluating Auditors, Financial Statements and Accounting Practices. In evaluating the independence of the independent auditors, the Committee shall:

(a) Obtain and review, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, review the nature, fees, and scope of such relationships and terminate any relationships that the Committee believes could compromise the independence of the auditors;

(b) Review the extent of non-audit services provided by the independent auditors in relation to the objectivity needed in the audit and consider whether fees billed for permitted non-audit services are compatible with maintaining the independence of the auditors.

(c) In pre-approving auditing services and permitted non-audit services, the Committee may delegate the authority to grant preapproval of auditing and non-audit services to one or more designated members of the Committee; provided, that the decisions of any member to whom authority is delegated to preapprove an activity must be presented to the full Committee at each of its scheduled meetings.
      In overseeing the financial accounting process and the Company’s internal controls, the Committee shall:

(a) Have authority to resolve disagreements between management and the independent auditors regarding financial reporting.

(b) Have authority to hire and fire the Director of Internal Audit.

(c) Review with the chief financial officer the activities, organizational structure, and qualifications of the internal finance staff.

(d) Discuss with the independent auditors the quality of the Company’s financial and accounting personnel and any relevant recommendations that the independent auditors may have, including those in their “Report to Management.”
      2. Access to Information; Investigations. The Committee shall have unrestricted access to the Company’s personnel and records, and will be given the resources to discharge its duties. The Committee has authority to engage and determine funding for such counsel, experts and other advisors as it determines to be necessary or appropriate to carry out its responsibilities and duties. The Company will provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of compensation (a) to the public accounting firm employed by the Company for the purpose of rendering or issuing an audit report; and (b) to any advisors employed by the Committee referenced above.
      3. Corporate Compliance and Governance. The Committee shall conduct such review as it deems appropriate of the Company’s controls against employee conflict of interest and fraud and compliance with related laws. Without limitation and as it deems appropriate, the Committee shall:

(a) Review and approve the Company’s code of conduct policy. This policy should include standards for ethics and should be developed and distributed on a Company-wide basis. Review on at least an annual basis the Company’s compliance with this policy.

(b) Review and approve all transactions between the Company and any related party, as defined by applicable law and the rules of Nasdaq.

(c) Review the policies and procedures in effect for the review of officer expenses, purchases, and use of corporate assets.

(d) Review the findings of any relevant examinations by the Securities and Exchange Commission, or any other agency as deemed necessary such as the Internal Revenue Service, Occupational Safety and Health Administration, the Environmental Protection Agency or others.

(e) Review any legal matters that could have a significant impact on the Company’s financial statements.
      4. Complaint Procedures. The Committee shall establish procedures to receive, retain and treat complaints regarding accounting, internal audit controls or auditing matters and for employees to make confidential, anonymous complaints regarding accounting or auditing matters. The Committee shall advise the independent auditors, members of the internal audit staff, and any other member of management or employee, that they may communicate directly with any member of the Committee on a confidential basis.
      5. Miscellaneous As to other related matters, without limitations and as it deems appropriate, the Committee shall perform any other activities required, and have such authority as may be provided, by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company’s ordinary shares are listed, and perform other activities that are consistent with this charter, the Company’s Articles of Association and governing laws, as the Committee or the Board deems necessary or appropriate.
      The Audit Committee shall have such other responsibilities as may be assigned to it from time to time by the Board of Directors.

      * The text of this Annex is marked to show changes to our existing Articles of Association. Deletions are indicated by ~~strikethrough~~ and additions are indicated by underline.
ANNEX B
THE COMPANIES ACT, CAP. 50

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
of
FLEXTRONICS INTERNATIONAL LTD.
(Adopted with effect from 28th February, 1994 by Special
Resolution passed on 9th February, 1994)
(Incorporating all amendments as at ~~27th August, 1999~~ 4th October, 2006)

PRELIMINARY

Table “A”
not to apply.
     1. The regulations contained in Table “A” in the Fourth Schedule to the Companies Act, Cap. 50 shall not apply to the Company, but the following shall, subject to repeal, addition and alteration as provided by the Act or these Articles, be the regulations of the Company.

Interpretation.
     2. In these Articles, if not inconsistent with the subject or context, the words standing in the first column of the Table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof —

WORDS	MEANINGS

“The Act”	The Companies Act, Cap. 50 or any statutory modification, amendment or re-enactment thereof for the time being in force or any and every other act for the time being in force concerning companies and affecting the Company and any reference to any provision of the Act is to that provision as so modified, amended or re-enacted or contained in any such subsequent Companies Act.

“These Articles”	These Articles of Association or other regulations of the Company for the time being in force.

“The Company”	The above-named Company by whatever name from time to time called.

“Directors”	The Directors for the time being of the Company or such number of them as have authority to act for the Company.

“Director”	Includes any person acting as a Director of the Company and includes any person duly appointed and acting for the time being as an Alternate Director.

“Dividend”	Includes bonus.

“Dollar(s)” and the sign ‘$”	The lawful currency of Singapore.

“Member”	A registered holder of any shares of the Company; provided, however, that a “Member” shall not include the Company in the holding of its shares as treasury shares, unless otherwise required by the Act.

“Month”	Calendar month.

“Office”	The Registered Office of the Company for the time being.

“Paid Up”	Includes credited as paid up.

“Register”	The Register of Members.

“Seal”	The Common Seal of the Company or in appropriate cases the Official Seal or duplicate Common Seal.

“Secretary”	The Secretary or Secretaries appointed under these Articles and shall include any person entitled to perform the duties of Secretary temporarily.

“Singapore”	The Republic of Singapore.

“Writing” and “Written”	Includes printing, lithography, typewriting and any other mode of representing or reproducing words in a visible form.

“Year”	Calendar Year.
      Words denoting the singular number only shall include the plural and vice versa.
      Words denoting the masculine gender only shall include the feminine gender.
      Words denoting persons shall include corporations.
      Any reference in these Articles to “holders” of shares or a class of shares shall, except where otherwise provided, exclude the Company in relation to shares held by it as treasury shares.
      Any reference in these Articles to any enactment is a reference to that enactment as amended or enacted from time to time.
      Save as aforesaid, any word or expression used in the Act and the Interpretation Act, Cap. 1 shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.
      The headnotes and marginal notes are inserted for convenience only and shall not affect the construction of these Articles.
BUSINESS

Any branch
of business
either expressly
or by implication
authorised may
be undertaken
by Directors.
     3. Subject to the provisions of the Act, any branch or kind of business which by the Memorandum of Association of the Company or these Articles is expressly or by implication authorised to be undertaken by the Company may be undertaken by the Directors at such time or times as they shall think fit, and further may be suffered by them to be in abeyance, whether such branch or kind of business may have been actually commenced or not, so long as the Directors may deem it expedient not to commence or proceed with such branch or kind of business.
PUBLIC COMPANY

Public
Company.
     4. The Company is a public company.
~~SHARES~~
      ~~5. *The authorised capital of the Company at the date of adoption of these Articles is $1,000,000 divided into 100,000,000 shares of $0.01 each.~~

SHARES

Treasury Shares.
     5. The Company shall not exercise any right in respect of treasury shares other than as provided by the Act. Subject thereto, the Company may deal with its treasury shares in the manner authorised by, or prescribed pursuant to, the Act.

Prohibition
against financial
assistance.
     6. (a) Except as is otherwise expressly permitted by the Act, the Company shall not give, whether directly or indirectly and whether by means of the making of a loan, the giving of a guarantee, the provision of security, the release of an obligation or the release of a debt or otherwise, any financial assistance for the purpose of, or in connection with, the acquisition or proposed acquisition of shares or units of shares in the Company or its holding company.

Company may
acquire its own
issued shares.
     (b) ~~The Company may,~~Notwithstanding the provisions of Article 6(a) but subject to ~~and in accordance with~~ the Act, the Company may purchase or otherwise acquire ~~ordinary~~ its issued shares ~~in the issued share capital of the Company~~ on such terms and in such manner as the Company may from time to time think fit. ~~Any~~ If required by the Act, any share that is so purchased or acquired by the Company shall, unless held in treasury in accordance with the Act, be deemed to be cancelled immediately on purchase or acquisition~~. On~~ by the Company. Upon the cancellation of a share ~~as aforesaid~~, the rights and privileges attached to that share shall expire. In any other instance, the Company may hold or deal with any such share which is so purchased or acquired by it in such manner as may be permitted by, and in accordance with, the Act.
      7. Save as provided by Section 161 of the Act, no shares may be issued by the Directors without the prior approval of the Company in General Meeting but subject thereto and to the provisions of these Articles, the Directors may allot or grant options over or otherwise dispose of the same to such persons on such terms and conditions and ~~either at a premium or at par and (subject to the provisions of the Act) at a discount and~~ at such time as the Company in General Meeting may approve.

Special Rights.
     8. The rights attached to shares issued upon special conditions shall be clearly defined in the Memorandum of Association or these Articles. Without prejudice to any special right previously conferred on the holders of any existing shares or class of shares but subject to the Act and these Articles, shares in the Company may be issued by the Directors and any such shares may be issued with such preferred, deferred, or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Directors determine.

Variation
of rights.
     9. ~~If~~ Subject to the provisions of the Act, if at any time the share capital is divided into different classes, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may ~~subject to the provisions of the Act~~, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the holders of at least three-fourths of the shares of that class or with the sanction of a Special Resolution passed at a separate General Meeting of the holders of shares of that class and to every such Special Resolution the provisions of Section 184 of the Act shall, with such adaptations as are necessary, apply. To every such separate General Meeting the provisions of these Articles relating to General Meetings shall mutatis mutandis apply; ~~but so~~ provided, however, that the necessary quorum shall be at least two persons ~~at least~~ holding or representing by proxy or by attorney no less than one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy or by attorney may demand a poll.

Creation or
issue of further
shares with
special rights.
     10. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless otherwise expressly provided by the terms of issue of the shares of that class or by these Articles as are in force at the time of such issue, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

Power to pay
commission
and brokerage.
     11. The Company may ~~exercise the powers of paying commission conferred by the Act, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Act and the commission shall not exceed the rate of ten per cent of the price at which the shares in respect whereof the same is paid are issued or an amount equal to ten per cent of that price (as the case may be).~~ pay commissions or brokerage on any issue of shares at such rate or amount and in such manner as the Directors may think fit. Such commission or brokerage may be satisfied by the payment of cash or the allotment of fully or partly paid shares or ~~partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful~~by a combination of cash and fully or partly paid shares.

Power to
charge interest
on capital.
     12. If any shares of the Company are issued for the purpose of raising money to defray the expenses of the construction of any works or the provisions of any plant which cannot be made profitable for a long period, the Company may, subject to the conditions and restrictions mentioned in the Act, pay interest on so much of the share capital as is for the time being paid up and may charge the same to capital as part of the cost of the construction or provision.

Exclusion
of equities.
     13. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

Joint holders.
     14. If two or more persons are registered as joint holders of any share any one of such persons may give effectual receipts for any dividend payable in respect of such share and the joint holders of a share shall, subject to the provisions of the Act, be severally as well as jointly liable for the payment of all instalments and calls and interest due in respect of such shares. Such joint holders shall be deemed to be one Member and the delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

Fractional
part of a share.
     15. No person shall be recognised by the Company as having title to a fractional part of a share or otherwise than as the sole or a joint holder of the entirety of such share.

Payment of
instalments.
     16. If by the conditions of allotment of any shares the whole or any part of the amount of the issue price thereof shall be payable by instalments every such instalment shall, when due, be paid to the Company by the person who for the time being shall be the registered holder of the share or his personal representatives, but this provision shall not affect the liability of any allottee who may have agreed to pay the same.

Share
Certificates.
     17. The certificate of title to shares in the capital of the Company shall be issued under the Seal in such form as the Directors shall from time to time prescribe and shall bear the autographic or facsimile signatures of at least one Director and the Secretary or some other person appointed by the Directors, and shall specify the number and class of shares to which it relates and the amounts paid thereon. The facsimile signatures may be reproduced by mechanical or other means approved by the Directors.

Entitlement
to certificate.
     18. Every person whose name is entered as a Member in the Register shall be entitled within two months after allotment or within one month after the ~~lodgment~~lodgement of any transfer to one certificate for all his shares of any one class or to several certificates in reasonable denominations each for a part of the shares so allotted or transferred. Where a Member transfers ~~part~~ only part of the shares comprised in a certificate or where a Member requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner the old certificate or certificates shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and the Member shall pay a fee not exceeding $2/- for each such new certificate as the Directors may determine.

New certificates
may be issued.
     19. If any certificate or other document of title to shares or debentures be worn out or defaced, then upon production thereof to the Directors, they may order the same to be cancelled and may issue a new certificate in lieu thereof. For every certificate so issued there shall be paid to the Company ~~the amount of the proper duty, if any, with which such certificate is chargeable under any law for the time being in force relating to stamps together with a further~~a fee not exceeding $2/- as the Directors may determine. Subject to the provisions of the Act and the requirements of the Directors thereunder, if any certificate or document be lost or destroyed or stolen, then upon proof thereof to the satisfaction of the Directors and on such indemnity as the Directors deem adequate being given, and on the payment of ~~the amount of the proper duty with which such certificate or document is chargeable under any law for the time being in force relating to stamps together with a further~~a fee not exceeding $2/-as the Directors may determine, a new certificate or document in lieu thereof shall be given to the person entitled to such lost or destroyed or stolen certificate or document.

RESTRICTION ON TRANSFER OF SHARES

Form of
Transfer.
     20. (a) Subject to these Articles any Member may transfer all or any of his shares, but every transfer must be in writing and in the usual common form, or in any other form which the Directors may approve. The instrument of transfer of a share shall be signed by the transferor and the witness thereto and shall be effective although not signed or witnessed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Shares of different classes shall not be comprised in the same instrument of transfer.

Retention
of Transfers.
     (b) All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.

Infant,
bankrupt or
unsound mind.
     (c) No share shall in any circumstances be transferred to any infant or bankrupt person or person of unsound mind.

Directors’ power
to decline
to register.
     21. The Directors may, in their absolute discretion decline to register any transfer of shares upon which the Company has a lien and in the case of shares not fully paid up may refuse to register a transfer to a transferee of whom they do not approve~~, Provided always~~; provided, however, that ~~in~~as required by the ~~event of~~Act the Directors ~~refusing to register a transfer of shares, they~~ shall, within one month beginning with the day on which the application for a transfer of shares was made, serve a notice in writing to the applicant stating the facts which are considered to justify the refusal ~~as required by the Act~~.

Instrument
of transfer.
     22. The Directors may decline to register any instrument of transfer unless: —

(i) such fee not exceeding $2/- or such other sum as the Directors may from time to time require under the provisions of these Articles, is paid to the Company in respect thereof;

(ii) the instrument of transfer is deposited at the Office or at such other place (if any) as the Directors may appoint accompanied by a certificate of payment of stamp duty (if any), the certificates of the shares to which ~~it~~the transfer relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person ~~so~~ to do the same; and

(iii) ~~such instrument of transfer has been duly stamped with~~ the amount of ~~stamp~~proper duty~~,~~ (if any~~,~~) with which ~~such~~each instrument of transfer is chargeable under any ~~laws~~law for the time being in force relating to stamps is paid.

Register
of Transfers.
     23. The Company shall provide a book to be called “Register of Transfers” which shall be kept under the control of the Directors, and in which shall be entered the particulars of every transfer of shares.

Closure
of Register.
     24. The Register may be closed at such times and for such periods not exceeding in the aggregate thirty days in any year as the Directors may from time to time determine ~~not exceeding in the whole thirty days in any year~~.
TRANSMISSION OF SHARES

Transmission
on death.
     25. In case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and the executors or administrators of the deceased, where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein shall release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share held by him.

Persons
becoming
entitled on
death or
bankruptcy
of Member
may be
registered.
     26. Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may, upon producing such evidence of title as the Directors shall require, be registered as holder of the share upon giving to the Company notice in writing of such his desire or transfer such share to some other person. If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer executed by such Member.

Rights of
unregistered
executors
and trustees.
     27. Save as otherwise provided by or in accordance with these Articles a person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share except that he shall not be entitled in respect thereof to exercise any right conferred by membership in relation to Meetings of the Company until he shall have been registered as a Member in respect of the share.

Fee for
registration
of probate etc.
     28. There shall be paid to the Company in respect of the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any shares, such fee not exceeding $2/— as the Directors may from time to time require or prescribe.
CALLS ON SHARES

Calls on shares.
     29. The Directors may from time to time make such calls as they think fit upon the Members in respect of any moneys unpaid on their shares ~~(whether on account of the nominal value of the shares or by way of premium)~~ and not by the terms of the issue thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine.

Time when
made.
     30. A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be made payable by instalments.

Interest
on calls.
     31. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum due from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

Sum due on
allotment.
     32. Any sum ~~(whether on account of the nominal value of the share or by way of premium)~~ which by the terms of issue of a share becomes payable upon allotment or at any fixed date, shall for all purposes of these Articles be deemed to be a call duly made and payable on the date, on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of the Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

Power to
differentiate.
     33. The Directors may on the issue of shares differentiate between the holders as to the amount of calls to be paid and the times of payments.

Payment in
advance of
calls.
     34. The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys ~~(whether on account of the nominal value of the shares or by way of premium)~~ uncalled and unpaid upon the shares held by him and such payments in advance of calls shall extinguish, so far as the same shall extend, the liability upon the shares in respect of which it is made, and upon the moneys so received or so much thereof as from time to time exceeds the amount of the calls then made upon the shares concerned the Company may pay interest at such rate not exceeding ten per cent per annum as the Member paying such sum and the Directors agree upon.
FORFEITURE AND LIEN

Notice requiring
payment of calls.
     35. If any Member fails to pay in full any call or instalment of a call on the day appointed for payment thereof, the Directors may at any time thereafter serve a notice on such Member requiring payment of so much of the call or instalment as is unpaid together with any interest and expenses which may have accrued.

Notice to state
time and place.
     36. The notice shall name a further day (not being less than fourteen days from the date of service of the notice) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment in accordance therewith the shares on which the call was made will be liable to be forfeited.

Forfeiture on
non-compliance
with notice.
     37. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest and expenses due in respect thereof be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

Sale of
shares
forfeited.
     38. A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto, or to any other person, upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. To give effect to any such sale, the Directors may, if necessary, authorise some person to transfer a forfeited or surrendered share to any such person as aforesaid.

Rights and
liabilities of
Members
whose shares
have been
forfeited or
surrendered.
     39. A Member whose shares have been forfeited or surrendered shall cease to be a Member in respect of the shares, but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by him to the Company in respect of the shares with interest thereon at ten per cent per annum (or such lower rate as the Directors may approve) from the date of forfeiture or surrender until payment, but such liability shall cease if and when the Company receives payment in full of all such money in respect of the shares and the Directors may waive payment of such interest either wholly or in part.

Company’s
lien.
     40. The Company shall have a first and paramount lien and charge on every share (whether fully paid or not) registered in the name of each Member (whether solely or jointly with others) and on the dividends declared or payable in respect thereof for all calls and instalments due on any such share and interest and expenses thereon but such lien shall only be upon the specific shares in respect of which such calls or instalments are due and unpaid and to all dividends from time to time declared in respect of the shares. The Directors may resolve that any share shall for some specified period be exempt from the provisions of this Article.

Sale of
shares
subject
to lien.
     41. The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after notice in writing stating and demanding payment of the sum payable and ~~giving notice~~ of intention to sell in default~~,~~ shall have been given to the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy. To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof.

Application
of proceeds
of such sales.
     42. The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

Title to
shares
forfeited or
surrendered
or sold to
satisfy
a lien.
     43. A statutory declaration in writing that the declarant is a Director of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts stated therein as against all persons claiming to be entitled to the share, and such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together with the certificate of proprietorship of the share under Seal delivered to a purchaser or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.

ALTERATION OF CAPITAL
      44. ~~The Company in General Meeting may from time to time by Ordinary Resolution, whether all the shares for the time being authorised shall have been issued or all the shares for the time being issued shall have been fully called up or not, increase its capital by the creation of new shares of such amount as may be deemed expedient~~[This Article intentionally left blank].

Rights and
privileges of
new shares.
     45. Subject to any special rights for the time being attached to any existing class of shares, the new shares shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the General Meeting resolving upon the creation thereof shall direct and if no direction be given as the Directors shall determine subject to the provisions of these Articles and in particular (but without prejudice to the generality of the foregoing) such shares may be issued with a preferential or qualified right to dividends and in the distribution of assets of the Company or otherwise.
      46. ~~Unless otherwise determined by the Company in General Meeting any original shares for the time being unissued and any new shares from time to time to be created shall before issue be offered in the first instance and either at par or at a premium to all the then holders of any class of shares in proportion as nearly as may be to the amount of capital held by them. In offering such shares in the first instance to all the then holders of any class of shares the offer shall be made by notice specifying the number of shares offered and limiting the time within which the offer if not accepted will be deemed to be declined and after the expiration of that time or on the receipt of an intimation from the person to whom the offer is made that he declines to accept the shares offered, the Directors may dispose of those shares in such manner as they think most beneficial to the Company and the Directors may dispose of or not issue any such shares which by reason of the proportion borne by them to the number of holders entitled to any such offer or by reason of any other difficulty in apportioning the same cannot, in the opinion of the Directors, be conveniently offered under this Article.~~[This Article intentionally left blank].

New shares
otherwise subject
to provisions
of Articles.
     47. Except so far as otherwise provided by the conditions of issue or by these Articles all new shares shall be subject to the provisions of these Articles with reference to allotments, payment of calls, lien, transfer, transmission, forfeiture and otherwise.
      48. The Company may by Ordinary Resolution —

Power to
consolidate,
cancel and
subdivide
shares.

(i) consolidate and divide all or any of its ~~share capital into shares of larger amount than its existing~~ shares;

(ii) ~~cancel any shares which, at the date of the passing of the Resolution, have not been taken or agreed to be taken by any person or which have been forfeited and diminish the amount of its share capital by the amount of the shares so cancelled;~~

~~(iii)~~ subdivide its shares or any of them ~~into shares of a smaller amount than is fixed by the Memorandum of Association ( subject nevertheless~~, subject to the provisions of the Act~~)~~; provided ~~always~~, however, that in such sub-division the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(~~iv~~iii) subject to the provisions of these Articles and the Act, convert any class of shares into any other class of shares.

Power to
reduce
capital.
     49. The Company may by Special Resolution reduce its share capital or any undistributable reserve in any manner, subject to any incident authorised and consent required by law. Without prejudice to the generality of the foregoing, upon cancellation of a share purchased or otherwise acquired by the Company pursuant to these Articles and the Act, the ~~nominal amount~~number of ~~the~~ issued ~~share capital~~shares of the Company shall be diminished by the ~~nominal amount of the share so cancelled~~number of the shares so cancelled and, where any such cancelled share was purchased or acquired out of the capital of the Company, the amount of share capital of the Company shall be reduced accordingly.

STOCK

Power to
convert
into stock.
     50. The Company may by Ordinary Resolution convert any paid up shares into stock and may from time to time by like resolution reconvert any stock into paid up shares ~~of any denomination~~.

Transfer
of stock.
     51. The holders of stock may transfer the same or any part thereof in the same manner and subject to the same Articles as ~~and subject to which~~ the shares from which the stock arose might ~~previously to conversion~~ have been transferred prior to conversion or as near thereto as circumstances admit but no stock shall be transferable except in such units as the Directors may from time to time determine~~, provided that such units shall not be greater than the nominal amount of the shares from which the stock arose~~.

Rights of
stockholders.
     52. The holders of stock shall, according to the ~~amount~~number of stock units held by them, have the same rights, privileges and advantages as regards dividend, return of capital, voting and other matters, as if they held the shares from which the stock arose; but no such privilege or advantage (except as regards dividend and return of capital and the assets on winding up) shall be conferred by ~~such aliquot part~~the number of stock units which would not if existing in shares have conferred that privilege or advantage; and no such conversion shall affect or prejudice any preference or other special privileges attached to the shares so converted.

Interpretation.
     53. All ~~such~~ of the provisions of these Articles ~~as~~that are applicable to paid up shares shall apply to stock and the words “share” and “shareholder” or similar expressions herein shall include “stock” or “stockholder”.
GENERAL MEETINGS

Annual General
Meeting.
     54. (a) Subject to the provisions of the Act the Company shall in each year hold a General Meeting in addition to any other meetings in that year and not more than fifteen months shall elapse between the date of one Annual General Meeting of the Company and that of the next. Provided that so long as the Company holds its First Annual General Meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year.

Extraordinary
General
Meetings.
     (b) All General Meetings other than Annual General Meetings shall be called Extraordinary General Meetings.

Time and place.
     (c) The time and place of any General Meeting shall be determined by the Directors.

Calling
Extraordinary
General
Meetings.
     55. The Directors may, whenever they think fit, convene an Extraordinary General Meeting and Extraordinary General Meetings shall also be convened on such requisition or, in default, may be convened by such requisitionists, as provided by Section 176 of the Act. If at any time there are not within Singapore sufficient Directors capable of acting to form a quorum at a meeting of Directors, any Director may convene an Extraordinary General Meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.
NOTICE OF GENERAL MEETINGS

Notice of
Meetings.
     56. Subject to the provisions of the Act as to Special Resolutions and special notice, at least fourteen days’ notice in writing (exclusive both of the day on which the notice is served or deemed to be served and of the day for which the notice is given) of every General Meeting shall be given in the manner hereinafter mentioned to such persons (including the Auditors) as are under the provisions herein contained entitled to receive notice from the Company. Provided that a General Meeting notwithstanding that it has been called by a shorter notice than that specified above shall be deemed to have been duly called if it is so agreed —

(i) in the case of an Annual General Meeting by all the Members entitled to attend and vote thereat; and

(ii) in the case of an Extraordinary General Meeting by that number or majority in number of the Members having a right to attend and vote thereat as is required by the Act.

Provided also that the accidental omission to give notice to, or the non-receipt by any person entitled thereto shall not invalidate the proceedings at any General Meeting.

Contents of
notice.
     57. (a) Every notice calling a General Meeting shall specify the place and the day and hour of the Meeting, and there shall appear with reasonable prominence in every such notice a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and to vote instead of him and that a proxy need not be a Member of the Company.
      (b) In the case of an Annual General Meeting, the notice shall also specify the Meeting as such.
      (c) In the case of any General Meeting at which business other than routine business is to be transacted, the notice shall specify the general nature of the business; and if any resolution is to be proposed as a Special Resolution or as requiring special notice, the notice shall contain a statement to that effect.

Routine
business.
     58. Routine business shall mean and include only business transacted at an Annual General Meeting of the following classes~~, that is to say~~: —

(i) Declaring dividends;

(ii) Reading, considering and laying~~and adopting~~ the balance sheet, the reports of the Directors and Auditors, and other accounts and documents required to be annexed to the balance sheet;

(iii) Appointing or re-appointing Directors to fill vacancies arising at the meeting on retirement whether by rotation or otherwise; and

(iv) Re-appointing the retiring Auditors (unless they were last appointed otherwise than by the Company in General Meeting) and fixing the remuneration of Auditors or determining the manner in which such remuneration is to be fixed.
PROCEEDINGS AT GENERAL MEETINGS

Quorum.
     59. No business shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business. Save as herein otherwise provided, the quorum at any General Meeting shall be members holding in aggregate not less than 33 1/3 ~~per cent~~percent of the total number of issued and fully paid shares in the capital of the Company for the time being, present in person or by proxy. For the purpose of this Article, “Member” includes a person attending by proxy or by attorney or as representing a corporation which is a Member.

Adjournment
if quorum
not present.
     60. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting if convened on the requisition of Members shall be dissolved. In any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other day and at such other time and place as the Directors may determine, and if at such adjourned Meeting a quorum is not present within fifteen minutes from the time appointed for holding the Meeting, the Meeting shall be dissolved. No notice of any such adjournment as aforesaid shall be required to be given to the Members.

Resolution
in writing.
     61. Subject to the provisions of the Act, a resolution in writing signed by every Member of the Company entitled to vote or being a corporation by its duly authorised representative shall have the same effect and validity as an Ordinary Resolution of the Company passed at a General Meeting duly convened, held and constituted, and may consist of several documents in the like form, each signed by one or more of such Members.

Chairman.
     62. The Chairman of the Board of Directors shall preside as Chairman at every General Meeting. If there be no such Chairman or if at any Meeting he be not present within fifteen minutes after the time appointed for holding the Meeting or be unwilling to act, the Members present shall choose some Director to be Chairman of the Meeting or, if no Director be present or if all the Directors present decline to take the Chair, one of their number present, to be Chairman.

Adjournment.
     63. The Chairman may, with the consent of any Meeting at which a quorum is present (and shall if so directed by the Meeting) adjourn the Meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned Meeting except business which might lawfully have been transacted at the Meeting from which the adjournment took place. When a Meeting is adjourned for thirty days or more (or sine die), notice of the adjourned Meeting shall be given as in the case of the original Meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned Meeting.

Method of
voting.
     64. At any General Meeting a resolution put to the vote of the Meeting shall be decided on a show of hands unless a poll be (before or on the declaration of the result of the show of hands) demanded: —

(i) by the Chairman ~~(being a person entitled to vote thereat); or~~;

(ii) by not less than three ~~members~~Members who are entitled to vote at the meeting and who are present in person or by proxy ~~and entitled to vote;~~ or by attorney or in the case of a corporation by a representative;

(iii) by any Member or Members present in person or by proxy or by attorney or in the case of a corporation by a representative and representing not less than one-tenth of the total voting rights of all the Members having the right to vote at the Meeting; or

(iv) by ~~a~~any Member or Members present in person or by proxy or by attorney or in the case of a corporation by a representative, holding ~~shares in the Company conferring a right to vote at the Meeting being shares on which an aggregate sum has been paid up equal to~~ not less than one-tenth of the total ~~sum paid up on all the shares conferring that right~~number of paid-up shares of the Company (excluding treasury shares).
Provided ~~always~~, however, that no poll shall be demanded on the election of a Chairman or on a question of adjournment. Unless a poll be so demanded (and the demand be not withdrawn) a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority or lost and an entry to that effect in the minute book shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. A demand for a poll may be withdrawn.

Taking
a poll.
     65. If a poll be duly demanded (and the demand be not withdrawn) it shall be taken in such manner (including the use of ballot or voting papers or tickets) as the Chairman may direct and the result of a poll shall be deemed to be the resolution of the Meeting at which the poll was demanded. The Chairman may, and if so requested shall, appoint scrutineers and may adjourn the Meeting to some place and time fixed by him for the purpose of declaring the result of the poll.

Votes
counted
in error.
     66. If any votes be counted which ought not to have been counted or might have been rejected, the error shall not vitiate the result of the voting unless it be pointed out at the same Meeting or at any adjournment thereof and not in any case unless it shall in the opinion of the Chairman be of sufficient magnitude.

Chairman’s
casting vote.
     67. In the case of equality of votes, whether on a show of hands or on a poll, the Chairman of the Meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote.

Time for
taking a poll.
     68. A poll demanded on any question shall be taken either immediately or at such subsequent time (not being more than thirty days from the date of the Meeting) and place as the Chairman may direct. No notice need be given of a poll not taken immediately.

Continuance
of business
after demand
for a poll.
     69. The demand for a poll shall not prevent the continuance of a Meeting for the transaction of any business, other than the question on which the poll has been demanded.
VOTES OF MEMBERS

Voting rights
of members.
     70. Subject to these Articles and to any special rights or restrictions as to voting attached to any class of shares hereinafter issued on a show of hands every Member who is entitled to vote and who is present in person or by proxy or attorney or in the case of a corporation by a representative shall have one vote and on a poll every such Member shall have one vote for every share of which he is the holder.

Voting rights
of joint holders.
     71. Where there are joint registered holders of any share any one of such persons may vote and be reckoned in a quorum at any Meeting either of personally or by proxy or by attorney or in the case joint of a corporation by a representative as if he were solely entitled thereto and if more than one of such joint holders be so present at any Meeting that one of such persons so present whose name stands first in the Register in respect of such share shall alone be entitled to vote in respect thereof. Several executors or administrators of a deceased Member in whose name any share stands shall for the purpose of this Article be deemed joint holders thereof.

Voting rights
of Members of
unsound mind.
     72. A Member of unsound mind or whose person or estate is liable to be dealt with in any way under the law relating to mental disorders may vote whether on a show of hands or on a poll by his committee, curator bonis or such other person as properly has the management of his estate and any such committee, curator bonis or other person may vote by proxy or attorney, provided that such evidence as the Directors may require of the authority of the person claiming to vote shall have been deposited at the Office not less than forty eight hours before the time appointed for holding the Meeting.

Right to vote.
     73. Subject to the provisions of these Articles and the Act, every Member shall be entitled to be present and to vote at any General Meeting either personally or by proxy or by attorney or in the case of a corporation by a representative and to be reckoned in a quorum in respect of shares fully paid and in respect of partly paid shares where calls are not due and unpaid.

Objections.
     74. No objection shall be raised to the qualification of any voter except at the Meeting or adjourned Meeting at which the vote objected to is given or tendered and every vote not disallowed at such Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the Meeting whose decision shall be final and conclusive.

Votes on a poll.
     75. On a poll votes may be given either personally or by proxy or by attorney or in the case of a corporation by its representative and a person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

Appointment
of proxies.
     76. (a) A member may appoint more than two proxies to attend and vote at the same General Meeting.
      (b) In any case where a form of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the form of proxy.
      (c) An instrument appointing a proxy shall be in writing and:

(i) in the case of an individual shall be signed by the appointor or by his attorney; and

(ii) in the case of a corporation shall be either under the common seal or signed by its attorney or by an officer on behalf of the corporation.
      (d) The Directors may, but shall not be bound to, require evidence of the authority of any such attorney or officer.

Proxy need not
be a Member.
     77. A proxy need not be a Member of the Company.

Deposit of
proxies.
     78. An instrument appointing a proxy or the power of attorney or other authority, if any, must be left at the Office or such other place (if any) as is specified for the purpose in the notice convening the Meeting not less than forty eight hours before the time appointed for the holding of the Meeting or adjourned Meeting (or in the case of a poll before the time appointed for the taking of the poll) to which it is to be used and in default shall not be treated as valid.

Form of
proxies.
     79. An instrument appointing a proxy shall be in the following form with such variations if any as circumstances may require or in such other form as the Directors may accept and shall be deemed to include the right to demand or join in demanding a poll, to move any resolution and to speak at the meeting: —
FLEXTRONICS INTERNATIONAL LTD.

“I/We,
“of
“a Member/ Members of the above-named Company hereby appoint “of
“or whom failing
“of
“to vote for me/us and on my/our behalf
“at the (Annual, Extraordinary or Adjourned,
“as the case may be) General Meeting of
“the Company to be held on the                     day
“of                     and at every adjournment
“thereof.
“As Witness my hand this                      day of
~~“19 .”~~
“20 .”
An instrument appointing a proxy shall, unless the contrary is stated thereon be valid as well for any adjournment of the Meeting as for the Meeting to which it relates and need not be witnessed.

Intervening
death or insanity
of principal not
to revoke proxy.
     80. A vote given in accordance with the terms of an instrument of proxy (which for the purposes of these Articles shall also include a power of attorney) shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy, or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the Office (or such other place as may be specified for the deposit of instruments appointing proxies) before the commencement of the Meeting or adjourned Meeting (or in the case of a poll before the time appointed for the taking of the poll) at which the proxy is used.

Corporations
acting by
representatives.
     81. Any corporation ~~which~~that is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any Meeting of the Company or of any class of Members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation as the corporation could exercise if it were an individual Member of the Company.
DIRECTORS

Number of
directors.
     82. Subject to the other provisions of Section 145 of the Act, the number of the Directors, all of whom shall be natural persons, shall not be less than two nor, unless otherwise determined by the Company in General Meeting, more than eleven.
      83. ~~The Directors of the Company at the date of adoption of these Articles are: —~~

~~(i) Michael E. Marks;~~

~~(ii) Tsui Sung Lam;~~

~~(iii) Andrew Russell;~~

~~(iv) Bernard J. Lacroute;~~

~~(v) Richard L. Sharp;~~

~~(vi) Michael J. Moritz; and~~

~~(vii) Robert Dykes~~[This Article intentionally left blank].

Qualification.
     84. A Director need not be a Member and shall not be required to hold any share qualification unless and until otherwise determined by the Company in General Meeting but shall be entitled to attend and speak at General Meetings.

Remuneration
of Directors.
     85. Subject to Section 169 of the Act, the remuneration of the Directors shall be determined from time to time by the Company in General Meeting, and shall be divisible among the Directors in such proportions and manner as they may agree and in default of agreement equally, except that in the latter event any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for the proportion of remuneration related to the period during which he has held office.

Travelling
expenses.
     86. The Directors shall be entitled to be repaid all travelling or such reasonable expenses as may be incurred in attending and returning from meetings of the Directors or of any committee of the Directors or General Meetings or otherwise howsoever in or about the business of the Company in the course of the performance of their duties as Directors.

Extra
Remuneration.
     87. Any Director who is appointed to any executive office or serves on any committee or who otherwise performs or renders services, which in the opinion of the Directors are outside his ordinary duties as a Director, may, subject to Section 169 of the Act, be paid such extra remuneration as the Directors may determine.

Power of
Directors to
hold office of
profit and to
contract with
Company.
     88. (a) Other than the office of Auditor, a Director may hold any other office or place of profit under the Company and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director for such period and on and to such terms (as to remuneration and otherwise) as the Directors may determine. Subject to the Act, no Director or intending Director shall be disqualified by his office from contracting or entering into any arrangement with the Company either as vendor, purchaser or otherwise nor shall such contract or arrangement or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason only of such Director holding that office or of the fiduciary relation thereby established.

Directors to
observe
Section 156 of
the Act.
     (b) Every Director shall observe the provisions of Section 156 of the Act relating to the disclosure of the interests of the Directors in contracts or proposed contracts with the Company or of any office or property held by a Director which might create duties or interests in conflict with his duties or interests as a Director. Subject to such disclosure, a Director shall be entitled to vote in respect of any contract or arrangement in which he is interested and he shall be taken into account in ascertaining whether a quorum is present.

Holding of
office in other
companies.
     89. (a) A Director may be or become a director of or hold any office or place of profit (other than as Auditor) or be otherwise interested in any company in which the Company may be interested as vendor, purchaser, shareholder or otherwise and unless otherwise agreed shall not be accountable for any fees, remuneration or other benefits received by him as a director or officer of or by virtue of his interest in such other company.

Directors may
exercise voting
power conferred
by Company’s
shares in
another
company.
     (b) The Directors may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Directors think fit in the interests of the Company (including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors of such company or voting or providing for the payment of remuneration to the directors of such company) and any such Director of the Company may vote in favour of the exercise of such voting powers in manner aforesaid notwithstanding that he may be or be about to be appointed a director of such other company.

~~MANAGING DIRECTORS~~CHIEF EXECUTIVE OFFICERS

Appointment of
the Chief
Executive
Officer.
     90. The Directors may from time to time appoint one or more of their body to be ~~Managing Director or Managing Directors~~Chief Executive Officer or Chief Executive Officers (or the equivalent position or positions) of the Company and may from time to time (subject to the provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their places.

Resignation,
retirement and
removal of the
Chief Executive
Officer.
     91. A ~~Managing Director shall~~Chief Executive Officer (or a person holding an equivalent position) shall not, while he continues to hold that office, be subject to retirement by rotation unless the Board of Directors determine otherwise at its sole discretion, at any time, and he shall not be taken into account in determining the number of Directors to retire by rotation but he shall, subject to the provisions of any contract between him and the Company, be subject to the same provisions as to resignation and removal as the other Directors of the Company and if he ceases to hold the office of Director from any cause he shall ipso facto and immediately cease to be a ~~Managing Director~~Chief Executive Officer (or hold such equivalent position).

Remuneration
of the Chief
Executive
Officer.
     92. Subject to Section 169 of the Act, the remuneration of a ~~Managing Director~~Chief Executive Officer (or a person holding an equivalent position) shall from time to time be fixed by the Directors and may, subject to these Articles, be by way of salary or commission or participation in profits or by any or all of ~~these~~such modes.

Powers of the
Chief Executive
Officer.
     93. The Directors may from time to time entrust to and confer upon a ~~Managing Director~~Chief Executive Officer (or a person holding an equivalent position) for the time being such of the powers exercisable under these Articles by the Directors as they may think fit and may confer such powers for such time and to be exercised on such terms and conditions and with such restrictions as they think expedient and they may confer such powers either collaterally with or to the exclusion of and in substitution for all or any of the powers of the Directors in that behalf and may from time to time revoke, withdraw, alter or vary all or any of such powers.
VACATION OF OFFICE OF DIRECTORS

Vacation
of office
of Director.
     94. The office of a Director shall be vacated in any one of the following events, namely: —

(i) if he becomes prohibited from being a Director by reason of any order made under the Act;

(ii) if he ceases to be a Director by virtue of any of the provisions of the Act or these Articles;

(iii) subject to Section 145 of the Act, if he resigns by writing under his hand left at the Office;

(iv) if he has a receiving order made against him or suspends payments or compounds with his creditors generally;

(v) if he be found lunatic or becomes of unsound mind; or

(vi) if he be absent from meetings of the Directors for a continuous period of six months without leave from the Directors and the Directors resolve that his office be vacated.
      95. At each Annual General Meeting one-third of the Directors for the time being (or, if their number is not a multiple of three, the number nearest to but not ~~less~~more than one-third) shall retire from office by rotation. Provided, however, that no Director holding office as ~~Managing or Joint Managing Director~~Chief Executive Officer (or an equivalent position) shall be subject to retirement by rotation unless otherwise determined in accordance with Article 91 or be taken into account in determining the number of Directors to retire.
      96. The Directors to retire in every year shall be those subject to retirement by rotation who have been longest in office since their last re-election or appointment ~~and so that as~~. As between persons who became or were last re-elected Directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot. A retiring Director shall be eligible for re-election.

      97. The Company at the Meeting at which a Director retires under any provision of these Articles may by Ordinary Resolution fill the office being vacated by electing thereto the retiring Director or some other person eligible for appointment. In default, the retiring Director shall be deemed to have been re-elected except in any of the following cases: —
      (a) where at such Meeting it is expressly resolved not to fill such office or a resolution for the re-election of such Director is put to the Meeting and lost;
      (b) where such Director has given notice in writing to the Company that he is unwilling to be re-elected;
      (c) where the default is due to the moving of a resolution in                     contravention of Article 99; or
      (d) where such Director has attained any retiring age applicable to him as Director.
      The retirement shall not have effect until the conclusion of the Meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for his re-election is put to the Meeting and lost and accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

Removal of
Directors.
     98. In accordance with the provisions of Section 152 of the Act, the Company may by Ordinary Resolution of which special notice has been given remove any Director before the expiration of his period of office, notwithstanding anything in these Articles or in any agreement between the Company and such Director but without prejudice to any claim he may have for damages for breach of any such agreement. The Company in General Meeting may appoint another person in place of a Director so removed from office and any person so appointed shall be treated for the purpose of determining the time at which he or any other Director is to retire by rotation as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director. In default of such appointment, the vacancy so arising may be filled by the Directors as a casual vacancy.

Appointment
of two or more
persons as
Directors.
     99. At any General Meeting of the Company, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it shall be so made has first been agreed to by the Meeting without any vote being given against it, and any resolution passed in contravention of this Article shall be void.

Notice of
intention to
appoint Director.
     100. ~~No~~Subject to the Act, no person other than a Director retiring at the General Meeting shall, unless recommended for election by the Directors~~for election~~, be eligible for appointment as a Director at any General Meeting unless ~~not less than ten clear days before the day appointed for the Meeting there shall have been left at the Office notice in writing signed by some Member duly qualified to attend and vote at the Meeting for which such notice is given of his intention to propose such person for election and also notice in writing duly signed by the nominee giving his consent to the nomination and signifying his candidature for the office or the intention of such Member to propose him. Provided that~~a Member shall lodge at the Office a written notice of the proposed nomination not less than 45 days (exclusive of the date on which the notice is given) before the date on which the Company first mailed its proxy materials for the prior year’s Annual General Meeting. Such notice shall set forth (a) as to each person whom the Member proposes to nominate for election or re-election as a Director, all information relating to such person that may be required to be disclosed under applicable laws governing the Company’s solicitations for proxies for election of Directors (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (b) as to the Member giving the notice, all information relating to such Member that may be required to be disclosed under applicable laws governing the Company’s solicitations of proxies for election of Directors (including such person’s name and address, as they appear on the Register of Members of the Company). The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director. Notwithstanding the foregoing, in the case of a person recommended by the Directors for election, seven clear days’ notice only shall be necessary ~~and notice of each and every candidate for election shall be served on all Members at least seven clear days prior to the Meeting at which the election is to take place~~.

Directors’ power
to fill casual
vacancies and
to appoint
additional
Director.
     101. The Directors shall have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an additional Director but so that the total number of Directors shall not at any time exceed the maximum number fixed by or in accordance with these Articles. Any person so appointed by the Directors shall hold office only until the next Annual General Meeting and shall then be eligible for re-election, but shall not be taken into account in determining the number of Directors who are to retire by rotation at such Meeting.
ALTERNATE DIRECTORS

Appointment
of Alternate
Directors.
     102. (a) Any Director may at any time by writing under his hand and deposited at the Office of or by telefax, telex or by cable sent to the Secretary appoint any person to be his Alternate Director and may in like manner at any time terminate such appointment. Any appointment or removal by telefax, telex or cable shall be confirmed as soon as possible by letter, but may be acted upon by the Company meanwhile.
      (b) A Director or any other person may act as an Alternate Director to represent more than one Director and such Alternate Director shall be entitled at Directors’ meetings to one vote for every Director whom he represents in addition to his own vote if he is a Director.
      (c) The appointment of an Alternate Director shall ipso facto determine on the happening of any event which if he were a Director would render his office as a Director to be vacated and his appointment shall also determine ipso facto if his appointor ceases for any reason to be a Director.
      (d) An Alternate Director shall be entitled to receive notices of meetings of the Directors and to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally, if his appointor is absent from Singapore or is otherwise unable to act as such Director, to perform all functions of his appointment as a Director (except the power to appoint an Alternate Director) and to sign any resolution in accordance with the provisions of Article 108.
      (e) An Alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being under these Articles but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Directors attended by him at which he is entitled to vote. Provided, however, that he shall not constitute a quorum under Article 105 if he is the only person present at the meeting notwithstanding that he may be an Alternate to more than one Director.
      (f) An Alternate Director may be repaid by the Company such expenses as might properly be repaid to him if he were a Director and he shall be entitled to receive from the Company such proportion (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct, but save as aforesaid he shall not in respect of such appointment be entitled to receive any remuneration from the Company.
      (g) An Alternate Director shall not be required to hold any share qualification.
PROCEEDINGS OF DIRECTORS

Meetings of
Directors.
     103. (a) The Directors may meet together for the despatch of business, adjourn or otherwise regulate their meetings as they think fit. Subject to the provisions of these Articles questions arising at any meeting shall be determined by a majority of votes and in case of an equality of votes the Chairman of the meeting shall have a second or casting vote.

Participation
in a meeting
by conference
telephone or
video conference
telephone.
     (b) The Directors may hold or participate in a meeting of the Directors by means of a conference telephone or a video conference telephone or similar communications equipment whereby all persons participating in the meeting can hear ~~each~~and be heard by all other participants at the same time. Such participation shall constitute presence in person. ~~The~~Any such meeting shall be deemed to be held at the place where the person taking the minutes of the meeting is situated or at such place otherwise agreed upon by the Directors attending such meeting, provided that at least one of the Directors present at the meeting was at such place otherwise agreed upon for the duration of the meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum under these Articles, all resolutions agreed to by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held.
      (c) In the case of a meeting which is not held in person, the fact that a Director is taking part in the meeting must be made known to all the other Directors taking part and no Director may disconnect or cease to take part in the meeting unless he makes known to all other Directors taking part that he is ceasing to take part in the meeting.

Convening
meetings of
Directors.
     104. A Director may and the Secretary on the requisition of a Director shall at any time summon a meeting of the Directors.

Quorum.
     105. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two. A meeting of the Directors at which a quorum is present shall be competent to exercise all the powers and discretions for the time being exercisable by the Directors.

Proceedings in
case of
vacancies.
     106. The continuing Directors may act not withstanding any vacancies but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up such vacancies or of summoning General Meetings of the Company but not for any other purpose. If there be no Directors or Director able or willing to act, then any two Members may summon a General Meeting for the purpose of appointing Directors.

Chairman of
Directors.
     107. The Directors may from time to time elect a Chairman and if desired a Deputy Chairman and determine the period for which he is or they are to hold office. The Deputy Chairman will perform the duties of the Chairman during the Chairman’s absence for any reason. The Chairman and in his absence the Deputy Chairman shall preside as Chairman at meetings of the Directors but if no such Chairman or Deputy Chairman be elected or if at any meeting the Chairman and the Deputy Chairman be not present within five minutes after the time appointed for holding the same, the Directors present shall choose one of their number to be Chairman of such meeting.

Resolutions in
writing.
     108. A resolution in writing signed by all the Directors for the time being and being not less than are sufficient to form a quorum shall be as effective as a resolution passed at a meeting of the Directors duly convened and held, and may consist of several documents in the like form each signed by one or more of the Directors. Provided, however, that, when a Director has appointed an Alternate Director, the Director or (in lieu of the Director) his Alternate may sign. The expressions “in writing” and “signed” include approval by any such Director by telefax~~, telex, cable or telegram by any such Director~~ or any form of electronic communication approved by the Directors for such purpose from time to time, which incorporates, as the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

Power to
appoint
committees.
     109. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Directors.

Proceedings
at committee
meetings.
     110. The meetings and proceedings of any such committee consisting of two or more members shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors, so far as the same are applicable and are not superseded by any regulations made by the Directors under the last preceding Article.

Validity of acts
of Directors in
spite of some
formal defect.
     111. All acts done by any meeting of Directors or of a committee of Directors or by any person acting as Director shall, as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any such Director or person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

GENERAL POWERS OF THE DIRECTORS

General powers
of Directors to
manage
Company’s
business.
     112. The management of the business of the Company shall be vested in the Directors who (in addition to the powers and authorities by these Articles or otherwise expressly conferred upon them) may exercise all such powers and do all such acts and things as may be exercised or done by the Company and are not hereby or by the Act expressly directed or required to be exercised or done by the Company in General Meeting ~~but subject nevertheless to the provisions of the Act and of these Articles and to any regulations from time to time made by the Company in General Meeting provided that no regulations so made shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made~~ and in particular and without prejudice to the generality of the foregoing the Directors may at their discretion exercise every borrowing power vested in the Company by its Memorandum of Association or permitted by law together with collateral power of hypothecating the assets of the Company including any uncalled or called but unpaid capital; provided, however, that the Directors shall not carry into effect any proposals for disposing of the whole or substantially the whole of the Company’s undertaking or property unless those proposals have been approved by the Company in General Meeting.

Power to
appoint
attorneys.
     113. (a) The Directors may from time to time by power of attorney under the Seal appoint any company, firm or person or any fluctuating body of persons whether nominated directly or indirectly by the Directors to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with such attorney as the Directors may think fit and may also authorise any such attorney to subdelegate all or any of the powers, authorities and discretions vested in him.

Power to
keep Branch
Registers.
     (b) The Company or the Directors on behalf of the Company may in exercise of the powers in that behalf conferred by the Act cause to be kept a Branch Register or Registers of Members and the Directors may (subject to the provisions of the Act) make and vary such regulations as they may think fit in respect of the keeping of any such Branch Register.

Signature of
cheques and
bills.
     114. All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by Resolution determine.
BORROWING POWERS

Directors’
borrowing
powers.
     115. ~~The~~Subject as hereinafter provided and to the provisions of the Act, the Directors may borrow or raise money from time to time for the purpose of the Company or secure the payment of such sums as they think fit and may secure the repayment or payment of such sums by mortgage or charge upon all or any of the property or assets of the Company or by the issue of debentures ~~(whether at par or at discount or premium)~~ or otherwise as they may think fit.
SECRETARY

Secretary.
     116. The Secretary or Secretaries shall and a Deputy or Assistant Secretary or Secretaries may be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit, and any Secretary, Deputy or Assistant Secretary so appointed may be removed by them, but without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company. The appointment and duties of the Secretary or Secretaries shall not conflict with the provisions of the Act and in particular Section 171 thereof.

SEAL

Seal.
     117. (a) The Directors shall provide for the safe custody of the Seal, which shall only be used by the authority of the Directors or a committee of Directors authorised by the Directors in that behalf, and every instrument to which the Seal shall be affixed shall (subject to the provisions of these Articles as to certificates for shares) be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors in place of the Secretary for the purpose.

Official seal.
     (b) The Company may exercise the powers conferred by the Act with regard to having an Official Seal for use abroad, and such powers shall be vested in the Directors.

Share seal.
     (c) The Company may have a duplicate Common Seal as referred to in Section 124 of the Act which shall be a facsimile of the Common Seal with the addition on its face of the words “Share Seal”.
AUTHENTICATION OF DOCUMENTS

Power to
authenticate
documents.
     118. Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Directors, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents or accounts are elsewhere than at the Office, the local manager and other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.

Certified copies
of resolution of
the Directors.
     119. A document purporting to be a copy of a resolution of the Directors or an extract from the minutes of a meeting of Directors which is certified as such in accordance with the provisions of the last preceding Article shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of a duly constituted meeting of the Directors.
DIVIDENDS AND RESERVES

Payment of
dividends.
     120. The Company may by Ordinary Resolution declare dividends but (without prejudice to the powers of the Company to pay interest on share capital as hereinbefore provided) no dividend shall be payable except out of the profits of the Company, or in excess of the amount recommended by the Directors.

Apportionment
of dividends.
     121. Subject to the rights of holders of shares with special rights as to dividend (if any), all dividends shall be declared and paid according to the amounts paid on the shares in respect whereof the dividend is paid, but (for the purposes of this Article only) no amount paid on a share in advance of calls shall be treated as paid on the share. All dividends shall be apportioned and paid pro rata according to the amount paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

Payment of
preference and
interim dividends.
     122. If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may pay the fixed preferential dividends on any express class of shares carrying a fixed preferential dividend expressed to be payable on a fixed date on the half-yearly or other dates (if any) prescribed for the payment thereof by the terms of issue of the shares, and subject thereto may also from time to time pay to the holders of any other class of shares interim dividends thereon of such amounts and on such dates as they may think fit.
      123. ~~If the Company shall issue shares at a premium whether for cash or otherwise, the Directors shall transfer a sum equal to the aggregate amount or value of the premiums to an account to be called “Share Premium Account” and any amount for the time being standing to the credit of such account shall not be applied in the payment of dividend~~[This Article intentionally left blank].

Dividends not to
bear interest.
     124. No dividend or other moneys payable on or in respect of a share shall bear interest against the Company.

Deduction of
debts due to
Company.
     125. The Directors may deduct from any dividend or other moneys payable to any Member on or in respect of a share all sums of money (if any) presently payable by him to the Company on account of calls or in connection therewith.

Retention of
dividends on
shares subject
to lien.
     126. The Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect subject of which the lien exists.

Retention of
dividends on
shares pending
transmission.
     127. The Directors may retain the dividends payable on shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a Member or which any person under those provisions is entitled to transfer until such person shall become a Member in respect of such shares or shall duly transfer the same.

Unclaimed
dividends.
     128. The payment by the Directors of any unclaimed dividends or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. All dividends unclaimed after being declared may be invested or otherwise made use of by the Directors for the benefit of the Company and any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and if so shall revert to the Company but the Directors may at any time thereafter at their absolute discretion annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture.

Payment
of dividend
in specie.
     129. The Company may, upon the recommendation of the Directors, by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets and in particular of paid up shares or debentures of any other company or in any one or more of such ways; and the Directors shall give effect to such Resolution and where any difficulty arises in regard to such distribution, the Directors may settle the same as they ~~think~~deem expedient and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as the Directors may ~~seem~~deem expedient ~~to the Directors~~.

Dividends
payable
by cheque.
     130. Any dividend or other moneys payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or, if several persons are registered as joint holders of the share or are entitled thereto in consequence of the death or bankruptcy of the holder to any one of such persons or to such persons and such address as such persons may by writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to such person as the holder or joint holders or person or persons entitled to the share in consequence of the death or bankruptcy of the holder may direct and payment of the cheque if purporting to be endorsed or the receipt of any such person shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby.

Effect
of transfer.
     131. A transfer of shares shall not pass the right to any dividend declared on such shares before the registration of the transfer.
RESERVES

Power to carry
profit to reserve.
     132. The Directors may from time to time set aside out of the profits of the Company and carry to reserve such sums as they think proper which, at the discretion of the Directors, shall be applicable for meeting contingencies or for the gradual liquidation of any debt or liability of the Company or for repairing or maintaining the works, plant and machinery of the Company or for special dividends or bonuses or for equalising dividends or for any other purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Directors may also without placing the same to reserve carry forward any profits which they may think it not prudent to divide.

BONUS ISSUES AND CAPITALISATION OF PROFITS AND RESERVES

Power to issue
free bonus
shares and/or
capitalise profits.
     133. The Company may, upon the recommendation of the Directors, by Ordinary Resolution ~~resolve that it is desirable to~~:
      (a) issue bonus shares, for which no consideration is payable to the Company, to the Members holding shares in the Company in proportion to their then holdings of shares; and/or
      (b)capitalise any sum for the time being standing to the credit of any of the Company’s reserve accounts ~~(including share premium account and any capital redemption reserve funds)~~ or any sum standing to the credit of the profit and loss account or otherwise available for distribution, provided that such sum ~~be~~is not required for paying the dividends on any shares carrying a fixed cumulative preferential dividend and accordingly that the Directors be authorised and directed to appropriate the sum resolved to be capitalised to the Members holding shares in the Company in the proportions in which such sum would have been divisible amongst them had the same been applied or been applicable in paying dividends and to apply such sum on their behalf either in or towards paying up the amounts (if any) for the time being unpaid on any shares held by such Members respectively, or in paying up in full ~~unissued~~new shares or debentures of the Company ~~of a nominal amount equal to such sum~~, such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Members in the proportion aforesaid or partly in one way and partly in the other~~: Provided that a share premium account and a capital redemption reserve fund may only be applied hereunder in the paying up of unissued shares to be issued to Members as fully paid shares~~.

Power of
Directors to give
effect to bonus
issues and/or
capitalisations.
     134. Whenever such a resolution as aforesaid shall have been passed, the Directors ~~shall make all appropriations and applications of the sum resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures (if any) and generally shall~~may do all acts and things ~~required~~considered necessary or expedient to give effect ~~thereto~~to any such bonus issue and/or capitalisation with full power to the Directors to make such ~~provision by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions and also to~~provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional entitlements are disregarded or the benefit thereof accrues to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for ~~the allotment to them respectively, credited as fully paid up, of any further shares to which they may be entitled upon such capitalisation or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the sum resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares~~any such bonus issue and/or capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all such Members.
MINUTES AND BOOKS

Minutes.
     135. The Directors shall cause minutes to be made in books to be provided for the purpose —

(i) of all appointments of officers made by the Directors;

(ii) of the names of the Directors present at each meeting of Directors and of any committee of Directors; and

(iii) of all Resolutions and proceedings at all Meetings of the Company and of any class of Members, of the Directors and of committees of Directors.

Keeping of
Registers, etc.
     136. The Directors shall duly comply with the provisions of the Act and in particular the provisions in regard to registration of charges, created by or affecting property of the Company, in regard to keeping a Register of Directors, Managers, Secretaries and Auditors, the Register, a Register of Mortgages and Charges and a Register of Directors’ Share and Debenture Holdings and in regard to the production and furnishing of copies of such Registers and of any Register of Holders of Debentures of the Company.

Form of
registers, etc.
     137. Any register, index, minute book, book of accounts or other book required by these Articles or by the Act to be kept by or on behalf of the Company may be kept either by making entries in bound books or by recording them in any other manner. In any case in which bound books are not used, the Directors shall take adequate precautions for guarding against falsification and for facilitating discovery.
ACCOUNTS

Directors to
keep proper
accounts.
     138. The Directors shall cause to be kept such accounting and other records as are necessary to comply with the provisions of the Act and shall cause those records to be kept in such manner as to enable them to be conveniently and properly audited.

Location and
inspection.
     139. Subject to the provisions of Section 199 of the Act, the books of accounts shall be kept at the Office or at such other place or places as the Directors think fit within Singapore. No Member (other than a Director) shall have any right of inspecting any account or book or document or other recording of the Company except as is conferred by law or authorised by the Directors or by an Ordinary Resolution of the Company.

Presentation
of accounts.
     140. In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be ~~laid before~~laid before the Company in General Meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as may be necessary.

Copies of
accounts.
     141. A copy of every balance sheet and profit and loss account which is to be ~~laid before~~laid before a General Meeting of the Company (including every document required by the Act to be annexed thereto) together with a copy of every report of the Auditors relating thereto and of the Directors’ report shall not less than fourteen days before the date of the Meeting be sent to every Member of, and every holder of debentures (if any) of, the Company and to every other person who is entitled to receive notices from the Company under the provisions of the Act or ~~of~~under these Articles~~:~~. Provided, however, that this Article shall not require a copy of these documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of a share in the Company or the several persons entitled thereto in consequence of the death or bankruptcy of ~~the~~a holder or otherwise but any Member to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office.
AUDITORS

Appointment
of Auditors.
     142. Auditors shall be appointed and their duties regulated in accordance with the provisions of the Act. Every Auditor of the Company shall have a right of access at all times to the accounting and other records of the Company and shall make his report as required by the Act.

Validity of acts
of Auditors in
spite of some
formal defect.
     143. Subject to the provisions of the Act, all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment.

Auditors’ right
to receive
notices of and
attend at
General
Meetings.
     144. The Auditors shall be entitled to attend any General Meeting and to receive all notices and other communications relating to any General Meeting to which any Member is entitled and to be heard at any General Meeting on any part of the business of the Meeting which concerns them as Auditors.
NOTICES

Service of
notice.
     145. (a) Any notice may be given by the Company to any Member in any of the following ways: —

(i) by delivering the notice personally to him; ~~or~~

(ii) by sending it by prepaid mail to him at his registered address in Singapore or where such address is outside Singapore by prepaid ~~air- mail~~airmail; ~~or~~

(iii) by sending a ~~cable or telex, or~~ telefax containing the text of the notice to him at his registered ~~address~~fax number in Singapore or where such ~~address~~fax number is outside Singapore to such

~~address~~fax number or to any other address as might have been previously notified by the Member concerned to the Company; or

(iv) by sending an electronic communication containing the text of the notice in the manner provided in the Act.

      (b) Any notice or other communication served under any of the provisions of these Articles on or by the Company or any officer of the Company may be tested or verified by ~~telex or~~ telefax or telephone or such other manner as may be convenient in the circumstances but the Company and its officers are under no obligation ~~so~~ to test or verify any such notice or communication.

Service of
notices in
respect of joint
holders.
     146. All notices and documents (including a share certificate) with respect to any shares to which persons are jointly entitled shall be given to whichever of such persons is named first on the Register and notice so given shall be sufficient notice to all the holders of such shares.

Members shall
be served at
registered
address.
     147. Any Member with a registered address shall be entitled to have served upon him at such address any notice to which he is entitled under these Articles.

Service of
notices after
death etc. on a
Member.
     148. A person entitled to a share in consequence of the death or bankruptcy of a Member or otherwise upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also an address for the service of notice, shall be entitled to have served upon him at such address any notice or document to which the Member but for his death or bankruptcy or otherwise would be entitled and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the registered address of any member in pursuance of these Articles shall (notwithstanding that such Member be then dead or bankrupt or otherwise not entitled to such share and whether or not the Company have notice of the same) be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder.

When service
effected.
     149. (a) Any notice given in conformity with Article 145 shall be deemed to have been given at any of the following times as may be appropriate: —

(i) when it is delivered personally to the Member, at the time when it is so delivered;

(ii) when it is sent by prepaid mail to an address in Singapore or by prepaid airmail to an address outside Singapore, on the day following that on which the notice was put into the post; or

(iii) when the notice is sent by ~~cable or telex, or~~ telefax or electronic communication on the day it is so sent or transmitted.
      (b) In proving such service ~~or sending~~of notice, it shall be sufficient to prove that the letter containing the notice or document was properly addressed and put into the post ~~office~~ as a prepaid letter or airmail letter as the case may be or that ~~a telex or~~the telefax or the electronic communication was properly addressed and transmitted ~~or that a cable was properly addressed and handed to the relevant authority for despatch~~in the manner provided in the Act.

Signature on
notice.
     150. Any notice on behalf of the Company or of the Directors shall be deemed effectual if it purports to bear the signature of the Secretary or other duly authorised officer of the Company, whether such signature is printed or written.

Day of service
not counted.
     151. When a given number of days’ notice or notice extending over any other period is required to be given the day of service shall, unless it is otherwise provided or required by these Articles or by the Act, not be counted in such number of days or period.

Notice of
General
Meeting.
     152. (a) Notice of every General Meeting be given in manner hereinbefore authorised to: —

(i) every Member;

(ii) every person entitled to a share in consequence of the death or bankruptcy or otherwise of a Member who but for the same would be entitled to receive notice of the Meeting; and

(iii) the Auditor for the time being of the Company.
      (b) No other person shall be entitled to receive notices of General Meetings.

Notice of
meetings of
Directors or any
committee of
Directors.
     153. The provisions of Articles 145, 149, 150 and 151 shall apply mutatis mutandis to notices of meetings of Directors or any committee of Directors.
WINDING UP

Distribution of
assets in specie.
     154. If the Company is wound up (whether the liquidation is voluntary, under supervision, or by the Court) the Liquidator may, with the authority of a Special Resolution, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds and may for such purpose set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The Liquidator may, with the like authority, vest the whole or any part of the assets in trustees upon such trusts for the benefit of Members as the Liquidator with the like authority thinks fit and the liquidation of the Company may be closed and the Company dissolved but so that no Member shall be compelled to accept any shares or other securities in respect of which there is a liability.
INDEMNITY

Indemnity of
Directors and
officers.
     155. Subject to the provisions of and so far as may be permitted by the Act and every other Act for the time being in force concerning companies and affecting the Company, every Director, Auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties (including, without limitation, where he serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise) or in relation thereto including any liability by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court. Without prejudice to the generality of the foregoing, no Director, Manager, Secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, wilful default, breach of duty or breach of trust.

SECRECY

Secrecy.
     156. No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trade or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interest of the Members of the Company to communicate to the public save as may be authorised by law.

ANNEX C
FLEXTRONICS INTERNATIONAL LTD.
2001 EQUITY INCENTIVE PLAN
As Adopted August 13, 2001 and amended through October 4, 2006
      1.     Purpose. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through grants of Awards. Capitalized terms not defined in the text are defined in Section 21.
      2.     Shares Subject to the Plan.
      2.1     Number of Shares Available. Subject to Sections 2.2 and 15, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 32,000,000 Shares, plus shares that are subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award. In addition, any authorized shares not issued or subject to outstanding grants under the Company’s 1993 Share Option Plan, 1997 Interim Option Plan, 1998 Interim Option Plan, 1999 Interim Option Plan, ASIC International, Inc. Non-Qualified Stock Option Plan, Wave Optics, Inc. 1997 Share Option Plan, Wave Optics, Inc. 2000 Share Option Plan, Chatham Technologies, Inc. Stock Option Plan, Chatham Technologies, Inc. 1997 Stock Option Plan, IEC Holdings Limited 1997 Share Option Scheme, Palo Alto Products International Private Ltd 1996 Share Option Plan, The DII Group, Inc. 1994 Stock Incentive Plan, The DII Group, Inc. 1993 Stock Option Plan, Orbit Semiconductor, Inc. 1994 Stock Incentive Plan, Telcom Global Solutions Holdings, Inc. 2000 Equity Incentive Plan, Telcom Global Solutions, Inc. 2000 Stock Option Plan, KMOS Semi-Customs, Inc. 1989 Stock Option Plan, and KMOS Semi-Customs, Inc. 1990 Non-Qualified Stock Option Plan, (each a “Prior Plan” and collectively, the “Prior Plans”) and any shares subject to outstanding grants that are forfeited and/or that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the Prior Plans, but will be available for grant and issuance under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan. No more than 30,000,000 Shares shall be issued as ISOs and no more than 10,000,000 Shares shall be issued as Stock Bonuses.
      2.2     Adjustment of Shares. Should any change be made to the Shares issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any Participant may be granted Awards under the terms of the Plan or that may be granted generally under the terms of the Plan, (iii) the number and/or class of securities and price per Share in effect under each Award outstanding under Sections 5, 7, and 20, and (iv) the number and /or class of securities for which automatic Option grants are to be subsequently made to newly elected or continuing Outside Directors under Section 7. Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Awards, provided, however, that (i) fractions of a Share will not be issued but will be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, as determined by the Committee. The adjustments determined by the Committee shall be final, binding and conclusive. The repricing, replacement or regranting of any previously granted Award, through cancellation or by lowering the Exercise Price or Purchase Price of such Award, shall be prohibited unless the shareholders of the Company first approve such repricing, replacement or regranting.
      3.     Eligibility. All Awards may be granted to employees, officers and directors of the Company or any Parent or Subsidiary of the Company. No person will be eligible to receive more than 4,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder; provided, however, that no Outside

Director will be eligible to receive more than 100,000 Shares, in the aggregate, in any calendar year under this Plan pursuant to the grant of Awards hereunder. A person may be granted more than one Award under this Plan.
      4.     Administration.
      4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) determine whether an Award has been earned; and

(k) make all other determinations necessary or advisable for the administration of this Plan.
      4.2     Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.
      5.     Options. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:
      5.1     Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and, except as otherwise required by the terms of Section 7 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.
      5.2     Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option

Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.
      5.3     Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that (i) no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of shares or stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted and (ii) no Option granted to a person who is not an employee of the Company or any Parent or Subsidiary of the Company on the date of grant of that Option will be exercisable after the expiration of five (5) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
      5.4     Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 6 of this Plan.
      5.5     Method of Exercise.
      (a) Options may be exercised only by delivery to the Company (or as the Company may direct) of a written stock option exercise agreement (the “Exercise Agreement”) (in the case of a written Exercise Agreement, in the form approved by the Board or the Committee, which need not be the same for each Participant), in each case stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.
      (b) A written Exercise Agreement may be communicated electronically through the use of such security device (including, without limitation, any logon identifier, password, personal identification number, smartcard, digital certificate, digital signature, encryption device, electronic key, and/or other code or any access procedure incorporating any one or more of the foregoing) as may be designated by the Board or the Committee for use in conjunction with the Plan from time to time (“Security Device”), or via an electronic page, site, or environment designated by the Company which is accessible only through the use of such Security Device, and such written Exercise Agreement shall thereby be deemed to have been sent by the designated holder of such Security Device. The Company (or its agent) may accept and act upon any written Exercise Agreement issued and/or transmitted through the use of the Participant’s Security Device (whether actually authorized by the Participant or not) as his authentic and duly authorized Exercise Agreement and the Company (or its agent) may treat such Exercise Agreement as valid and binding on the Participant notwithstanding any error, fraud, forgery, lack of clarity or misunderstanding in the terms of such Exercise Agreement. All written Exercise Agreements issued and/or transmitted through the use of the Participant’s Security Device (whether actually authorized by the Participant or not) are irrevocable and binding on the Participant upon transmission to the Company (or as the Company may direct) and the Company (or its agent) shall be entitled to effect, perform or process such Exercise Agreement without the Participant’s further consent and without further reference to the Participant.
      (c) The Company’s records of the Exercise Agreements (whether delivered or communicated electronically or in printed form), and its record of any transactions maintained by any relevant person authorized by the Company relating to or connected with the Plan, whether stored in audio, electronic, printed or other form, shall be binding and conclusive on the Participant and shall be conclusive evidence of such Exercise Agreements and/or transactions. All such records shall be admissible in evidence and, in the case of a written Exercise Agreement which has been communicated electronically, the Participant shall not challenge or dispute the admissibility, reliability, accuracy or the authenticity of the contents of such records merely on the basis that such records were incorporated and/or set out in electronic form or were produced by or are the output of a computer system, and the Participant waives any of his rights (if any) to so object.
      5.6     Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond three (3) months after the Termination Date shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond twelve (12) months after the Termination Date when the Termination is for Participant’s Disability, shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) If the Participant is terminated for Cause, then the Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee (but in any event, no later than the expiration date of the Options).
      5.7     Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.
      5.8     Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed US$100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds US$100,000, then the Options for the first US$100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of US$100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
      5.9     Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, and provided further that the exercise period of any Option may not in any event be extended beyond the periods specified in Section 5.3. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.
      5.10     No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
      6.     Payment for Share Purchases.

      6.1     Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by waiver of compensation due or accrued to the Participant for services rendered;

(c) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s Shares exists:

(i) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(ii) through a “margin” commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(d) conversion of a convertible note issued by the Company, the terms of which provide that it is convertible into Shares issuable pursuant to the Plan (with the principal amount and any accrued interest being converted and credited dollar for dollar to the payment of the Exercise Price); or

(e) by any combination of the foregoing.
      7.     Automatic Grants to Outside Directors.
      7.1     Types of Options and Shares. Options granted under this Plan and subject to this Section 7 shall be NQSOs.
      7.2     Eligibility. Options subject to this Section 7 shall be granted only to Outside Directors. In no event, however, may any Outside Director be granted any Options under this Section 7 if such grant is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Outside Director is resident under the relevant securities laws of that jurisdiction.
      7.3     Initial Grant. Each Outside Director who first becomes a member of the Board after the Effective Date will automatically be granted an Option for 25,000 Shares (an “Initial Grant”) on the date such Outside Director first becomes a member of the Board. Each Outside Director who became a member of the Board on or prior to the Effective Date and who did not receive a prior option grant (under this Plan or otherwise and from the Company or any of its corporate predecessors) will receive an Initial Grant on the Effective Date.
      7.4     Succeeding Grant. Immediately following each Annual General Meeting of shareholders of the Company, each Outside Director will automatically be granted an Option for 12,500 Shares (a “Succeeding Grant”), provided, that the Outside Director is a member of the Board immediately following such Annual General Meeting.
      7.5     Vesting and Exercisability. The date an Outside Director receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the “Start Date” for such Option.

(a) Initial Grant. Each Initial Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Initial Grant, and thereafter as to 1/48 of the Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company.

(b) Succeeding Grant. Each Succeeding Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Succeeding Grant, and thereafter as to

1/48 of the Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company. No Options granted to an Outside Director will be exercisable after the expiration of five (5) years from the date the Option is granted to such Outside Director. If the Outside Director is Terminated, the Outside Director may exercise such Outside Director’s Options only to the extent that such Options would have been exercisable upon the Termination Date for such period as set forth in Section 5.6. Notwithstanding any provision to the contrary, in the event of a Corporate Transaction described in Section 15.1, the vesting of all Options granted to Outside Directors pursuant to this Section 7 will accelerate and such Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three (3) months of the consummation of said event. Any Options not exercised within such three-month period shall expire. Notwithstanding any provision to the contrary, in the event of a Hostile Take-Over, the Outside Director shall have a thirty-day period in which to surrender to the Company each option held by him or her under this Plan for a period of at least six (6) months. The Outside Director shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the Shares at the time subject to the surrendered Option (whether or not the Option is otherwise at the time exercisable for those Shares) over (ii) the aggregate Exercise Price payable for such Shares. Such cash distribution shall be paid within five (5) days following the surrender of the Option to the Company. Neither the approval of the Committee nor the consent of the Board shall be required in connection with such option surrender and cash distribution. The Shares subject to each Option surrendered in connection with the Hostile Take-Over shall NOT be available for subsequent issuance under the Plan.

      7.6     Exercise Price. The Exercise Price of an Option pursuant to an Initial Grant and Succeeding Grant shall be the Fair Market Value of the Shares, at the time that the Option is granted.
      8.     Withholding Taxes.
      8.1     Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.
      8.2     Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion, and subject to compliance with all applicable laws and regulations, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.
      9.     Transferability.
      9.1     Except as otherwise provided in this Section 9, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards. Notwithstanding the foregoing, (i) Participants may transfer or assign their Options to Family Members through a gift or a domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable instrument evidencing the grant of an Option so provide, Participants who reside outside of the United States and Singapore may assign their Options to a financial institution outside of the United States and Singapore that has been approved by the Committee, in accordance with the terms of the applicable instrument, subject to Code regulations providing that any transfer of an ISO may cause such ISO to become a NQSO. The Participant shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Committee shall have the discretion to adopt such rules as it deems necessary to ensure that any assignment is in compliance with all applicable laws.
      9.2     All Awards other than NQSO’s. All Awards other than NQSO’s shall be exercisable: (i) during the Participant’s lifetime, only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees.
      9.3     NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” as defined below, (ii) by a transferee that is permitted pursuant to clause (ii) of Section 9.2, for such period as may be authorized by the terms of the applicable instrument evidencing the grant of the applicable Option, or by the Committee, and (iii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means any transfer of an interest in such NQSO by gift or domestic relations order effected by the Participant during the Participant’s lifetime. A permitted transfer shall not include any transfer for value; provided that the following shall be permitted transfers and shall not be considered to be transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.
      10.     Privileges of Stock Ownership. No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.
      11.     Certificates. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.
      12.     Exchange and Buyout of Awards. The Committee may, at any time or from time to time and subject to compliance with all applicable laws and regulations, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time and subject to compliance with all applicable laws and regulations buy from a Participant an Award previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant may agree.
      13.     Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
      14.     No Obligation to Employ. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.
      15.     Corporate Transactions.
      15.1     Assumption or Replacement of Awards by Successor. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a “Corporate Transaction”), each Option which is at the time outstanding under this Plan shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of Shares at the time subject to such Option and may be exercised for all or any portion of such Shares. However, subject to the specific terms of a Participant’s Award Agreement, an outstanding Option under this Plan shall not so accelerate if and to the extent: (i) such Option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable Option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the Option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Option or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of the Option grant. The determination of Option comparability under clause (i) above shall be made by the Committee, and its determination shall be final, binding and conclusive.
      15.2     Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 15 or other specific terms of a Participant’s Award Agreement, in the event of the occurrence of any Corporate Transaction described in Section 15.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.
      15.3     Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise of any such Option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing Option, such new Option may be granted with a similarly adjusted Exercise Price.
      16.     Adoption and Shareholder Approval. This Plan will become effective on the date on which the Board adopts the Plan (the “Effective Date”). This Plan shall be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial shareholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the shareholders of the Company; (c) in the event that initial shareholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled; and (d) in the event that shareholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled.
      17.     Term of Plan/ Governing Law. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of shareholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.
      18.     Amendment or Termination Of Plan. The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, (i) no such amendment or modification shall adversely affect rights and obligations with respect to Options at the time outstanding under the Plan, unless the Participant consents to such amendment, and (ii) the automatic grants to Outside Directors pursuant to Section 7 may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the Board may not, without the approval of the Company’s shareholders, amend the Plan to (i) materially increase the maximum number of Shares issuable under the Plan or the number of Shares for which Options may be granted per newly-elected or continuing Outside Director or the maximum number of Shares for which any one individual participating in the Plan may be granted Options, (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to Participants. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval.
      19.     Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
      20.     Stock Bonuses. A Stock Bonus is a grant of Shares by the Company to an individual who has satisfied the terms and conditions set by the Committee on the making of such grant. The Committee will determine to whom a grant may be made, the number of Shares that may be granted, the restrictions to the making of such grant, and all other terms and conditions of the Stock Bonus. The conditions to grant may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out by the Committee. Grants of Stock Bonuses may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Stock Bonus, the Committee shall: (a) determine the nature, length and starting date of any Performance Period that may be a condition precedent to grant of a Stock Bonus; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the grant of any Stock Bonus, the Committee shall determine the extent to which such Stock Bonus has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and having different performance goals and other criteria.
      21.     Definitions. As used in this Plan, the following terms will have the following meanings:
      “Award” means any Options or shares from Stock Bonuses granted under this Plan.
      “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.
      “Board” means the Board of Directors of the Company.

      “Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company or (c) a failure to materially perform the customary duties of the employee’s employment.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Committee” means the Compensation Committee of the Board.
      “Company” means Flextronics International Ltd. or any successor corporation.
      “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.
      “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(a) if such Shares are then quoted on the Nasdaq National Market, the closing price of such Shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

(b) if such Shares are publicly traded and are then listed on a national securities exchange, the closing price of such Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal;

(c) if such Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(d) if none of the foregoing is applicable, by the Committee in good faith.
      “Family Member” includes any of the following:

(a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b) any person (other than a tenant or employee) sharing the Participant’s household;

(c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.
      “Hostile Take-Over” means a change in ownership of the Company effected through the following transaction:

(a) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept, and

(b) the acceptance of more than fifty percent (50%) of the securities so acquired in such tender or exchange offer from holders other than Insiders.

      “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Shares are subject to Section 16 of the Exchange Act.
      “Option” means an award of an option to purchase Shares pursuant to Sections 5 and 7.
      “Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.
      “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.
      “Participant” means a person who receives an Award under this Plan.
      “Performance Factors” means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

(a) Net revenue and/or net revenue growth;

(b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

(c) Operating income and/or operating income growth;

(d) Net income and/or net income growth;

(e) Earnings per share and/or earnings per share growth;

(f) Total stockholder return and/or total stockholder return growth;

(g) Return on equity;

(h) Operating cash flow return on income;

(i) Adjusted operating cash flow return on income;

(j) Economic value added; and

(k) Individual confidential business objectives.
      “Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Awards.
      “Plan” means this Flextronics International Ltd. 2001 Equity Incentive Plan, as amended from time to time.
      “SEC” means the Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Shares” means ordinary shares of no par value each in the capital of the Company reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15, and any successor security.
      “Stock Bonus” means an award of Shares pursuant to Section 20.
      “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.
      “Take-Over Price” means the greater of (a) the Fair Market Value per Share on the date the particular Option to purchase Shares is surrendered to the Company in connection with a Hostile Take-Over or (b) the highest reported price per Share paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered Option is an ISO, the Take-Over Price shall not exceed the clause (a) price per Share.

      “Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer or director to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Stock Option Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

[Form of Proxy Card]
FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned being a member of Flextronics International Ltd. (the “Company”) hereby appoints Thomas J. Smach or failing whom Christopher Collier or failing whom the Chairman of the Annual General Meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of the Company owned by the undersigned, at the 2006 Annual General Meeting of Shareholders of the Company to be held on October 4, 2006, or at any adjournment thereof.
This Proxy Card, when properly executed and returned in a timely manner, will be voted at the Annual General Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted FOR the Board of Director nominees (Proposals No. 1 and 2), FOR Proposals No. 3 through 10 and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly come before the 2006 Annual General Meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND
RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF
THE MEETING IN THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE

[Reverse Side]
☑ please mark votes as in this example.
     The Board of Directors unanimously recommends a vote FOR the Board nominees (Proposals No. 1 and 2) and FOR Proposals No. 3 through 10. This Proxy Card, when properly executed, will be voted as specified below. This Proxy Card will be voted FOR the Board nominees (Proposals No. 1 and 2) and FOR Proposals No. 3 through 10 if no specification is made.

1a.	Re-election of Mr. Michael E. Marks as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

1b.	Re-election of Mr. Richard Sharp as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2a.	Re-election of Mr. H. Raymond Bingham as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2b.	Re-election of Mr. Michael McNamara as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2c.	Re-election of Mr. Rockwell A. Schnabel as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2d.	Re-election of Mr. Ajay B. Shah as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.	To re-appoint Deloitte & Touche LLP, upon the recommendation of the Audit Committee, as independent auditors of the Company for the fiscal year ending March 31, 2007 and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix their remuneration.

FOR	AGAINST	ABSTAIN
☐	☐	☐
4.	To approve the authorization for the Directors of the Company to allot and issue ordinary shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐
5.	To approve the authorization for the Company to provide director cash compensation and additional cash compensation for the Chairman of the Audit Committee (if appointed) and for committee participation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	To approve the Company’s Amended and Restated Articles of Association.

FOR	AGAINST	ABSTAIN
☐	☐	☐
7.	To approve the renewal of the Share Purchase Mandate relating to acquisitions by the Company of its own issued ordinary shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐
8.	To approve an amendment to the Company’s 2001 Equity Incentive Plan to eliminate the two million share sub-limit on issued and outstanding share bonus awards.

FOR	AGAINST	ABSTAIN
☐	☐	☐
9.	To approve an amendment to the Company’s 2001 Equity Incentive Plan providing that the automatic option grant to non-employee directors of 12,500 options following each Annual General Meeting will not be pro-rated based on the service of the director during the prior 12 months.

FOR	AGAINST	ABSTAIN
☐	☐	☐
10.	To approve an amendment to the Company’s 2001 Equity Incentive Plan to increase the number of shares reserved for issuance by 5,000,000 ordinary shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.
Signature:
Date: